As filed with the Securities and Exchange Commission on February 8 , 2018

Registration No. 333- 216588

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVOS INC

(Exact name of registrant as specified in its charter)

Delaware	2810	80-0138937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

719 Jadwin Avenue,

Richland, WA 99352

(509) 736-4000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Dr. Michael Korenko, Chief Executive Officer

Vivos Inc

719 Jadwin Avenue,

Richland , WA 99352

(509) 736-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group, a Professional Corporation 600 W. Broadway, Suite 700 San Diego, CA 92101 619-272-7050	Ralph V. De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street, NW #700 Washington, DC 20001 202-778-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common stock, $0.001 par value per share	$6,9000,000.00	$859.05
Warrants to purchase shares of common stock (2)(3)	-	-
Shares of common stock issuable upon exercise of warrants (4)	$8,625,000.00	1,073.81
Underwriter unit purchase option
Shares of common stock included in Underwriter unit purchase option	$660,000	82.17
Shares of common stock issuable upon exercise of warrants included in Underwriter unit purchase option	825,000.00	102.71
Total	$17,010,000.00	$2,117.75	(5)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (“Securities Act”).

(2)	Represents warrants to purchase a number of shares of common stock equal to 100% of the common stock sold in this offering at an exercise price of 125% of the public offering price of the shares of common stock.

(3)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants.

(4)	Pursuant to Rule 416, there is also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(5)	$1,159 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 8 , 2018

PRELIMINARY PROSPECTUS

VIVOS INC

[______] Shares of Common Stock

and

Warrants to Purchase up to [_______] Shares of Common Stock

We are offering (i) [____] shares of common stock and (ii) warrants to purchase up to [______] shares of common stock. Each share of common stock we sell will be accompanied by a warrant to purchase up to [__] share[s] of common stock. The warrants are exercisable immediately at an exercise price per share equal to 125% of the public offering price per share of common stock in this offering, and expire five years from the date of issuance. The common stock and warrants are immediately separable but can only be purchased together in this offering.

Our common stock is quoted on the OTC PINK Marketplace under the symbol “RDGL.” We intend to apply to list our common stock on a national securities exchange, such as the NASDAQ Capital Market or the NYSE American, LLC under the symbol “RDGL,” although no assurances can be given that such listing will be achieved in a timely manner or at all. There is no established public trading market for the warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system.

On February 8 , 2018, the closing price for our common stock, as quoted on the OTC Pink Marketplace, was $0.06 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

	Per Share	Per Warrant	Total
Public Offering Price	$	$	$

Underwriting discount (1)(2)	$	$	$

Offering Proceeds, Before Expenses	$	$	$

(1)	The public offering price and underwriting discount correspond to an assumed public offering price per share of $[___] and an assumed public offering price per full warrant of $0.001.

(2)	We have also agreed to issue to the underwriter warrants to purchase common shares in an amount equal to 10% of the aggregate number of shares sold in this offering and to reimburse the underwriter for certain of their expenses. Please see “Underwriting” for a complete description of the compensation payable to the underwriter.

We have granted the underwriter an option to purchase up to an additional [___] shares of common stock and/or warrants to purchase up to an aggregate of shares of common stock, in any combinations thereof, to cover over-allotments, if any. The underwriter can exercise this option at any time within 45 days after the date of this prospectus.

The report of our independent auditors contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock and the warrants against payment on or about [______], 2018.

VIEWTRADE SECURITIES, INC.

The date of this prospectus is [______], 2018.

-i-

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any prospectus supplement or free writing prospectus authorized by us. To the extent the information contained in this prospectus differs or varies from the information contained in any document filed prior to the date of this prospectus and incorporated by reference, the information in this prospectus will control. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is accurate only as of the date it is presented. You should read this prospectus, and any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering, in their entirety before investing in our securities.

We are offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities offered by this prospectus in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains company names, product names, trade names, trademarks and service marks of Vivos Inc and other organizations, all of which are the property of their respective owners. We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our name, logo and website names and addresses are our service marks or trademarks. Although we have applied for a trademark covering “Vivos Inc,” the application is currently pending; to date, RadioGel™ is currently our only registered trademark. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We anticipate affecting a reverse split of our authorized, and issued and outstanding shares of common stock prior to consummation of the offering at a ratio of one-for-fifty (the “Reverse Split”), pending review and acceptance of the Reverse Split from the Financial Industry Regulatory Authority (“FINRA”). Unless otherwise specifically indicated, reference to shares of common stock in this prospectus is pre-Reverse Split, and does not reflect the one-for-fifty adjustment that will occur as a result of the Reverse Split. See also “Risk Factors” beginning on page 7.

-ii-

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our securities. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business Summary

We are a development stage radiation oncology medical device company engaged in the development of our yttrium-90 based brachytherapy device, RadioGel™ , for the treatment of non-resectable tumors. A prominent team of radiochemists, scientists and engineers, collaborating with strategic partners, including national laboratories, universities and private corporations, lead our development efforts. Unless the context otherwise requires, the words “Vivos Inc,” “Vivos,” “we,” “the Company,” “us” and “our” refer to Vivos Inc, a Delaware corporation.

Our current focus is on the development of our RadioGel™ device candidate, including obtaining approval from the Food and Drug Administration (“FDA”) to market and sell RadioGel™ as a Class II medical device. RadioGel™ is an injectable particle-gel for brachytherapy radiation treatment of cancerous tumors in people and animals. RadioGel™ is comprised of a hydrogel, or a substance that is liquid at room temperature and then gels when reaching body temperature after injection into a tumor. In the gel are small, one micron, yttrium-90 phosphate particles (“Y-90”). Once injected, these inert particles are locked in place inside the tumor by the gel, delivering a very high local radiation dose. The radiation is beta, consisting of high-speed electrons. These electrons only travel a short distance so the device can deliver high radiation to the tumor with minimal dose to the surrounding tissue. Optimally, patients can go home immediately following treatment without the risk of radiation exposure to family members. Since Y-90 has a half-life of 2.7 days, the radioactively drops to 5% of its original value after ten days.

RadioGel™ incorporates patented technology developed for Battelle Memorial Institute (“Battelle”) at Pacific Northwest National Laboratory, a leading research institute for government and commercial customers. Battelle has granted us an exclusive license to patents covering the manufacturing, processing and applications of RadioGel™ (the “Battelle License”). Other intellectual property protection for RadioGel™ includes proprietary production processes and trademark protection in 17 countries. We plan to continue efforts to develop new refinements on the production process, and the product and application hardware, as a basis for future patents.

We are working towards obtaining approval from the FDA to market and sell RadioGel™ as a Class II medical device. We first requested FDA approval of RadioGel™ in June 2013, at which time the FDA classified RadioGel™ as a medical device. The Company then followed with a 510(k) submission which the FDA responded, in turn, with a request for a physician letter of substantial equivalence and a reformatted 510(k) summary, which the Company provided in January 2014. In February 2014, the FDA ruled the device as not substantially equivalent due to a lack of a predicate device and it was therefore classified as a Class III device. Class III devices are generally the highest risk devices and are therefore subject to the highest level of regulatory review, control and oversight. Class III devices must typically be approved by FDA before they are marketed. Class II devices represent lower risk devices than Class III and require fewer regulatory controls to provide reasonable assurance of the device’s safety and effectiveness. In contrast, Class I devices are deemed to be lower risk than Class II or III, and are therefore subject to the least regulatory controls.

We are currently developing test plans to address issues raised by the FDA in connection with our previous submissions regarding RadioGel™, including developing specific test plans and specific indication of use. We intend to request that the FDA grant approval to re-apply for de novo classification of RadioGel™, which would reclassify the device from a Class III device to a Class II device, further simplifying the path to FDA approval. In the event the FDA denies our application and subsequently determines during the de novo review that RadioGel™ cannot be classified as a Class I or Class I1 device, we will then need to submit a pre-market approval application to obtain the necessary regulatory approval as a Class III device. See also Business – Regulatory History for a discussion regarding the Company’s application for FDA approval of RadioGel™.

Our IsoPet Solutions division was established in May 2016 to focus on the veterinary oncology market, namely engagement of university veterinarian hospitals to develop the detailed therapy procedures to treat animal tumors and ultimately use of the technology in private clinics. In January 2018, we received notification from the FDA that the Center for Veterinary Medicine Product Classification Group ruled that RadioGel™ is classified as a device for animal therapy of feline sarcomas and canine soft tissue sarcomas, which is the most common type of cancer in animals. In addition, the FDA also reviewed and approved our label, which is a requirement for any device used in animals.

We have worked with four different university veterinarian hospitals on RadioGel™ testing and therapy. Colorado State University demonstrated the procedures and the CT and PET-CT imaging of RadioGel. Washington State University treated four cats for feline sarcoma. They concluded that the product was safe and effective in killing cancer cells. A contract was signed with University of Missouri to treat canine sarcomas and equine sarcoids starting early in 2019. The safety review at UC Davis is almost completed. They will be treating prostate and liver cancer in dogs in 2019.

These animal therapies will focus on creating labels that describe the procedures in detail as a guide to future veterinarians. The labels will be voluntarily submitted to the FDA for review. They will then be used as data for future FDA applications in the medical sector and as key intellectual property for licensing to private veterinary clinics.

We anticipate that future profit will be derived from direct sales of RadioGel™ and related services, and from licensing to private medical and veterinary clinics in the U.S. and internationally.

Exchange Listing and Reverse Stock Split

On June 26, 2017, our board of directors (the “Board”) approved the Reverse Split at an exchange ratio of between one-for-ten and one-for-fifty, with our Board retaining the discretion as to whether to implement the Reverse Split and which exchange ratio to implement. The Reverse Split is intended to allow us to meet the minimum share price requirement of a national securities exchange, such as the Nasdaq Capital Market or the NYSE American, LLC. On February 5, 2018, our Board determined that, following the effectiveness of the registration statement, of which this prospectus is a part, and prior to the closing of this offering, we will affect the Reverse Split at a ratio of one-for-fifty.

Risk Factors

Our business is subject to substantial risk. Please carefully consider the section titled “Risk Factors” on page 7 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the securities offered by this prospectus. These risks include, among others:

●	we are a development stage company with no current revenues, and limited experience developing medical devices, including those intended for use in the radiation oncology field, which makes it difficult to assess our future viability;

●	we depend heavily on the success of RadioGel™, and we cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, RadioGel™, or any other future product candidates;

●	failures or delays in the commencement or business plan could delay, prevent or limit our ability to generate revenue and continue our business;
●	we face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain significant market penetration or improve our results of operations;

●	if we are unable to adequately protect our proprietary technology, or obtain and maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which would have a material adverse impact on our business, results of operations, financial condition and prospects; and

●	we have incurred significant net losses since inception and we will continue to incur substantial operating losses for the foreseeable future.

Corporate Information

Vivos Inc was incorporated under the laws of Delaware on December 23, 1994 as Savage Mountain Sports Corporation (“SMSC”). On September 6, 2006, we changed our corporate name to Advanced Medical Isotope Corporation, and on December 29, 2017, we changed our corporate name once again to Vivos Inc Our principal executive offices are located at 719 Jadwin Avenue, Richland, Washington 99352, and our telephone number is (509) 736-4000. Our website address is www.radiogel.com. The information contained on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Common stock we are offering	[___] shares of our common stock.

Common stock outstanding immediately after this offering	[______] shares (assuming no exercise of the warrants offered hereby).

Warrants we are offering	Warrants to purchase up to [_______] shares of common stock. Each share of common stock sold in this offering will be accompanied by a warrant to purchase [__] share[s] of our common stock, at an exercise price per share equal to 125% of the public offering price of our common stock in this offering. The warrants will be immediately exercisable, and may be exercised for a period of five years following the date of issuance.

Over-allotment option

We have granted the underwriters an option for a period of up to 45 days from the date of this prospectus to purchase up to an additional [_____] shares of common stock and/or warrants to purchase up to an aggregate of shares of common stock, in any combinations thereof, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions.

Because the warrants are not listed on a national securities exchange or other nationally recognized trading market, the underwriters will be unable to satisfy any overallotment of shares and warrants without exercising the underwriters’ overallotment option with respect to the warrants. As a result, the underwriters will exercise their overallotment option for all of the warrants which are over-allotted, if any, at the time of the initial offering of the shares and the warrants. However, because our common stock is publicly traded, the underwriters may satisfy some or all of the overallotment of shares of our common stock, if any, by purchasing shares in the open market and will have no obligation to exercise the overallotment option with respect to our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the estimated offering expenses payable by us, will be approximately $[___] million, excluding any proceeds we may receive upon exercise of the warrants, if any. We intend to use the net proceeds of this offering for research and development, primarily related to obtaining FDA approval for RadioGel™ as a Class II medical device, ordinary course working capital needs and other general corporate purposes. See “Use of Proceeds” beginning on page 19 for a more complete description of the intended use of proceeds from this offering.

Reverse Stock Split	We intend to affect the Reverse Split of our authorized and issued and outstanding shares of common stock prior to consummation of the offering at a ratio of one-for-fifty, pending review and acceptance of the Reverse Split from the Financial Industry Regulatory Authority (“FINRA”). Unless otherwise specifically stated, each reference to shares of common stock in this prospectus is pre-Reverse Split, and does not reflect the one-for-fifty adjustment anticipated as a result of the Reverse Split.

Risk factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

OTC PINK symbol	“RDGL.”

Proposed Listing	We intend to list our common stock on a national securities exchange, such as the NASDAQ Capital Market or the NYSE American, LLC, under the symbol “RDGL.” No assurances can be given that we will be successful.

The number of shares of our common stock to be outstanding after this offering is based on 65,695,213 shares of our common stock outstanding as of January 31, 2018, prior to giving effect to the Reverse Split. The number of shares outstanding excludes the following, in each case as of such date, before giving effect to the Reverse Split:

●	1,097,623 shares of common stock issuable upon the exercise of stock options outstanding as of January 31, 2018, at a weighted average exercise price of $1.14 per share;

●	304,201 shares of common stock issuable upon the exercise of warrants outstanding as of January 31, 2018, at a weighted average exercise price of $2.63 per share;

●	18,155,788 shares of common stock issuable upon conversion of convertible promissory notes outstanding as of January 31, 2018;

●	37,786,2 3 0 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock (“Series A Preferred”) as of January 31, 2018; and

●	[____] shares of common stock issuable upon exercise of warrants to be issued in connection with this offering, and [____] shares of common stock issuable to the underwriter in connection with this offering.

Except as otherwise indicated, all information in this prospectus assumes: (i) no exercise of the outstanding options and warrants or the conversion of any outstanding convertible promissory notes or shares of Series A Preferred into common shares described above; and (ii) no exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data presented below is derived from our unaudited financial statements for the quarters ended September 30, 2017 and 2016 and our audited financial statements for the years ended December 31, 2016 and 2015 included elsewhere in this prospectus. The following summary consolidated financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period. The summary financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

	Three months ended September 30,		Year ended December 31,
	2017	2016	2016	2015
Consulting Revenues	$-	$4,054	$8,108	$24,108

Operating expenses
Cost of materials	-	-	-	474
Sales and marketing expenses	52,620	65,995	284,138	-
Depreciation and amortization expense	-	738	2,947	5,672
Professional fees	211,954	265,497	2,068,796	741,375
Stock based compensation	24,283	27,427	675,324	80,635
Payroll expenses	436,319	160,500	652,877	679,259
Research and development	-	-	328,026	149,650
Loan fees	-	8,664	-	-
General and administrative expenses	66,973	137,593	432,470	408,306
Total operating expenses	961,799	666,414	4,444,578	2,065,371

Operating loss	(961,799)	(666,414)	(4,436,470)	(2,041,263)

Non-operating income (expense):
Interest expense	(527,188)	(85,830)	(6,259,467)	(3,196,153)
Net gain (loss) on settlement of debt	-	(111,328)	3,108,342	3,562,067
Loss on sale of stock	-	(54,561)
Net gain (loss) on debt extinguishment	(369,428)	-
Net gain (loss) on derivative liability	9	762,151	(2,244,353)	7,887,025
Grant income			21,010	21,010
Loss on impaired assets	-	-	(43,957)	-
Non-operating income (expense), net	(896,607)	510,432)	(5,418,425)	8,273,949

Income (loss) before Income Taxes	(1,858,406)	(155,982)	(9,854,895)	6,232,686

Income tax provision	-	-	-	-

Net income (loss)	$(1,858,406)	(155,982)	$(9,854,895)	$6,232,686

Earnings (loss) per common share	$(0.04)	(0.01)	$(0.46)	$0.34

Weighted average number of common shares outstanding	52,471,896	19,999,985	21,497,069	18,505,467

(1)	See Note 2 to our audited consolidated financial statements for an explanation of the method used to calculate basic and diluted net loss per common share and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data(1):	At September 30, 2017		At December 31, 2016
	Actual	Pro Forma (2)
Cash and cash equivalents	$22,110		$27,889
Total assets	29,546		41,996
Accounts payable and accrued expenses	794,627		1,137,086
Related party accounts payable	71,297		109,718
Accrued interest payable	319,372		114,755
Payroll liabilities payable	44,441		499,502
Convertible notes payable, net	1,959,276		544,508
Derivative liability	-		324,532
Related party promissory note	383,771		332,195
Total stockholders’ equity (deficit)	(3,543,238)		(13,020,300)

(1)	The as adjusted balance sheet data gives effect to the assumed sale and issuance by us of [______] shares of common stock warrants to purchase up to [______] shares of our common stock in this offering, at an assumed public offering price of $[__] per share and assumed public offering price of $[__] per warrant, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us assuming no value is attributed to the warrants, and the warrants are accounted for and classified as equity.

(2)	Each $0.10 increase (decrease) in the assumed public offering price of $[__ ] per share of common stock would increase (decrease) each of our as adjusted cash and cash equivalents, total assets and total stockholders’ equity (deficit) by approximately $[__], assuming the public offering price per warrant remains at $[__] and we sell the maximum amount of common stock and warrants set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

RISKS ASSOCIATED WITH THE COMPANY’S BUSINESS

Our independent registered public accounting firms’ reports on its financial statements questions our ability to continue as a going concern.

Our independent registered public accounting firms’ reports on our financial statements for the years ended December 31, 2016 and 2015 express doubt about our ability to continue as a going concern. The reports include an explanatory paragraph stating that we suffered recurring losses, used significant cash in support of our operating activities and, based on our current operating levels, require additional capital or significant restructuring to sustain our operation for the foreseeable future. There is no assurance that we will be able to obtain sufficient additional capital to continue our operations and to alleviate doubt about our ability to continue as a going concern. If we obtain additional financing, such funds may not be available on favorable terms and likely would entail considerable dilution to existing shareholders. Any debt financing, if available, may involve restrictive covenants that restrict our ability to conduct our business. It is extremely remote that we could obtain any financing on any basis that did not result in considerable dilution for shareholders. Inclusion of a “going concern qualification” in the report of our independent accountants or in any future report may have a negative impact on our ability to obtain debt or equity financing and may adversely impact its stock price.

A combination of our current financial condition and the FDA’s determinations to date regarding our brachytherapy products raise material concerns about ability to continue as a going concern.

We will not be able to continue as a going concern unless we obtain financing. Depending upon the amount of financing, if any, we are able to obtain, we may not receive adequate funds to continue the approval process for RadioGelTM or other brachytherapy products with the FDA.

We have generated operating losses since inception, which are expected to continue, and have increasing cash requirements, which we may be unable to satisfy.

We have generated material operating losses since inception. We had an accumulated deficit of $61,663,407 as of September 30, 2017, including a net loss of $3,793,967 and $10,144,168 for the nine months ended September 30, 2017 and 2016, respectively, and an accumulated deficit of $57,869,440 as of December 31, 2016, including a net loss of $9,854,895 for the year ended December 31, 2016 and a net income of $6,232,686 for the year ended December 31, 2015. Historically, we have relied upon investor funds to maintain our operations and develop our business. We anticipate raising additional capital within the next twelve months from investors for working capital and to execute our business plans, although we can provide no assurance that additional investor funds will be available on terms acceptable to us. If we are unable to obtain additional financing to meet our working capital requirements, we may have to cease operations.

We require at least $1.5 million per year to maintain current operating activities. Over the next 12-24 months, we believe it will cost approximately $5 million to $10 million to fund: (1) the FDA approval process and initial deployment of the brachytherapy products and (2) initiate regulatory approval processes outside of the United States. The continued deployment of the brachytherapy products and a worldwide regulatory approval effort will require additional resources and personnel. The principal variables in the timing and amount of spending for the brachytherapy products in the next 12-24 months will be the FDA’s classification of our brachytherapy products as Class II or Class III devices (or otherwise) and any requirements for additional studies which may possibly include clinical studies. Thereafter, the principal variables in the amount of our spending and our financing requirements would be the timing of any approvals and the nature of our arrangements with third parties for manufacturing, sales, distribution and licensing of those products and the products’ success in the U.S. and elsewhere. We intend to fund our activities through strategic transactions such as licensing and partnership agreements or additional capital raises.

The recent economic events, including the inherent instability and volatility in global capital markets, as well as the lack of liquidity in the capital markets, could impact our ability to obtain financing and our ability to execute our business plan.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

We have a limited operating history upon which one can base an evaluation of our business and prospects. As a company in the development stage, there are substantial risks, uncertainties, expenses and difficulties to which our business is subject. To address these risks and uncertainties, we must do the following:

●	successfully develop and execute the business strategy;

●	respond to competitive developments; and

●	attract, integrate, retain and motivate qualified personnel.

There is no assurance that we will achieve or maintain profitable operations or that we will obtain or maintain adequate working capital to meet our obligations as they become due. We cannot be certain that our business strategy will be successfully developed and implemented or that we will successfully address the risks that face our business. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Our new products are regulated and require appropriate clearances and approvals to be marketed in the U.S. and globally.

There is no assurance the FDA or other global regulatory authorities will grant us permission to market our brachytherapy Y-90 RadioGelTM device.

We have been working with the FDA to obtain clearance for our brachytherapy Y-90 RadioGelTM device, but no assurances have been received. On December 23, 2014, we announced that we submitted a de novo to the FDA for marketing clearance for our patented Y-90 RadioGelTM device pursuant to Section 513(f)(2) of the U.S. Food, Drug and Cosmetic Act (the “Act”). In June 2015, the FDA notified us that the de novo was not granted. In February 2014, the FDA found the same device under Section 510(k) of the Act not substantially equivalent, and concluded that the device is classified by statute as a Class III medical device, unless the device is reclassified. We are seeking reclassification of the product to Class II. If we are successful in seeking reconsideration of our de novo application, as a regulatory matter, the device could be on an easier and faster path to market in the United States. However, there would still be the requirements to complete the in vitro and in vivo testing, and then some human clinical trials. That testing date is submitted in a de novo pre-market application and if accepted we could then go to market. As a practical matter, we would still need to secure funding and commercial arrangements before marketing could commence. If the de novo is declined and if we obtain funding to permit us to continue operations, we will explore steps toward seeking approval for the device as a Class III medical device. Generally, the time period and cost of seeking approval as a Class III medical device is materially greater than the time period and cost of seeking approval as a Class II medical device. If we seek approval as a Class III device, human clinical trials will be necessary. Generally, human trials for Class III products are larger, of longer duration and costlier than those for Class II devices. If human clinical trials are necessary, there will be additional cost and time to reach marketing clearance or approval. Unless we obtain sufficient funding, we will be unable to do the foregoing activities. There can be no assurance that the product will be approved as either a Class II or Class III device by the FDA even if additional data is provided. There can be no assurance that we will receive FDA approval, or if we do , the timing thereof.

If we are successful in increasing the size of our organization, we may experience difficulties in managing growth.

We are a small organization with a minimal number of employees. If we are successful, we may experience a period of significant expansion in headcount, facilities, infrastructure and overhead and further expansion may be required to address potential growth and market opportunities. Any such future growth will impose significant added responsibilities on members of management, including the need to improve our operational and financial systems and to identify, recruit, maintain and integrate additional managers. Our future financial performance and our ability to compete effectively will depend, in part, on the ability to manage any future growth effectively.

Our business is dependent upon the continued services of our Chief Executive Officer, Michael Korenko. Should we lose the services of Mr. Korenko, our operations will be negatively impacted.

Our business is dependent upon the expertise of our Chief Executive Officer, Michael Korenko. Mr. Korenko is essential to our operations. Accordingly, an investor must rely on Mr. Korenko’s management decisions and his willingness to continue as the Company’s Chief Executive Officer. We do not maintain key man insurance on Mr. Korenko’s life. The loss of the services of Mr. Korenko would have a material adverse effect upon our business.

We are heavily dependent on consultants for many of the services necessary to continue operations. The loss of any of these consultants could have a material adverse effect on our business, results of operations and financial condition.

Our success is heavily dependent on the continued active participation of certain consultants and collaborating scientists. Certain key employees and consultants have no written employment contracts. Loss of the services of any one or more of our consultants could have a material adverse effect upon our business, results of operations and financial condition.

If we are unable to hire and retain additional qualified personnel, the business and financial condition may suffer.

Our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain highly qualified technical, scientific, regulatory and managerial employees, consultants and advisors. Competition for qualified personnel among pharmaceutical and biotechnology companies is intense, and an inability to attract and motivate additional highly skilled personnel required for the expansion of our activities, or the loss of any such persons, could have a material adverse effect on our business, results of operations and financial condition.

Our revenues have historically been derived from sales made to a small number of customers. We have discontinued prior operations related to our core business. To succeed, we will need to recommence our operations and achieve sales to a materially larger number of customers.

During 2014, we ceased all previous manufacturing and sales activities. Our sales for the nine months ended September 30, 2017 and year ended December 31, 2016 and 2015 consisted of consulting revenue only. Our consulting revenues for the nine months ended September 30, 2017 and years ended December 31, 2016 and 2015 were made to one customer, and those sales constituted 100% of total revenues for those years. At such time as we re-commence active operations, no assurances can be given that we will be successful in commercializing our products or expanding the number of customers purchasing our products and services.

Many of our competitors have greater resources and experience than we have.

Many of our competitors have greater financial resources, longer history, broader experience, greater name recognition, and more substantial operations than hawse have , and they represent substantial long-term competition for us. Our competitors may be able to devote more financial and human resources than we can towards research, new product development, regulatory approvals, and marketing and sales. Our competitors may develop or market products that are viewed by customers as more effective or more economical than our products. There is no assurance that we will be able to compete effectively against current and future competitors, and such competitive pressures may adversely affect our business and results of operations.

Our future revenues depend upon acceptance of our current and future products in the markets in which we compete.

Our future revenues depend upon receipt of financing, regulatory approval and the successful production, marketing, and sales of the various isotopes we might market in the future. The rate and level of market acceptance of each of these products, if any, may vary depending on the perception by physicians and other members of the healthcare community of their safety and efficacy as compared to that of any competing products; the clinical outcomes of any patients treated; the effectiveness of our sales and marketing efforts in the United States, Europe, Far East, Middle East, and Russia; any unfavorable publicity concerning our products or similar products; the price of our products relative to other products or competing treatments; any decrease in current reimbursement rates from the Centers for Medicare and Medicaid Services or third-party payers; regulatory developments related to the manufacture or continued use of our products; availability of sufficient supplies to either purchase or manufacture our products; our ability to produce sufficient quantities of our products; and the ability of physicians to properly utilize our products and avoid excessive levels of radiation to patients. Any material adverse developments with respect to the commercialization of any such products may adversely affect revenues and may cause us to continue to incur losses in the future.

In the future, we will rely heavily on a limited number of suppliers.

Some of the products we might market and components thereof are currently available only from a limited number of suppliers, several of which are international suppliers. Failure to obtain deliveries from these sources could have a material adverse effect on our ability to operate.

We may incur material losses and costs as a result of product liability claims that may be brought against us.

We face an inherent business risk of exposure to product liability claims in the event that products supplied by us fail to perform as expected or such products result, or are alleged to result, in bodily injury. Any such claims may also result in adverse publicity, which could damage our reputation by raising questions about the safety and efficacy of our products, and could interfere with our efforts to market our products. A successful product liability claim against us in excess of our available insurance coverage or established reserves may have a material adverse effect on our business. Although we currently maintain liability insurance in amounts we believes are commercially reasonable, any product liability we may incur may exceed our insurance coverage.

We are subject to the risk that certain third parties may mishandle our products.

If we market products, we will likely rely on third parties, such as commercial air courier companies, to deliver the products, and on other third parties to package the products in certain specialized packaging forms requested by customers. Thus, we would be subject to the risk that these third parties may mishandle our products , which could result in material adverse effects, particularly given the radioactive nature of some of the products.

Our operations expose us to the risk of material environmental liabilities.

We are subject to potentially material liabilities related to the remediation of environmental hazards and to personal injuries or property damages that may be caused by hazardous substance releases and exposures. We are subject to various federal, state, local and foreign government requirements regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations can impose substantial fines and criminal sanctions for violations, and can require installation of costly equipment or operational changes to limit emissions and/or decrease the likelihood of accidental hazardous substance releases. We expect to incur capital and operating costs to comply with these laws and regulations. In addition, changes in laws, regulations and enforcement of policies, the discovery of previously unknown contamination or new technology or information related to individual sites, or the imposition of new clean-up requirements or remedial techniques may require us to incur costs in the future that would have a negative effect on our financial condition or results of operations. Operational hazards could result in the spread of contamination within our facility and require additional funding to correct.

We are subject to uncertainties regarding reimbursement for use of our products.

Hospitals and freestanding clinics may be less likely to purchase our products if they cannot be assured of receiving favorable reimbursement for treatments using our products from third-party payers, such as Medicare and private health insurance plans. Third-party payers are increasingly challenging the pricing of certain medical services or devices, and there is no assurance that they will reimburse our customers at levels sufficient for us to maintain favorable sales and price levels for our products. There is no uniform policy on reimbursement among third-party payers, and there is no assurance that our products will continue to qualify for reimbursement from all third-party payers or that reimbursement rates will not be reduced. A reduction in or elimination of third-party reimbursement for treatments using our products would likely have a material adverse effect on our revenues.

Our future growth is largely dependent upon our ability to develop new technologies that achieve market acceptance with appropriate margins.

Our business operates in global markets that are characterized by rapidly changing technologies and evolving industry standards. Accordingly, future growth rates depend upon a number of factors, including our ability to (i) identify emerging technological trends in our target end-markets, (ii) develop and maintain competitive products, (iii) enhance our products by adding innovative features that differentiate our products from those of our competitors, and (iv) develop, manufacture and bring products to market quickly and cost-effectively. Our ability to develop new products based on technological innovation can affect our competitive position and requires the investment of significant resources. These development efforts divert resources from other potential investments in our business, and they may not lead to the development of new technologies or products on a timely basis or that meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products may not develop or grow as we currently anticipate . The failure of our technologies or products to gain market acceptance due to more attractive offerings by our competitors could significantly reduce our revenues and adversely affect our competitive standing and prospects.

We may rely on third parties to represent us locally in the marketing and sales of our products in international markets and our revenue may depend on the efforts and results of those third parties.

Our future success may depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties, the collaborator’s strategic interest in our products and our products under development, and the collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the marketing and sales of our products; however, we may not be able to establish or maintain such collaborative arrangements, or if we are able to do so, our collaborators may not be effective in marketing and selling our products. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts and results of such third parties, which may or may not be successful.

We may pursue strategic acquisitions that may have an adverse impact on our business.

Executing our business strategy may involve pursuing and consummating strategic transactions to acquire complementary businesses or technologies. In pursuing these strategic transactions, even if we do not consummate them, or in consummating such transactions and integrating the acquired business or technology, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that any strategic transactions will result in additional revenues or other strategic benefits for our business. We may issue our stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of stock as purchase consideration could dilute the interests of our current stockholders. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing may involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes.

We will need to hire additional qualified accounting personnel in order to remediate a material weakness in our internal control over financial accounting, and we will need to expend any additional resources and efforts that may be necessary to establish and to maintain the effectiveness of our internal control over financial reporting and our disclosure controls and procedures.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. Our management is required to evaluate and disclose its assessment of the effectiveness of our internal control over financial reporting as of each year-end, including disclosing any “material weakness” in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of its assessment, management has determined that there is a material weakness due to the lack of segregation of duties and, due to this material weakness, management concluded that, as of December 31, 2016 and 2015, our internal control over financial reporting was ineffective. This material weakness was first identified in our Form 10-K/A amended annual report for the year ended December 31, 2008. This material weakness has the potential of adversely impacting our financial reporting process and our financial reports. Because of this material weakness, management also concluded that our disclosure controls and procedures were ineffective as of December 31, 2016 and 2015. We need to hire additional qualified accounting personnel in order to resolve this material weakness. We will also need to expend any additional resources and efforts that may be necessary to establish and to maintain the effectiveness of our internal control over financial reporting and disclosure controls and procedures.

We may be unable to make timely license and patent payments.

Patent costs associated with existing and new technology are significant. Existing patent and license fees must be paid for us to maintain rights to certain technology. We would forfeit our exclusive rights to licensed technologies if we failed to pay patent and rights fees in a timely fashion. There is no assurance of sufficient capital to meet ongoing legal costs associated with the patent costs for our technology.

Our patented or other technologies may infringe on other patents, which may expose us to costly litigation.

It is possible that our patented or other technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay licensing fees, defend infringement actions or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us . Patent litigation is costly and time consuming, and we may not have sufficient resources to pursue such litigation. If we do not obtain a license under such patents, if we are found liable for infringement, or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

Protecting our intellectual property is critical to our innovation efforts.

We own or have a license to use several U.S. and foreign patents and patent applications, trademarks and copyrights. Our intellectual property rights may be challenged, invalidated or infringed upon by third parties, or we may be unable to maintain, renew or enter into new licenses of third party proprietary intellectual property on commercially reasonable terms. In some non-U.S. countries, laws affecting intellectual property are uncertain in their application, which can adversely affect the scope or enforceability of our patents and other intellectual property rights. Any of these events or factors could diminish or cause us to lose the competitive advantages associated with our intellectual property, subject us to judgments, penalties and significant litigation costs, or temporarily or permanently disrupt our sales and marketing of the affected products or services.

We may not be able to protect our trade secrets and other unpatented proprietary technology, which could give competitors an advantage.

We rely upon trade secrets and other unpatented proprietary technology. We may not be able to adequately protect our rights with regard to such unpatented proprietary technology, or competitors may independently develop substantially equivalent technology. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information, and as a result our competitors could gain a competitive advantage.

General economic conditions in markets in which we do business can impact the demand for our goods and services. Decreased demand for our products and services could have a negative impact on our financial performance and cash flow.

Demand for our products and services, in part, depends on the general economic conditions affecting the countries and industries in which we do business. A downturn in economic conditions in a country or industry that we serve may adversely affect the demand for our products and services, in turn negatively impacting our operations and financial results. Further, changes in demand for our products and services can magnify the impact of economic cycles on our businesses. Unanticipated contract terminations by current customers can negatively impact operations, financial results and cash flow. Our earnings, cash flow and financial position are exposed to financial market risks worldwide, including interest rate and currency exchange rate fluctuations and exchange rate controls. Fluctuations in domestic and world financial markets could adversely affect interest rates and impact our ability to obtain credit or attract investors.

We are subject to extensive government regulation in jurisdictions around the world in which we do business. Regulations address, among other things, environmental compliance, import/export restrictions, healthcare services, taxes and financial reporting, and those regulations can significantly increase the cost of doing business, which in turn can negatively impact our operations, financial results and cash flow.

If we are successful in developing manufacturing capability, we will be subject to extensive government regulation and intervention both in the U.S. and in all foreign jurisdictions in which we conduct business. Compliance with applicable laws and regulations will result in higher capital expenditures and operating costs, and changes to current regulations with which we comply can necessitate further capital expenditures and increases in operating costs to enable continued compliance. Additionally, from time to time, we may be involved in proceedings under certain of these laws and regulations. Foreign operations are subject to political instabilities, restrictions on funds transfers, import/export restrictions, and currency fluctuation.

Volatility in raw material and energy costs, interruption in ordinary sources of supply, and an inability to recover from unanticipated increases in energy and raw material costs could result in lost sales or could significantly increase the cost of doing business.

Market and economic conditions affecting the costs of raw materials, utilities, energy costs, and infrastructure required to provide for the delivery of our products and services are beyond our control. Any disruption or halt in supplies, or rapid escalations in costs, could adversely affect our ability to manufacture products or to competitively price our products in the marketplace. To date, the ultimate impact of energy costs increases has been mitigated through price increases or offset through improved process efficiencies; however, continuing escalation of energy costs could have a negative impact upon our business and financial performance.

RISKS RELATED TO OUR COMMON STOCK

Our common stock is currently quoted on the OTC Pink Marketplace . Failure to develop or maintain a more active trading market may negatively affect the value of our common stock, may deter some potential investors from purchasing our common stock or other equity securities, and may make it difficult or impossible for stockholders to sell their shares of common stock.

Our average daily volume of shares traded was 223,500 for the period January 1, 2017 through December 31, 2017, and 113,034 and 403,927 for years ended December 31, 2016 and 2015, respectively. Failure to develop or maintain an active trading market may negatively affect the value of our common stock, may make some potential investors unwilling to purchase our common stock or equity securities that are convertible into or exercisable for our common stock, and may make it difficult or impossible for our stockholders to sell their shares of common stock and recover any part of their investment.

Our outstanding securities, the stock or securities that we may become obligated to issue under existing agreements, and certain provisions of those securities, may cause immediate and substantial dilution to existing stockholders and may make it more difficult to raise additional equity capital.

We had 65,695,213 shares of common stock issued and outstanding on January 31, 2018. We also had outstanding on that date derivative securities consisting of options, warrants, shares of preferred stock and convertible notes that if they had been exercised and/or converted in full on January 31, 2018, would have resulted in the issuance of up to 57,343,842 additional shares of common stock. The issuance of shares upon the exercise of options or the conversion of convertible notes may result in substantial dilution to each stockholder by reducing that stockholder’s percentage ownership of our total outstanding common stock. Additionally, we have outstanding notes that if not prepaid by specific dates entitle the holder to convert the principal and accrued interest into common stock at 60% of the lowest trading price during the previous thirty-day trading period of our common stock prior to conversion as provided in the notes. See Note 11 of the footnotes to the Consolidated Financial Statements for the years ended December 31, 2016 and 2015 beginning on page F-34 of this prospectus regarding the equity issuable upon conversion. The issuance of some or all of those warrants and any exercise of those warrants will have the effect of further diluting the percentage ownership of our other stockholders. The existence and terms of these derivative securities and other obligations may make it more difficult for us to raise additional capital through the sale of stock or other equity securities.

Future sales of our common stock, including sales following exercise or conversion of derivative securities, or the perception that such sales may occur, may depress the price of common stock and could encourage short sales.

The sale or availability for sale of substantial amounts of our shares in the public market, including shares issuable upon exercise of options or warrants or upon the conversion of convertible securities, or the perception that such sales may occur, may adversely affect the market price of our common stock. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock.

Our stock price is likely to be volatile.

For the year ended December 31, 2017, the reported low closing price for our common stock was $0.02, and the reported high closing price was $0.18. For the year ended December 31, 2016, the reported low closing price for our common stock was $0.07 per share, and the reported high closing price was $0.96 per share. For the year ended December 31, 2015, the reported low closing price for our common stock was $0.03 per share, and the reported high closing price was $0.49 per share. There is generally significant volatility in the market prices, as well as limited liquidity, of securities of early stage companies, particularly early stage medical product companies. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to: governmental approvals, refusals to approve, regulations or other actions; market acceptance and sales growth of our products; litigation involving us or our industry; developments or disputes concerning our patents or other proprietary rights; changes in the structure of healthcare payment systems; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; investors’ general perception of us; and general economic, industry and market conditions. If any of these events occur, it could cause our stock price to fall, and any of these events may cause our stock price to be volatile.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission ( “SEC” ) has adopted Rule 3a51-1, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and must make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and may cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

As a result of us issuing preferred stock, the rights of holders of our common stock and the value of our common stock may be adversely affected.

Our board of directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of its business, and other terms. We have issued preferred stock that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, and with respect to voting rights. In accordance with that and with the issuance of preferred stock, the common stockholders voting rights have been diluted and it is possible that the rights of holders of the common stock or the value of the common stock have been adversely affected.

We do not expect to pay any dividends on common stock for the foreseeable future.

We have not paid any cash dividends on our common stock to date and do not anticipate we will pay cash dividends on our common stock in the foreseeable future. Accordingly, stockholders must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors that our board deems relevant.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

RISKS RELATED TO THIS OFFERING

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

Because the public offering price per share and related warrant is substantially higher than the book value per share of our common stock, you will incur immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the assumed sale by us of [___] shares of our common stock and warrants to purchase up to [_____] shares of common stock at an assumed public offering price of $[__] per share and assumed public offering price of $[__] per warrant, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, you will suffer immediate and substantial dilution of $[___] per share in the pro forma net tangible book value of the common stock you purchase in this offering, assuming no value is attributed to the warrants, and the warrants are accounted for and classified as equity. To the extent outstanding options, warrants or other derivative securities are ultimately exercised or converted, or if we issue restricted stock to our employees under our 2015 Omnibus Securities and Incentive Plan, there will be further dilution to investors who purchase shares in this offering. In addition, if we issue additional equity securities or derivative securities, investors purchasing shares in this offering will experience additional dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution” on page 22.

We may allocate the net proceeds from this offering in ways that differ from our estimates based on our current plans and assumptions discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section of this prospectus represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section in this prospectus entitled “Use of Proceeds.” You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” on page 19 for additional information.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception that such sales may occur, may adversely impact the price of our common stock, even if there is no relationship between such sales and the performance of our business. As of January 31, 2018, we had 65,695,213 shares of common stock outstanding, as well as outstanding options to purchase an aggregate of 1,097,623 shares of our common stock at a weighted average exercise price of $1.14 per share, up to 18,155,788 shares of common stock issuable upon exercise of outstanding convertible promissory notes, up to 37,786,230 shares of common stock issuable upon conversion of outstanding shares of our preferred stock, and outstanding warrants to purchase up to an aggregate of 304,201 shares of our common stock at a weighted average exercise price of $2.63 per share. The exercise of such outstanding derivative securities may result in further dilution of your investment.

The market price for our shares may decline following the implementation of our Reverse Split.

We plan to effect a reverse split (the “Reverse Split”) of our authorized, and issued and outstanding shares of common stock prior to consummation of the Offering at a ratio of one-for-fifty, pending review and acceptance of the Stock Consolidation from FINRA. No assurances can be given that the Reverse Split will have a long-term positive effect on the market price of our common stock. The market price of our common stock is based on factors that may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price for our post-Reverse Split shares may not rise or remain constant in proportion to the reduction in the number of pre- Reverse Split shares outstanding before the Reverse Split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

There is no public market for the warrants being offered by this prospectus, and we do not anticipate such a market ever developing in the future.

There is no established public trading market for the warrants being offered by this prospectus and we do not intend to have the warrants listed on a national securities exchange or any other recognized trading system in the future. Without an active market, the liquidity of any warrants sold by means of this prospectus will be limited .

The warrants being offered by means of this prospectus may not have any value.

The warrants offered by us in this offering do not confer any rights of ownership of shares of common stock on its holders, such as voting rights or the right to receive dividends, but rather only represent the right to acquire shares of common stock at a fixed price for a limited period of time. In the event that the market price of our common stock does not exceed the exercise price of the warrants sold in this offering during the period when the warrants are exercisable, the warrants may not have any value.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus, including statements regarding our future operating results, financial position and cash flows, our business strategy and plans and our objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “plan,” “target,” “project,” “contemplate,” “predict,” “potential,” “would,” “could,” “should,” “intend” and “expect” or the negative of these terms or other similar expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including those described under sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors and uncertainties may emerge from time to time. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds to us will be approximately $[_____] million, based upon the assumed public offering price of $[__] per share and assumed public offering price of $[__] per warrant, after deducting the estimated underwriting discounts and other estimated offering expenses.

Each $0.10 increase (decrease) in the assumed public offering price of $[__] per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $[__] million, assuming the public offering price per warrant remains at $[___] and we sell the maximum amount of common stock and warrants set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. This information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing. We do not expect that a change in the public offering price or the number of shares of common stock and related warrants by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We intend to use the net proceeds of this offering for research and development, primarily related to obtaining FDA approval for RadioGel™ as a Class II medical device, ordinary course working capital needs and other general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. However, we have no present binding commitments or agreements to enter into any acquisitions or investments. As of September 30, 2017, the Company had convertible promissory notes in the aggregate principal amount of $3,188,081 outstanding (the “Outstanding Notes”), which currently accrue interest at rates of 7.5% to 12% per annum. Approximately $45,000 of the Outstanding Notes are currently past due and payable, and the remaining Outstanding Notes will mature in May 2018. We may use a portion of the net proceeds from the offering to repay the Outstanding Notes, beginning with those that have matured. For a further description of the Outstanding Notes as of September 30, 2017, including applicable interest rates for each of the Outstanding Notes, please see Note 6 to the condensed financial statements for the period ended September 30, 2017, included elsewhere in this prospectus . Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The table below reflects our current planned use of the net proceeds from this offering. Each of these amounts is an estimate only, and is subject to change at any time before or after closing of the offering.

Gross Proceeds
Less Underwriting discounts and Other Offering Expenses
NET OFFERING PROCEEDS
Research, Development
Sales and Marketing
General Corporate Expense
Working Capital

The amounts and timing of our actual expenditure, including expenditure related to sales and marketing and product development will depend on numerous factors, including the status of our product development efforts, our sales and marketing activities, the amount of cash generated or used by our operations, competitive pressures and other factors described under “Risk Factors” in this prospectus. We therefore cannot estimate the amount of net proceeds to be used for the purposes described above. As a result, we may find it necessary or advisable to use the net proceeds for other purposes. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

MARKET FOR OUR COMMON STOCK

Currently, our common stock is quoted on the OTC Pink Marketplace under the symbol “RDGL.” The last closing bid price of our common stock was $0.07 on February 7 , 2018.

The high and low bid prices of our common stock for the periods indicated are set forth below. These prices do not reflect retail mark-up, markdown or commissions. Such OTC Pink quotations reflect inter-dealer prices, without markup, markdown or commissions and, particularly because our common stock is traded infrequently, may not necessarily represent actual transactions or a liquid trading market.

	High	Low

2018
Quarter ending March 31 (through February 7 , 2018)	$0.10	$0.04

2017
Quarter ending December 31	$0.09	$0.02
Quarter ending September 30	$0.11	$0.07
Quarter ended June 30	$0.15	$0.05
Quarter ended March 31	$0.18	$0.10

2016
Quarter ended December 31	$0.24	$0.07
Quarter ended September 30	$0.40	$0.14
Quarter ended June 30	$0.96	$0.20
Quarter ended March 31	$0.96	$0.07

2015
Quarter ended December 31	$0.48	$0.11
Quarter ended September 30	$0.49	$0.05
Quarter ended June 30	$0.19	$0.03
Quarter ended March 31	$0.27	$0.03

Holders

As of January 31, 2018 , we had 65,695,213 shares of common stock, par value $0.001 per share, issued and outstanding held by approximately 341 shareholders of record. Our transfer agent is American Registrar & Transfer Co., 1234 W South Jordan Pkwy Ste B3, South Jordan, UT 84095.

DIVIDENDS

We have not paid any cash dividends on our common stock to date and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of our Board. It is the present intention of our Board to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends on our common stock in the foreseeable future.

DILUTION

If you purchase shares of our common stock and related warrants in this offering, you will experience dilution to the extent of the difference between the public offering price per share of our common stock you pay in this offering and our pro forma as adjusted net tangible book value per share immediately after this offering assuming no value is attributed to the warrants, and the warrants are accounted for and classified as equity. As of September 30, 2017, our net tangible book value (deficit) was approximately $(3.6) million, or approximately $(0.07) per share. Net tangible book value (deficit) is equal to our total assets minus the sum of liabilities and intangible assets. Net tangible book value (deficit) per share is net tangible book value (deficit) divided by the total number of shares of common stock outstanding.

Dilution in pro forma net tangible book value (deficit) per share represents the difference between the amount per share paid by buyers of shares of our common stock in this offering and the pro forma net tangible book value (deficit) per share of our common stock immediately following this offering. After giving effect to the assumed sale by us of [_______] shares of our common stock and warrants to purchase up to [_______] shares of our common stock in this offering at an assumed public offering price of $[__ ] per share and assumed public offering price of $[__] per warrant , and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2017 would have been approximately $[__] million, or approximately $[__] per share. This amount represents an immediate increase in net tangible book value of $[__] per share to existing stockholders and an immediate dilution in net tangible book value of $[__] per share to purchasers of our common stock and related warrants in this offering.

The following table illustrates this dilution on a per share basis .

Assumed public offering price per share			$

Net tangible book value (deficit) per share as of September 30, 2017		$(0.07)

Increase per share attributable to new investors in this offering	$

As adjusted net tangible book value (deficit) per share after this offering			$

Dilution per share to new investors in this offering			$

Each $0.10 increase (decrease) in the assumed public offering price of $[___] per share would increase (decrease) our pro forma net tangible book value by approximately $[___] per share of common stock and the dilution to new investors by approximately $[__] per share, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

The foregoing table and discussion is based on 53,468,563 shares of our common stock outstanding as of September 30, 2017, and excludes the following, in each case as of such date:

●	1,030,829 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $1.18 per share;

●	305,450 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $2.64 per share;

●	19,608,611 shares of common stock issuable upon the conversion of convertible debt;

●	35,838,600 shares of common stock issuable upon the conversion of Series A Preferred; and

●	[__________] shares of common stock issuable upon exercise of warrants to be issued in connection with this offering, and [__________] shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering.

To the extent that any of the outstanding options or warrants to purchase shares of our common stock are exercised, new investors may experience further dilution. In addition, we may issue additional shares of common stock, other equity securities or convertible debt securities in the future, which may cause further dilution to new investors in this offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017 that is derived from our financial information included elsewhere in this prospectus:

●	on an actual basis; and

●	on a pro forma basis giving effect to the assumed sale and issuance by us of [______] shares of common stock warrants to purchase up to [______] shares of our common stock in this offering, at an assumed public offering price of $[__] per share and assumed public offering price of $[__] per warrant , and after deducting the estimated underwriting discounts and estimated offering expenses payable by us assuming no value is attributed to the warrants, and the warrants are accounted for and classified as equity.

	September 30, 2017
	Actual	Pro Forma (1)

Cash and cash equivalent	$22,110	$
Debt:
Accounts payable and accrued expenses	$794,627
Related party accounts payable	71,297
Accrued interest payable	319,372
Payroll liabilities payable	44,441
Convertible notes payable, net	1,959,276
Derivative liability	-
Related party promissory note	383,771
Total debt	3,572,784

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; 20,000,000,000 shares authorized; 53,468,563 shares issued and outstanding, actual;	53,469
Additional paid-in capital	45,155,762
Accumulated deficit	(61,663,407)
Total stockholders’ equity (deficit)	(3,543,238)
Total capitalization	$29,546

Common stock outstanding in the table above excludes the following shares as of September 30, 2017:

●	1,030,829 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $1.18 per share;

●	305,450 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $2.64 per share;

●	19,608,611 shares of common stock issuable upon the conversion of convertible debt;

●	35,838,600 shares of common stock issuable upon the conversion of Series A Preferred; and

●	[__________] shares of common stock issuable upon exercise of warrants to be issued in connection with this offering, [__________] shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting the Company’s financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with the Company’s financial statements and the notes presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of the risk factors set forth above and other factors discussed in this prospectus.

Comparison of the Three Months Ended September 30, 2017 and 2016

The following table sets forth information from our statements of operations for the three months ended September 30, 2017 and 2016.

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Revenues	$-	$-
Operating expenses	961,799	666,414
Operating loss	(961,799)	(666,414)
Non-operating income (expense):
Gain (loss) on derivative liability	9	762,151
Gain (loss) on debt extinguishment	(369,428)	-
Net gain (loss) on settlement of debt	-	(111,328)
Loss on sale of stock	-	(54,561)
Interest expense	(527,188)	(85,830)
Net income (loss)	$(1,858,406)	$(155,982)

Revenue

Revenue was $0 for the three months ended September 30, 2017 and September 30, 2016.

Management does not anticipate that the Company will generate revenue sufficient to sustain operations until such time as the Company secures revenue-generating arrangements with respect to RadioGel™ and/or any of our other brachytherapy technologies.

Operating Expenses

Operating expenses for the three months ended September 30, 2017 and 2016 consists of the following:

	Three months ended September 30, 2017	Three months ended September 30, 2016
Depreciation and amortization expense	$-	$738
Professional fees	211,954	265,497
Restricted stock units granted	169,650	-
Stock options granted	24,283	27,427
Payroll expenses	436,319	160,500
Loan fees	-	8,664
General and administrative expenses	66,973	137,593
Sales and marketing expense	52,620	65,995
	$912,799	$666,414

Operating expenses for the three months ended September 30, 2017 and 2016 was $961,799 and $666,414, respectively. The increase in operating expenses from 2016 to 2017 can be attributed to the increase in payroll expenses from 2016 to 2017 ($160,500 for the three months ended September 30, 2016 versus $436,319 for the three months ended September 30, 2017), attributable to the settlement of prior payroll obligations with the issuance of stock; and the increase in restricted stock units granted from 2016 to 2017 ($169,650 for the three months ended September 30, 2017 versus $0 for the three months ended September 30, 2016). The increase in operating expenses was partially offset by a decrease in sales and marketing expense from 2016 to 2017 ($65,995 for the three months ended September 30, 2016 versus $52,620 for the three months ended September 30, 2017); a decrease in stock options granted from 2016 to 2017 ($27,427 for the three months ended September 30, 2016 versus $24,283 for the three months ended September 30, 2017); a decrease in professional fees from 2016 to 2017 ($265,497 for the three months ended September 30, 2016 versus $212,878 for the three months ended September 30, 2017); and the decrease in general and administrative expense ($146,257 for the three months ended September 30, 2016 versus $66,973 for the three months ended September 30, 2017). The main contributors to the decrease in general and administrative expense was a decrease in loan fees ($0 for the three months ended September 30, 2017 versus $8,663 for the three months ended September 30, 2016); rent ($0 for the three months ended September 30, 2017 versus $4,500 for the three months ended September 30, 2016); and a decrease in research expense ($43,758 for the three months ended September 30, 2017 versus $102,691 for the three months ended September 30, 2016).

Non-Operating Income (Expense)

Non-operating income (expense) for the three months ended September 30, 2017 and 2016 consists of the following:

	Three months ended September 30, 2017	Three months ended September 30, 2016
Interest expense	$(527,188)	$(85,830)
Net gain on sale of assets	-	-
Net gain (loss) on settlement of debt	-	(111,328)
Net gain (loss) on debt extinguishment	(369,428)	-
Loss on sale of stock	-	(54,561)
Gain (loss) on derivative liability	9	762,151
	$(896,607)	$(510,432)

Non-operating income (expense) increased during the three months ended September 30, 2017, when compared to the three months ended September 30, 2016. This increase is primarily due to an increase in interest expense from $85,830 for the three months ended September 30, 2016 to $527,188 for the three months ended September 30, 2017; and an increase in loss on debt extinguishment for the three months ended September 30, 2017 of $369,428 versus $0 for the three months ended September 30, 2016. These increases were offset by a decrease in the gain on derivative liability of $762,151 for the three months ended September 30, 2016 versus a gain of $9 for the three months ended September 30, 2017; and a decrease in loss on settlement of debt for the three months ended September 30, 2017 of $0 versus a loss of $111,328 for the three months ended September 30, 2016.

Net Loss

Our net income (loss) for the three months ended September 30, 2017 and 2016 was $1,858,406 and $155,982 respectively.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The following table sets forth information from our statements of operations for the nine months ended September 30, 2017 and 2016.

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Revenues	$4,054	$8,108

Operating expenses	1,949,739	4,575,904

Operating loss	(1,945,685)	(4,567,796)
Non-operating income (expense)
Interest expense	(1,836,279)	(535,563)
Net gain on sale of assets	2,800	-
Net gain (loss) on settlement of debt	-	(1,877,959)
Net gain (loss) on debt extinguishment	(423,291)	-
Loss on sale of stock	-	(54,561)
Gain (loss) on derivative liability	408,488	(3,108,889)
Net Gain (Loss)	$(3,793,967)	$(10,144,768)

Revenue

Revenue was $4,054 for the nine months ended September 30, 2017, compared to $8,108 for the nine months ended September 30, 2016, a period over period decrease of $4,054. The decrease was a result of a loss of consulting revenue, which was our only source of revenue during the nine months ended September 30, 2016 and 2017. Consulting revenue consists of providing clients with assistance in strategic targetry services, and research into production of radiopharmaceuticals and the operations of radioisotope production facilities. No proprietary information belonging to our Company is shared during the process of this consulting. Consulting services had been our only source of revenue. The Company does not have any current contracts or arrangements for consulting services, and, until such time as the Company secures contracts or arrangements to provide consulting services, the Company does not expect to generate any additional revenue during the fourth quarter of 2017 and beyond.

Management does not anticipate that the Company will generate revenue sufficient to sustain operations until such time as the Company secures revenue-generating arrangements with respect to RadioGel™ and/or any of our other brachytherapy technologies.

Operating Expense

Operating expenses for the nine months ended September 30, 2017 and 2016 consists of the following:

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Depreciation and amortization expense	$-	$2,212
Professional fees	642,101	1,968,084
Restricted stock units granted	169,650	-
Stock options granted	79,582	612,343
Payroll expenses	722,594	492,077
Loan fees	-	603,861
General and administrative expenses	240,469	683,788
Sales and marketing expense	93,870	213,539
	$1,949,739	$4,575,904

Operating expenses for the nine months ended September 30, 2017 and 2016 was $1,949,739 and $4,575,904, respectively. The decrease in operating expenses from 2016 to 2017 can be attributed to the decrease in professional fees expense ($1,968,084 for the nine months ended September 30, 2016 versus $642,101 for the nine months ended September 30, 2017); a decrease in sales and marketing expense from 2016 to 2017 ($213,539 for the nine months ended September 30, 2016 versus $93,870 for the nine months ended September 30, 2017); a decrease in stock options granted from 2016 to 2017 ($612,343 for the nine months ended September 30, 2016 versus $79,582 for the nine months ended September 30, 2017); and the decrease in general and administrative expense ($1,287,649 for the nine months ended September 30, 2016 versus $240,469 for the nine months ended September 30, 2017). The main contributors to the decrease in general and administrative expense was a decrease in loan fees ($603,861 for the nine months ended September 30, 2016 versus $0 for the nine months ended September 30, 2017); rent ($53,500 for the nine months ended September 30, 2016 versus $4,500 for the nine months ended September 30, 2017); repairs and maintenance ($226,655 for the nine months ended September 30, 2016 versus $5,050 for the nine months ended September 30, 2017); and research expense ($309,539 for the nine months ended June 30, 2016 versus $157,168 for the nine months ended September 30, 2017). The decrease in operating expenses was partially offset by an increase in restricted stock units granted (($169,650 for the nine months ended September 30, 2017 versus $0 for the nine months ended September 30, 2016).

Non-Operating Income (Expense)

Non-Operating income (expense) for the nine months ended September 30, 2017 and 2016 consists of the following:

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Interest expense	$(1,836,279)	$(535,563)
Net gain on sale of assets	2,800	-
Net gain (loss) on settlement of debt	-	(1,877,959)
Net gain (loss) on debt extinguishment	(423,291)	-
Loss on sale of stock	-	(54,561)
Gain (loss) on derivative liability	408,488	(3,108,889)
	$(1,848,282)	$(5,576,972)

The Company had non-operating expense of $5,576,972 during the nine months ended September 30, 2016, as compared to non-operating expense of $1,848,282 during the nine months ended September 30, 2017. As shown above, this decrease in non-operating expense is primarily due to a loss on derivative liability of $3,108,889 for the nine months ended September 30, 2016, as compared to a gain of $408,488 during the same period in 2017. The $3,108,889 loss on derivative liability was due to an increase in the Company’s stock price from September 30, 2016 ($0.02) to September 30, 2017 ($0.07) and an increase in preferred shares value which is also used to value derivatives. The Company’s stock price is used in the Black Scholes calculations to compute the derivative liability at the end of the quarter. Additionally, the Company experienced a decrease in non-operating expense due to a loss on settlement of debt of $1,877,959 for the nine months ended September 30, 2016, as compared to a loss on settlement of debt of $0 for the nine months ended September 30, 2017.

Net Gain (Loss)

Our net income (loss) for the nine months ended September 30, 2017 and 2016 was $(3,793,967) and $(10,144,168) respectively.

Comparison for the Year Ended December 31, 2016 and December 31, 2015

The following table sets forth information from the Company’s statements of operations for the years ended December 31, 2016 and 2015.

	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenues	$8,108	$24,108

Operating expense	4,444,578	2,065,371

Operating loss	(4,436,470)	(2,041,263)

Non-operating income (expense)	(5,418,425)	8,273,949

Net income (loss)	$(9,854,895)	$6,232,686

Revenue

Consulting revenue was $8,108 and $24,108 for the years ended December 31, 2016 and 2015, respectively. Consulting revenue consists of the Company providing assistance in strategic targetry services, and research into production of radiophamaceuticals and the operations of radioisotope production facilities.

Operating Expense

Operating expense for the twelve months ended December 31, 2016 and 2015 consists of the following:

	Twelve months ended December 31, 2016	Twelve months ended December 31, 2015
Cost of materials	$-	$474
Sales and marketing expense	284,138	-
Depreciation and amortization expense	2,947	5,672
Professional fees	2,068,796	741,375
Stock options and warrants granted	675,324	80,635
Payroll expense	652,877	679,259
Research and development	328,026	149,650
General and administrative expense	432,470	408,306
	$4,444,578	$2,065,371

Operating expense for the twelve months ended December 31, 2016 and 2015 was $4,444,578 and $2,065,371, respectively. The increase in operating expense from 2015 to 2016 is largely attributable to professional fees ($2,068,796 for the twelve months ended December 31, 2016 versus $741,375 for the twelve months ended December 31, 2015). The increase in professional fees was due to hiring consultants to assist in raising capital to pay off debt and for operating expenses.

The increase in operating expense from 2015 to 2016 can also be attributed to research and development ($328,026 for the twelve months ended December 31, 2016 versus $149,650 for the twelve months ended December 31, 2015), and stock options granted and warrant expense ($675,324 for the twelve months ended December 31, 2016 versus $80,635 for the twelve months ended December 31, 2015).

Non-Operating Income (Expense)

Non-Operating income (expense) for the twelve months ended December 31, 2016 and 2015 consists of the following:

	Twelve months ended December 31, 2016	Twelve months ended December 31, 2015
Interest expense	$(6,259,467)	$(3,196,153)
Net gain (loss) on settlement of debt	3,108,342	3,562,067
Recognized income from grants	21,010	21,010
Gain (loss) on derivative liability	(2,244,353)	7,887,025
Loss on impaired assets	(43,957)	-

	$(5,418,425)	$8,273,949

Non-operating income (expense) for the twelve months ended December 31, 2016 varied from the twelve months ended December 31, 2015 primarily due to the difference in the gain (loss) on derivative liability of $10,131,378 (a $7,887,025 gain on derivative liability in 2015 versus a $2,244,353 loss on derivative liability in 2016). Additionally, there was an increase in interest expense of $3,063,314, attributable to loan fees incurred ($5,098,094 for the twelve months ended December 31, 2016 versus $536,347 for the twelve months ended December 31, 2015).

Income from Grants

On September 1, 2015, the Company received notification that it had been awarded from Washington State University $42,019 grant funds from the sub-award project entitled “Optimized Injectable Radiogels for High-dose Therapy of Non-Resectable Solid Tumors”. The Company received $21,010 of the total grant award in December 2015 and $21,009 of the total grant award in October 2016.

Net Loss

The Company’s net income (loss) for the twelve months ended December 31, 2016 and 2015 was $(9,854,895) and $6,232,686, respectively, as a result of the items described above.

Liquidity and Capital Resources

At September 30, 2017, the Company had negative working capital of $3,543,907, as compared to $4,126,519 at September 30, 2016. During the nine months ended September 30, 2017 the Company experienced negative cash flow from operations of $1,124,282, received $2,800 for investing activities and added $1,115,703 of cash flows from financing activities. As of September 30, 2017, the Company had $0 commitments for capital expenditures.

At December 31, 2016, the Company had negative working capital of $3,022,417, as compared to $9,755,128 at December 31, 2015. During the twelve months ended December 31, 2016, the Company experienced negative cash flow from operations of $1,926,713 and it expended $0 for investing activities while adding $1,775,570 of cash flows from financing activities. As of December 31, 2016, the Company had $0 commitments for capital expenditures.

Cash used in operating activities decreased from $1,645,825 for the nine-month period ending September 30, 2016 to $1,124,282 for the nine-month period ending September 30, 2017. Cash used in operating activities was primarily a result of the Company’s net loss and the non-cash gain (loss) on derivative liability, partially offset by non-cash item amortization of convertible debt discount, and depreciation, included in that net loss and preferred and common stock issued for services and other expenses. The Company had no cash used in investing activities for the nine-month period ended September 30, 2017 and received $2,800 in investing activities for the nine-month period ending September 30, 2017. Cash provided from financing activities decreased from $1,466,808 for the nine-month period ending September 30, 2016 to $1,124,282 for the nine-month period ending September 30, 2017. The decrease in cash provided from financing activities was primarily a result of decrease in proceeds from convertible debt.

Cash used in operating activities increased from $1,193,105 for the twelve-month period ending December 31, 2015 to $1,926,713 for the twelve-month period ending December 31, 2016. Cash used in operating activities was primarily a result of the Company’s non-cash items, such as loss from operations, loss on preferred and common stock and stock options and warrants issued for services and other expenses, offset by the net gain and the gain realized from derivative liabilities and settlement of debt, preferred stock converted to common stock, and the penalties resulting from short term debt. Cash provided from financing activities increased from $1,371,934 for the twelve-month period ending December 31, 2015 to $1,775,570 for the twelve-month period ending December 31, 2016. The increase in cash provided from financing activities was primarily a result of increase in proceeds from related party notes, shareholder advances, and sale of preferred shares.

The Company has generated material operating losses since inception. The Company had a net loss of $3,793,967 for the nine months ended September 30, 2017, and $10,144,168 for the nine months ended September 30, 2016. The Company had a net income of $6,232,686 for the twelve months ended December 31, 2015, and a net loss of $9,854,895 for the twelve months ended December 31, 2016. The Company expects to continue to experience net operating losses. Historically, the Company has relied upon investor funds to maintain its operations and develop the Company’s business. The Company anticipates raising additional capital within the next twelve months from investors for working capital and to execute its business plan , although the Company can provide no assurance that additional investor funds will be available on terms acceptable to the Company. If the Company is unable to obtain additional financing to meet its working capital requirements, it may have to curtail its business.

The Company requires at least $1.5 million per year to maintain current operating activities. Over the next 12-24 months, the Company believes it will cost approximately $5 million to $10 million to fund: (1) the FDA approval process and initial deployment of the brachytherapy products and (2) initiate regulatory approval processes outside of the United States. The continued deployment of the brachytherapy products and a worldwide regulatory approval effort will require additional resources and personnel. The principal variables in the timing and amount of spending for the brachytherapy products in the next 12-24 months will be the FDA’s classification of the Company’s brachytherapy products as Class II or Class III devices (or otherwise) and any requirements for additional studies which may possibly include clinical studies. Thereafter, the principal variables in the amount of the Company’s spending and its financing requirements would be the timing of any approvals and the nature of the Company’s arrangements with third parties for manufacturing, sales, distribution and licensing of those products and the products’ success in the U.S. and elsewhere. The Company intends to fund its activities through strategic transactions such as licensing and partnership agreements or additional capital raises.

Although the Company is seeking the foregoing funding and has engaged in numerous discussions with potential finders , investment bankers and investors with respect to the initial portion thereof, the Company has not received firm commitments for the required funding. Based upon its discussions, the Company anticipates that if the Company is able to obtain the funding required to retire outstanding debt, pay past due payables and maintain its current operating activities that the terms thereof will be materially dilutive to existing shareholders.

The recent economi c events, including the inherent instability and volatility in global capital markets, as well as the lack of liquidity in the capital markets, could impact the Company’s ability to obtain financing and its ability to execute its business plan. The Company believes healthcare institutions will continue to purchase the medical solutions that it distributes.

Contractual Obligations (payments due by period as of September 30, 2017 )

Contractual Obligation	Total Payments Due	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
License Agreement with Battelle Memorial Institute	$85,000	$10,000	$25,000	$25,000	$25,000 per year

Effective March 2012, the Company entered into an exclusive license agreement with Battelle Memorial Institute regarding the use of its patented RadioGel™ technology. This license agreement calls for a $17,500 nonrefundable license fee and a royalty based on a percent of gross sales for licensed products sold; the license agreement also contains a minimum royalty amount to be paid each year starting with 2013.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on the Company’s financial condition, revenues, results of operations, liquidity or capital expenditures.

Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Production equipment with a cost of $2,500 or greater and other fixed assets with a cost of $1,500 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Production equipment:	3 to 7 years
Office equipment:	2 to 5 years
Furniture and fixtures:	2 to 5 years

Leasehold improvements and capital lease assets are amortized over the shorter of the life of the lease or the estimated life of the asset.

Management of the Company reviews the net carrying value of all of its equipment on an asset by asset basis whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. These reviews consider the net realizable value of each asset, as measured in accordance with the preceding paragraph, to determine whether impairment in value has occurred, and the need for any asset impairment write-down.

License Fees

License fees are stated at cost, less accumulated amortization. Amortization of license fees is computed using the straight-line method over the estimated economic useful life of the asset.

The Company periodically reviews the carrying values of capitalized license fees and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Patents and Intellectual Property

The Company had a total $35,482 of capitalized patents and intellectual property costs at December 31, 2015 for the patent rights in the area of a Brachytherapy seed with a Fast-dissolving Matrix for Optimized Delivery of Radionuclides. Effective December 31, 2016 the Company agreed to terminate this non-utilized patent license for which the $35,482 of capitalized patent and intellectual costs applied and therefore the Company wrote off $35,482 of capitalized costs in the twelve months ending December 31, 2016.

While patents are being developed or pending, they are not being amortized. Management has determined that the economic life of the patents to be ten years and amortization, over such 10-year period and on a straight-line basis will begin once the patents have been issued and the Company begins utilization of the patents through production and sales, resulting in revenues.

The Company evaluates the recoverability of intangible assets, including patents and intellectual property on a continual basis. Several factors are used to evaluate intangibles, including, but not limited to, management’s plans for future operations, recent operating results and projected and expected undiscounted future cash flows.

Revenue Recognition

The Company recognized revenue related to product sales when (i) persuasive evidence of the arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue for the fiscal years ended December 31, 2016 and 2015 consisted of consulting revenue. The Company recognizes revenue as consulting services have been performed. Prepayments, if any, received from customers prior to the services being performed are recorded as deferred revenue. In these cases, when the services are performed, the amount recorded as deferred revenue is recognized as revenue. The Company does not accrue for sales returns and other allowances as it has not experienced any returns or other allowances.

Income from Grants and Deferred Income

Government grants are recognized when all conditions of such grants are fulfilled or there is reasonable assurance that they will be fulfilled. The Company has chosen to recognize income from grants as it incurs costs associated with those grants, and until such time as it recognizes the grant as income those funds received will be classified as deferred income on the balance sheet.

Net Income (Loss) Per Share

The Company accounts for its income (loss) per common share by replacing primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings/loss per share is computed by dividing income (loss) available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period, and does not include the impact of any potentially dilutive common stock equivalents. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Research and Development Costs

Research and developments costs, including salaries, research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year computed.

Income Taxes

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

The Company files income tax returns in the U.S. federal jurisdiction, and Delaware.

Interest costs and penalties related to income taxes, if any, will be classified as interest expense and general and administrative costs, respectively, in the Company’s financial statements. For the years ended December 31, 2016 and 2015, the Company did not recognize any interest or penalty expense related to income taxes. The Company believes that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months.

Fair Value of Financial Instruments

The Company adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

-	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

-	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

-	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Stock-Based Compensation

The Company recognizes in the financial statements compensation related to all stock-based awards, including stock options, based on their estimated grant-date fair value. The Company has estimated expected forfeitures and is recognizing compensation expense only for those awards expected to vest. All compensation is recognized by the time the award vests.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from non-employees. Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete. The Company recognizes the fair value of the equity instruments issued that result in an asset or expense being recorded by the company, in the same period(s) and in the same manner, as if the Company has paid cash for the goods or services.

BUSINESS

In September of 2006, the Company began operating as Advanced Medical Isotope Corporation (the “Company”), and in December of 2017, began operating as Vivos In c. The Company’s predecessor was incorporated under the laws of the state of Delaware in 1994.

Our principal place of business is 7 19 Jadwin Avenue, Richland , Washington, 99352 . Our telephone number is (509) 736-4000. Our corporate website address is http://www.isotopeworld.com. Our common stock is currently quoted on the OTC Pink Marketplace under the symbol “ RDGL .”

Overview

The Company is a radiation oncology medical device company engaged in the development of its yttrium-90 based brachytherapy device, RadioGel™, for the treatment of non-resectable tumors. A prominent team of radiochemists, scientists and engineers, collaborating with strategic partners, including national laboratories, universities and private corporations, lead the Company’s development efforts. The Company’s overall vision is to globally empower physicians, medical researchers and patients by providing them with new isotope technologies that offer safe and effective treatments for cancer.

The Company’s current focus is on the development of its RadioGel™ device. RadioGel™ is an injectable particle-gel for brachytherapy radiation treatment of cancerous tumors in people and animals. RadioGel™ is comprised of a hydrogel, or a substance that is liquid at room temperature and then gels when reaching body temperature after injection into a tumor. In the gel are small, one micron, yttrium-90 phosphate particles (“Y-90”). Once injected, these inert particles are locked in place inside the tumor by the gel, delivering a very high local radiation dose. The radiation is beta, consisting of high-speed electrons. These electrons only travel a short distance so the device can deliver high radiation to the tumor with minimal dose to the surrounding tissue. Optimally, patients can go home immediately following treatment without the risk of radiation exposure to family members. Since Y-90 has a half-life of 2.7 days, the radioactively drops to 5% of its original value after ten days.

The Company’s lead brachytherapy products, including RadioGel™, incorporate patented technology developed for Battelle Memorial Institute (“Battelle”) at Pacific Northwest National Laboratory, a leading research institute for government and commercial customers. Battelle has granted the Company an exclusive license to patents covering the manufacturing, processing and applications of RadioGel™ (the “Battelle License”). Other intellectual property protection includes proprietary production processes and trademark protection in 17 countries. The Company plans to continue efforts to develop new refinements on the production process, and the product and application hardware, as a basis for future patents.

Regulatory History

Human Therapy

RadioGel™ has a long regulatory history with the Food and Drug Administration (“FDA”). Initially, the Company submitted a presubmission (Q130140) to obtain FDA feedback about the proposed product. The FDA requested that the Company file a request for designation with the Office of Combination Products (RFD130051), which led to the determination that RadioGel™ is a device for human therapy for nonsectable cancers, which must be reviewed and ultimately regulated by the Center for Devices and Radiological Health (“CDRH”). The Company then submitted a 510(k) notice for RadioGel™ (K133368), which was found Not Substantially Equivalent due to the lack of a suitable predicate, and RadioGel™ was assigned to the Class III product code NAW (microspheres). Class III products or devices are generally the highest risk devices and are therefore subject to the highest level of regulatory review, control and oversight. Class III products or devices must typically be approved by FDA before they are marketed. Class II devices represent lower risk products or devices than Class III and require fewer regulatory controls to provide reasonable assurance of the product’s or device’s safety and effectiveness. In contrast, Class I products and devices are deemed to be lower risk than Class I or II, and are therefore subject to the least regulatory controls.

A presubmission meeting (Q140496) was held with the FDA on June 17, 2014, during which the FDA maintained that RadioGel™ should be considered a Class III device and therefore subject to pre-market approval. On December 29, 2014, the Company submitted a de novo petition for RadioGel™ (DEN140043). The de novo petition was denied by the FDA on June 1, 2015, with the FDA providing numerous comments and questions. On September 29, 2015, the Company submitted a follow-up pre-submission informational meeting request with the FDA (Q151569). At such meeting on November 9, 2015, the FDA indicated acceptance of the Company’s applied dosimetry methods and clarified the FDA’s outstanding questions regarding RadioGel™. The Company has prepared a new pre-submission to obtain FDA feedback on the proposed testing to address the concerns raised by the FDA staff, as well as the suitability of RadioGel™ for de novo reclassification, which was presented to the FDA in a meeting on August 29, 2017. The FDA provided valuable clarification on the remaining pre-clinical testing.

The Company believes that its submission properly takes into account all of the FDA staff’s feedback over the more than three years that the Company has been working to obtain FDA authorization to market RadioGelTM. Of particular importance, the Company has provided corresponding supporting data for proposed future testing to address any remaining questions raised by the FDA. As described in detail in the Company’s pre-submission package, we believe that with these modifications, RadioGel™ is appropriate for de novo reclassification. In addition, in previous FDA submittals, the Company proposed applying RadioGel™ for a very broad range of cancer therapies, referred to as Indication for Use. The FDA requested that the Company reduce its Indications for Use. To comply with that request, the Company expanded its Medical Advisory Board (“MAB”) and engaged doctors from respected hospitals who have evaluated the candidate cancer therapies based on three criteria: (1) potential for FDA approval and successful therapy; (2) notable advantage over current therapies; and (3) probability of wide spread acceptance by the medical community.

The MAB selected eighteen applications for RadioGel™, each of which meet the criteria described above. This large number confirms the wide applicability of the device and defines the path for future business growth. The Company’s application establishes a single Indication for Use - treatment of basal cell and squamous cell skin cancers. We anticipate that this initial application will facilitate each subsequent application for additional Indications for Use , and the testing for many of the subsequent applications could be conducted in parallel, depending on available resources.

In the event the FDA denies the Company’s application for de novo review, and therefore determines that RadioGel™ cannot be classified as a Class I or Class I1 device, the Company will then need to submit a pre-market approval application to obtain the necessary regulatory approval as a Class III device.

Animal Therapy

As noted above, the Office of Combination Products previously classified RadioGelTM as a device for human therapy for non-sectable cancers. However, in January 2018, the Center for Veterinary Medicine Product Classification Group ruled that RadioGelTM should be classified as a device for animal therapy of feline sarcomas and canine soft tissue sarcomas. In addition, the FDA also reviewed and approved our label, which is a requirement for any device used in animals. We expect the result of such classification and label approval is that no additional regulatory approvals are necessary for the use of RadioGelTM for the treatment of skin cancer in animals.

Based on the FDA’s recommendation, RadioGelTM will be marketed as “IsoPet” for use by veterinarians to avoid any confusion between animal and human therapy. The Company already has trademark protection for the “IsoPet” name.

IsoPet Solutions

The Company’s IsoPet Solutions division was established in May 2016 to focus on the veterinary oncology market, namely engagement of university veterinarian hospital to develop the detailed therapy procedures to treat animal tumors and ultimately use of the technology in private clinics. The Company has worked with four different university veterinarian hospitals on RadioGel™ testing and therapy. Colorado State University demonstrated the procedures and the CT and PET-CT imaging of RadioGel. Washington State University treated four cats for feline sarcoma. They concluded that the product was safe and effective in killing cancer cells. A contract was signed with University of Missouri to treat canine sarcomas and equine sarcoids starting early in 2019. The safety review at UC Davis is almost completed. They will be treating prostate and liver cancer in dogs in 2019.

These animal therapies will focus on creating labels that describe the procedures in detail as a guide to future veterinarians. The labels will be voluntarily submitted to the FDA for review. They will then be used as data for future FDA applications in the medical sector and as key intellectual property for licensing to private veterinary clinics.

The Company anticipates that future profit will be derived from direct sales of RadioGel™ (under the name IsoPet™) and related services, and from licensing to private medical and veterinary clinics in the U.S. and internationally.

Financing and Strategy

Research and development of RadioGel™ and other products in the Company’s brachytherapy product line has been funded with proceeds from the sale of equity and debt securities as well as a series of grants. The Company requires funding of approximately $1.5 million annually to maintain current operating activities. Over the next 12 to 24 months, the Company believes it will cost approximately $5.0 million to $10.0 million to fund: (1) the FDA approval process and initial deployment of RadioGel™ and other brachytherapy products, and (2) initiate regulatory approval processes outside of the United States. The continued deployment of RadioGel™ and the Company’s other brachytherapy products and a worldwide regulatory approval effort will require additional resources and personnel. The principal variables in the timing and amount of spending for the brachytherapy products in the next 12 to 24 months will be the FDA’s classification of the Company’s brachytherapy products, including RadioGel™, as Class II or Class III devices (or otherwise) and any requirements for additional studies which may possibly include clinical studies. Thereafter, the principal variables in the amount of the Company’s spending and its financing requirements would be the timing of any approvals and the nature of the Company’s arrangements with third parties for manufacturing, sales, distribution and licensing of those products and the products’ success in the U.S. and elsewhere. The Company intends to fund its activities through strategic transactions such as licensing and partnership agreements or additional capital raises.

Following receipt of required regulatory approvals and financing in the U.S., the Company intends to outsource material aspects of manufacturing, distribution, sales and marketing. Outside of the U.S., the Company intends to pursue licensing arrangements and/or partnerships to facilitate its global commercialization strategy.

In the longer-term, subject to the Company receiving adequate funding, regulatory approval for RadioGel™ and other brachytherapy products, and thereafter being able to successfully commercialize its brachytherapy products, the Company intends to consider resuming research efforts with respect to other products and technologies intended to help improve the diagnosis and treatment of cancer and other illnesses

Based on the Company’s financial history since inception, its auditor has expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company has limited revenue, nominal cash, and has accumulated deficits since inception. If the Company cannot obtain sufficient additional capital, the Company will be required to delay the implementation of its business strategy and may not be able to continue operations.

Product Features

The Company’s RadioGel™ device has the following product features:

●	Beta particles only travel a short distance so the device can deliver high radiation to the tumor with minimal dose to the nearby normal tissues. In medical terms Y-90 beta emitter has a high efficacy rate;

●	Benefitting from the short penetration distance, the patient can go home immediately with no fear of exposure to family members, and there is a greatly reduced radiation risk to the doctor. A simple plastic tube around the syringe, gloves and safety glasses are all that is required. Other gamma emitting products require much more protection;

●	A 2.7-day half-life means that only 5% of the radiation remains after ten days. This is in contrast to the industry-standard gamma irradiation product, which has a half-life of 17 days;

●	The short half-life also means that any medical waste can be stored for thirty days then disposed as normal hospital waste;

●	RadioGel™ can be administered with small diameter needles (27-gauge) so there is minimal damage to the normal tissue. This is in contrast to the injection of metal seeds, which does considerable damage; and

●	After about 120 days the gel resorbs by a normal biological cycle, called the Krebs Cycle. The only remaining evidence of the treatment are phosphate particles so small in diameter that it requires a high-resolution microscope to find them. This is in contrast to permanent presence of metal seeds.

Steps from Production to Therapy

Device Production

During the next two years, the Company intends to outsource material aspects of manufacturing and distribution. As future product volume increases, the Company will reassess its make-buy decision on manufacturing and will analyze the cost/benefit of a centrally located facility.

Production of the Hydrogel

RadioGel™ is manufactured with a proprietary process under ventilated sterile hood by following strict Good Laboratory Practices, or GLP, procedures. It is made in large batches that are frozen for up to three months. When the product is ready to ship, a small quantity of the gel is dissolved in a sterile saline solution. It is then passed through an ultra-fine filter to ensure sterility.

Production of the Yttrium-90 Phosphate Particles

The Y-90 particles are produced with simple ingredients via a proprietary process, again following strict GLP procedures. They are then mixed into a phosphate-buffered saline solution. They can be produced in large batches for several shipments. The number of particles per shipment is determined by the dose prescribed by the doctor.

Shipment

RadioGel™ is shipped in two containers, one with a solution of the gel and the other with a solution of the particles. Before shipment they are subjected to sterility testing, again by strict procedures. The vial with the Y-90 is put through a special radiation calibrator, which measures beta particles. The vials can be shipped via FedEx or UPS by following the proper protocols.

At the User

The user receives the two vials. The solution containing the RadioGel™ is mixed with the solution containing the Y-90 particles. This is then shaken to ensure homogeneity and withdrawn into a syringe. The quantities that are mixed are calculated from the information on the product label.

The specific injection technique depends on the Indication for Use. For small tumors, one centimeter in diameter or less, the cancer is treated with a single injection. For larger tumors, the cancer is treated with a series of small injections from the same syringe.

Principal Markets

The Company is currently pursuing two synergistic business sectors, medical and veterinary, each of which is summarized below.

Medical Sector

Brachytherapy is the use of radiation to destroy cancerous tumors by placing a radiation source inside or next to the treatment area. According to the 2014 MEDraysintell report, the global market for brachytherapy reached $ 680 .0 million in 2013 and is projected to reach $2.4 billion by 2030. It is estimated that the U.S. market represents approximately half of the global market. The Company believes there are significant opportunities in prostate, breast, liver, pancreatic, head and neck cancers. The 2014 U.S. estimated new cases of cancer according to the American Cancer Society are 233,000 prostate, 235,030 breast, 31,190 liver, and 46,420 pancreas.

RadioGel™ is currently fully developed, requiring only FDA approval before commercialization. The Company has been seeking FDA approval of RadioGel™ for almost four years. The principal issue preventing approval is that the Company attempted to obtain regulatory approval for a broad range of Indications for Use, including all non-resectable cancers, without sufficient supporting data.

Building on the FDA’s ruling of RadioGel™ as a device, the Company is currently developing test plans to address issues raised in the Company’s prior FDA submittal regarding RadioGel™. The Company intends to request that the FDA grant approval to re-apply for de novo classification of RadioGel™, which would reclassify the device from a Class III device to a Class II device, and accelerate the regulatory approval path.

After analyzing the Company’s data and the last four years of communication from the FDA, the Company has taken the following steps:

1.	Under new leadership, the Company is implementing all past recommendations from the FDA. The Company intends to narrow the Indications for Use, will provide test plans for FDA review to respond to answer all previous FDA questions, and will request a pre-submission meeting;

2.	Prepare a pre-submission request document and FDA meeting request to obtain feedback on the test plans in order to initiate testing, to present the proposed content for the final application and to request permission to submit a de novo;

3.	Submit an Investigational Device Exemption (“IDE”) to obtain permission to conduct human clinical studies; and

4.	File a de novo or Pre-Market Approval application.

The critical path is the required testing – in vitro, animal testing, and human clinical studies – all of which is resource dependent.

In previous submittals, the Company proposed applying a very broad range of cancer therapies, referred to as Indications for Use, to RadioGel™. The FDA has strongly advised the Company to reduce its Indications for Use. To comply with that request, the Company has expanded its MAB, consisting of Drs. Barry D. Pressman (Chairman), Albert DeNittis and Howard Sandler.

The MAB evaluated the candidate cancer therapies based on three criteria: (i) the potential for FDA approval and successful therapy; (ii) notable advantages of RadioGel™ over current therapies; and (iii) the likelihood that RadioGel™ can be widely accepted by the medical community and profitably commercialized.

The MAB selected eighteen Indications for Use for RadioGel™, each of which meets the above-mentioned criteria. These eighteen Indications for Use are listed below. This large number confirms the wide applicability of the device and defines the path for future growth. The Company intends to apply to the FDA for a single Indication for Use, followed by subsequent applications for additional Indications for Use. The initial application should facilitate each subsequent application, and the testing for many of the subsequent applications could be conducted in parallel, depending on available resources.

● Skin cancer ● Involved lymph nodes ● Bladder ● Liver ● Localized prostate ● Pancreas ● Head and neck (including sino-nasal and oropharyngeal) ● Ocular melanoma	● Non-dendritic brain ● Pediatric cancers – several types ● Rectal ● Gynecological ● Spinal ● Recurrent esophageal ● Breast cancer resection cavity ● Anaplastic thyroid

After thorough review to prioritize indications, the MAB has selected basal cell and squamous cell carcinoma (skin cancers) as the first Indication for Use to be presented to the FDA. According to American Cancer Society, one out of every three new cancers diagnosed in the U.S. is a cancerous skin lesion of this type, representing 5.5 million tumors annually. The MAB believes RadioGel™ will be the preferred treatment in a reasonable number of cases in a very large market.

Veterinary Sector

There are about 150 million pet dogs and cats in the United States. Nearly one-half of dogs and one-third of cats are diagnosed with cancer at some point in their lifetime. The Veterinary Oncology & Hematology Center in Norwalk, Connecticut, reports that cancer is the number one natural cause of death in older cats and dogs, accounting for nearly 50 percent of pet deaths each year. The American Veterinary Medical Association reports that half of the dogs ten years or older will die because of cancer. The National Cancer Institute reports that about six million dogs are diagnosed with cancer each year, translating to more than 16,000 a day. The average cost of treating tumors in dogs using radiation is $5,000 to 7,000, according to petcarerx.com.

The Company’s IsoPet operating division focuses on the veterinary oncology market. Dr. Alice Villalobos, a founding member of the Veterinary Cancer Society and the Chair of our Veterinary Medicine Advisory Board, has been providing guidance to management regarding this market. The Veterinary Medicine Advisory Board gives us recommendations regarding the overall strategy for our animal business sector. Specially, they recommended the university veterinary hospitals for demonstration therapies, the specific cancers to be treated, and have provided business contact information to the private clinics.

Development of the product and application techniques and animal testing is allowed under FDA regulation. Commercial sales of RadioGelTM for animals requires confirmation by the FDA Center for Veterinary Medicine (“CVM”). In January 2018, the Center for Veterinary Medicine Product Classification Group, the entity within the CVM that is responsible for determining the classification of a product, ruled that RadioGelTM should be classified as a device for animal therapy of feline sarcomas and canine soft tissue sarcomas. In addition, the FDA reviewed and approved our label, which is a requirement for any device used in animals. The result of such classification and label approval is that no additional regulatory approvals are necessary for the use of RadioGelTM for the treatment of skin cancer in animals.

The Company currently intends to utilize university veterinary hospitals for therapy development, given that veterinary hospitals offer superior and plentiful veterinarians and students, a large number of animal patients, radioactive material handling licenses, and are respected by private veterinary centers and hospitals.

The Company has worked with four different university veterinarian hospitals on RadioGel™ testing and therapy . Colorado State University demonstrated the procedures and the CT and PET-CT imaging of RadioGel. Washington State University treated four cats for feline sarcoma . They concluded that the product was safe and effective in killing cancer cells. A contract was signed with University of Missouri to treat canine sarcomas and equine sarcoids starting early in 2019. The safety review at UC Davis is almost completed. They will be treating prostate and liver cancer in dogs in 2019.

Pursuant to the terms of the contract with Washington State University, it will be responsible for conducting studies regarding in vivo dosimetry and toxicity of intralesional Y-90 phosphate nanoparticles for the treatment of spontaneous feline and canine sarcomas. The term of the contract is October 1, 2016 through January 31, 2018. The Company provides the university with the RadioGel required to complete the studies, as well as technical support for dosimetry calculations. All payments provided to Washington State University in relation to the contract shall be made by Washington State Life Sciences Discovery Fund pursuant to a grant, and shall not be paid by the Company.

Pursuant to the terms of the contract with the University of Missouri, it will be responsible for conducting studies regarding in vivo dosimetry and toxicity of intralesional Y-90 phosphate nanoparticles for the treatment of soft tissue carcinoma and equine sarcoids. The term of the contract is November 1, 2017 through October 31, 2018. Project costs shall not exceed $74,009, and payments shall be made by the Company to the University of Missouri in the following installments: (i) 60% upon the date that the project commences, (ii) 50% six months thereafter, and (iii) the remaining 10% upon the Company’s receipt of the final report.

The Company is currently in negotiations with University of California Davis, and the parties have not yet entered into a formal contract. Although the Company anticipates that such contract will be executed in the near future, no assurances can be given that the Company will be successful.

Competitors

The Company competes in a market characterized by technological innovation, extensive research efforts, and significant competition.

The pharmaceutical and biotechnology industries are intensely competitive and subject to rapid and significant technological changes. A number of companies are pursuing the development of pharmaceuticals and products that target the same diseases and conditions that our products target. We cannot predict with accuracy the timing or impact of the introduction of potentially competitive products or their possible effect on our sales. Certain potentially competitive products to our products are possibly in various stages of development. Also, there may be many ongoing studies with currently marketed products and other developmental products, which may yield new data that could adversely impact the use of our products in their current and potential future Indications for Use. The introduction of competitive products could significantly reduce our sales, which, in turn would adversely impact our financial and operating results.

There are a wide variety of cancer treatments approved and marketed in the U.S. and globally. General categories of treatment include surgery, chemotherapy, radiation therapy and immunotherapy. These products have a diverse set of success rates and side effects. The Company’s products, including RadioGel™, fall into the brachytherapy treatment category. There are a number of brachytherapy devices currently marketed in the U.S. and globally. The traditional iodine-125 (I-125) and palladium-103 (Pd-103) technologies for brachytherapy are well entrenched with powerful market players controlling the market. The industry-standard I-125-based therapy was developed by Oncura, which is a unit of General Electric Company. Additionally, C.R. Bard, a major industry player competes in the I-125 brachytherapy marketplace. These market competitors are also involved in the distribution of Pd-103 based products. Cs-131 brachytherapy products are sold by IsoRay. Several Y-90 therapies have been FDA approved including SIR-Spheres by Sirtex, TheraSphere by Biocompatibles UK and Zevalin by Spectrum Pharmaceuticals.

Raw Materials

The Company currently subcontracts the manufacturing of RadioGel ™ at IsoTherapeutics. PerkinElmer Inc., the only supplier of Y-90 in the United States, is the sole supplier of the Y-90 used by IsoTherapeutics to manufacture the Company’s RadioGel™ . The Company obtains supplies, hardware, handling equipment and packaging from several different U.S. suppliers.

Customers

The Company anticipates that potential customers for our potential brachytherapy products likely would include those institutions and individuals that currently purchase brachytherapy products or other oncology treatment products.

Government Regulation

The Company’s present and future intended activities in the development, manufacturing and sale of cancer therapy products, including RadioGel™, are subject to extensive laws, regulations, regulatory approvals and guidelines. Within the United States, the Company’s therapeutic radiological devices must comply with the U.S. Federal Food, Drug and Cosmetic Act, which is enforced by FDA. The Company is also required to adhere to applicable FDA Quality System Regulations, also known as the Good Manufacturing Practices, which include extensive record keeping and periodic inspections of manufacturing facilities.

In the United States, the FDA regulates, among other things, new product clearances and approvals to establish the safety and efficacy of these products. We are also subject to other federal and state laws and regulations, including the Occupational Safety and Health Act and the Environmental Protection Act.

The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, record keeping, approval, distribution, use, reporting, advertising and promotion of such products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications, disqualification from sponsoring or conducting clinical investigations, preventing us from entering into government supply contracts, withdrawal of previously approved applications, and criminal prosecution.

In the United States, medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. Most Class I devices are exempt from premarket notification 510(k); most Class II devices require premarket notification 510(k); and most Class III devices require premarket approval. RadioGel™ is currently classified as a Class III device.

Approval of new Class III medical devices is a lengthy procedure and can take a number of years and require the expenditure of significant resources. There is a shorter FDA review and clearance process for Class II medical devices, the premarket notification or 510(k) process, whereby a company can market certain Class II medical devices that can be shown to be substantially equivalent to other legally marketed devices.

It is our intent to apply for a de novo with an anticipated expenditure of $4.0 million over the next three years. This expenditure estimate includes anticipated costs associated with in vitro and in vivo pre-clinical testing, our application for an Investigational Device Exemption, Phase I and Phase II clinical trials and our application for a de novo.

As a registered medical device manufacturer with the FDA, we are subject to inspection to ensure compliance with FDA’s current Good Manufacturing Practices, or cGMP. These regulations require that we and any of our contract manufacturers design, manufacture and service products, and maintain documents in a prescribed manner with respect to manufacturing, testing, distribution, storage, design control, and service activities. Modifications or enhancements that could significantly affect the safety or effectiveness of a device or that constitute a major change to the intended use of the device require a new 510(k) premarket notification for any significant product modification.

The Medical Device Reporting regulation requires that we provide information to the FDA on deaths or serious injuries alleged to be associated with the use of our devices, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. Labeling and promotional activities are regulated by the FDA and, in some circumstances, by the Federal Trade Commission.

As a medical device manufacturer, we are also subject to laws and regulations administered by governmental entities at the federal, state and local levels. For example, our facility is licensed as a medical device manufacturing facility in the State of Washington and is subject to periodic state regulatory inspections. Our customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

In the United States, as a manufacturer of medical devices and devices utilizing radioactive byproduct material , we are subject to extensive regulation by not only federal governmental authorities, such as the FDA and FAA , but also by state and local governmental authorities, such as the Washington State Department of Health, to ensure such devices are safe and effective. In Washington State, the Department of Health, by agreement with the federal Nuclear Regulatory Commission (“NRC”), regulates the possession, use, and disposal of radioactive byproduct material as well as the manufacture of radioactive sealed sources to ensure compliance with state and federal laws and regulations. RadioGel™ constitutes both medical devices and radioactive sealed sources and are subject to these regulations.

Moreover, our use, management, and disposal of certain radioactive substances and wastes are subject to regulation by several federal and state agencies depending on the nature of the substance or waste material. We believe that we are in compliance with all federal and state regulations for this purpose.

Environmental Regulation

Our business does not require us to comply with any extraordinary environmental regulations.

Employees

As of January 31, 2018 , the Company had two full-time personnel. The Company utilizes several independent contractors to assist with its operations. The Company does not have a collective bargaining agreement with any of its personnel, and believes its relations with its personnel are good.

Description of Property

The Company is headquartered in Richland , Washington and maintained a lease at a cost of $1,500 per month from an entity controlled by Carlton M. Cadwell, Chairman of the Company’s Board of Directors and one of the Company’s significant shareholders. This lease initially expired in December 2014, however the Company continued to rent the space on a month-to-month basis through March 31, 2017, when the Company vacated the space.

Legal Proceedings

On March 6, 2015, Robert and Maribeth Myers filed a lawsuit against the Company and BancLeasing, Inc., owner of a linear accelerator and other equipment leased by the Company, in the Superior Court of the State of Washington, in and for Benton County (Case No. 15-2-0054101), asserting various claims related to the Company’s five-year lease of production center space owned by Mr. and Mrs. Myers. The Company subsequently filed counterclaims against Mr. and Mrs. Myers, BancLeasing and Washington Trust Bank, alleging misapplication of lease payments to the principal loan amount for a linear accelerator and other equipment stored on the production center property, as well as certain building improvements made by the Company. During 2016, the Company entered into a Settlement Agreement with Robert and Maribeth Myers, pursuant to which the Company agreed to pay a settlement amount of $438,830 in exchange for the release of all claims related to the matter, which amount was paid by the Company during the year ended December 31, 2016.

In 2016, the Company was awarded in the Superior Court of the State of Washington a total sum of $527,876 against BancLeasing. The Company is pursuing its options for collection of the awarded amount, however there can be no assurance as to any eventual collection.

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s current directors and executive officers are as follows:

NAME	AGE	POSITION
Michael K. Korenko	76	President and Chief Executive Officer , Director
L. Bruce Jolliff	67	Chief Financial Officer
Carlton M. Cadwell	73	Chairman of the Board and Secretary

Term of Office

All of the Company’s directors hold office until the next annual meeting of the stockholders or until their successors is elected and qualified. The Company’s executive officers are appointed by the Company’s board of directors and hold office until their resignation, removal, death or retirement.

Background and Business Experience

The business experience during the past five years of each of the Company’s directors and executive officers is as follows:

Dr. Michael K. Korenko, President and Chief Executive Officer of the Company since December 2016 , and a member of the Board of Directors since August 2017 , joined the Company as an Advisor to the Board of the Company during 2009 and served as member of the Board from May 2009 to March 2010. Dr. Korenko has also served on the Hanford Advisory Board since 2009. Dr. Korenko served as Business Development Manager for Curtiss-Wright from 2006 to 2009, as Chief Operating Officer for Curtiss-Wright from 2000 to 2005 and was Executive Vice President of Closure for Safe Sites of Colorado at Rocky Flats from 1994 to 2000. Dr. Korenko served as Vice President of Westinghouse from 1987 to 1994 and was responsible for the 300 and 400 areas, including the Fast Flux Testing Facility (“FFTF”) and all engineering, safety analysis, and projects for the Hanford site. Dr. Korenko is the author of 28 patents and has received many awards, including the National Energy Resources Organization Research and Development Award, the U.S. Steelworkers Award for Excellence in Promoting Safety, and the Westinghouse Total Quality Award for Performance Manager of the Year. Dr. Korenko has a Doctor of Science from MIT, was a NATO Postdoctoral Fellow at Oxford University, and was selected as a White House Fellow for the Department of Defense, reporting to Secretary Cap Weinberger.

Dr. Korenko brings to the Board over seven years’ experience working with and advising various small businesses, including companies involved in turnarounds. Dr. Korenko has also been involved as an advisor to the Company since 2009 in the development of medical isotopes.

Carlton M. Cadwell, Chairman of the Board and Secretary since December 2016, joined the Company as a director in 2006. Dr. Cadwell brings over 30 years of experience in business management, strategic planning, and implementation. He co-founded Cadwell Laboratories, Inc. in 1979 and has served as its President since its inception. Cadwell Laboratories, Inc. is a major international provider of neurodiagnostic medical devices. After receiving his bachelor’s degree from the University of Oregon in 1966 and a doctoral degree from the University of Washington in 1970, he began his career serving in the United States Army as a dentist for three years. From 1973 to 1980, Dr. Cadwell practiced dentistry in private practice and since has started several businesses.

Mr. Cadwell brings to the Board over ten years of service on the Board and over forty-five years of experience as a successful entrepreneur, as well as medical expertise.

Leonard Bruce Jolliff, the Chief Financial Officer, joined the Company as chief financial officer in 2006. For nine years prior to joining the Company, Mr. Jolliff was a sole practitioner in the role of CFO for Hire and as a Forensic Accountant, working with companies ranging from Fortune 500 to small family operations. Mr. Jolliff is a CPA and a member of the Washington Society of CPAs. He is also a CFE and a member of the Association of Certified Fraud Examiners.

Mr. Jolliff has held CFO and Controller positions in an array of industries and has worked as a CPA in public practice.

Identification of Significant Employees and Consultants

David J. Swanberg, M.S., P.E ., has over 30 years’ experience in radiochemical processing, medical isotope production, nuclear waste management, materials science, regulatory affairs, and project management. He has worked in diverse organizations ranging from small start-up businesses to corporations with multi-billion dollar annual revenues. He previously served as Executive Vice President of Operations for IsoRay Medical Inc. managing day-to-day operations, R&D, and New Product Development. Mr. Swanberg was a co-founder of IsoRay and led the initial Cs-131 brachytherapy seed product development, FDA 510(k) submission/clearance, and NRC Sealed Source review and registration. He led the radiation dosimetry evaluations to meet American Association of Physicists in Medicine guidelines and is a current member of the AAPM. Mr. Swanberg served on the IsoRay Board of Directors and participated in several capital financing rounds totaling over $30.0 million. He holds a BA in Chemistry from Bethel University (MN) and an MS in Chemical Engineering from Montana State University. He has numerous technical publications and holds several patents.

Nigel R. Stevenson, Ph.D., is an expert in the production of medical isotopes. He holds a Ph.D. in Nuclear Physics from the University of London and has directed many corporate innovations for imaging and therapeutic nuclide agents. For the past five years he has served as Chief Operating Officer for Clear Vascular Inc. and was previously Chief Operating Officer of Trace Life Sciences, which produced a range of medical radiochemicals and radiopharmaceuticals. Prior to this, he had been VP Production and Research for Theragenics Corp. and directed operations in Atlanta for the world’s largest cyclotron facility (14 cyclotrons) that produced brachytherapy seeds. Dr. Stevenson was also Head of Isotope Production and Research at TRIUMF (Canadian National Accelerator Laboratory) where he managed the production of medical radioisotopes for MDS Nordion.

Donald A. Ludwig, Ph.D., Dr. Ludwig is an expert in particle accelerator applications in radiation therapy, nuclear medicine and radioisotope production. Since 1988 he has served as an advisor to numerous entities in the field, both domestic and foreign. Among these are the Atomic Energy of Canada, the U. S. Department of Energy Labs at Los Alamos, Berkeley, Fermi, Hanford and Oak Ridge, the Israel Atomic Energy Agency, the Australian Nuclear Science and Technology Organization, the Kurchatov Russian Research Institute in Moscow and the Bhabha Atomic Research Center in Mumbai, India. He holds a Ph.D. from UCLA in Medical Physics as well as an MS in Nuclear Physics from Cal Tech, a BS in Physics from the U. S. Military Academy at West Point and an MBA in Theoretical Marketing from the University of Southern California. Dr. Ludwig works with the Company in relation to Special Projects and Business Development for IsoPet.

Medical and Veterinarian Advisory Boards

Dr. Barry D. Pressman MD, FACR - Chairman Medical Advisory Board. Dr. Pressman is Professor and Chairman of the S. Mark Taper Foundation Imaging Centre and Department, and Chief of the Section of Neuroradiology and Head and Neck Radiology at Cedars-Sinai Medical Center, located in Los Angeles, California.

Dr. Pressman is a past President of The American College of Radiology, the Western Neuroradiological Society, as well as past President of the California Radiological Society. Currently he is a member of the American Society of Neuroradiology and the American Society of Pediatric Neuroradiology.

Dr. Pressman earned his medical degree Cum Laude from Harvard Medical School after graduating Summa Cum Laude from Dartmouth College. After a surgical internship at Harvard’s Peter Bent Brigham Hospital in Boston, he completed a diagnostic radiology residency at Columbia-Presbyterian Medical Center in New York and a Neuroradiology fellowship at George Washington University Hospital. During this period, he wrote many original papers for Computer Tomography(CT).

Dr. Albert S. DeNittis MD, MS, FCPP - Medical Advisory Board. Dr. Albert S. DeNittis is currently is the Chief of Radiation Oncology at Lankenau Medical Center and Clinical Professor at Lankenau Institute for Medical Research in Wynnewood, Pennsylvania and the Director of Radiation Oncology at Brodesseur Cancer Center in New Jersey. He is also the Principal Investigator and in charge of a grant awarded by the NIH for its National Cancer Oncology Research Program (NCORP) at Main Line Health. Dr. DeNittis practice experience includes image-guided radiosurgery, stereotactic body radiation therapy (SBRT), intensity modulated radiation therapy (IMRT), image guided radiation therapy (IGRT), high-dose rate (HDR) brachytherapy, cranial and extracranial stereotactic radiosurgery, respiratory gating, and Cyberknife.

Dr. DeNittis has served on numerous regional, national and government committees related to key issues in Dr. DeNittis earned a BA and a MS at Rutgers University and a MD from the Robert Wood Johnson Medical School at the University of Medicine and Dentistry of New Jersey. He completed postdoctoral training internships and residency at the Department of Radiation Oncology at the Hospital of the University of Pennsylvania. Dr. DeNittis is board certified by the American Board of Radiology and Licensed in New Jersey and Pennsylvania.

Dr. Howard M. Sandler, MD, MS, FASTRO, FASCO - Medical Advisory Board. Dr. Sandler is Ronald H. Bloom Family Chair in Cancer Therapeutics and Professor and Chairman of Radiation Oncology and a member of the Samuel Oschin Cancer Institute, Cedars-Sinai Medical Center, Los Angeles. He received his undergraduate degree, masters in physics and medical degree from the University of Connecticut and completed his training in Radiation Oncology at the University of Pennsylvania. He was recruited to Cedars-Sinai in 2008 from the University of Michigan, where he served as Newman Family Professor of Radiation Oncology. Dr. Sandler’s research interests include prostate and other genitourinary tumors, as well as a broad range of subjects related to radiation oncology. He has served as chairman of the Radiation Therapy Oncology Group — now part of NRG Oncology — Genitourinary Cancer Committee since 1997. He has written nearly 300 peer-reviewed publications primarily on prostate cancer and radiation therapy.

Dr. Alice Villalobos, DVM, FNAP - Chair of the Veterinary Medicine Advisory Board. Dr. Alice Villalobos is a well-known pioneer in the field of cancer care for companion animals and a founding member of the Veterinary Cancer Society. A 1972 graduate of UC Davis, she completed Dr. Gordon Theilen’s first mock residency program in oncology and has served the profession by consulting, writing and lecturing in the rapidly growing field of veterinary oncology and end of life care.

Dr. Alice Villalobos is President Emeritus of the Society for Veterinary Medical Ethics, Past President of the American Association of Human Animal Bond Veterinarians and Chair of the Veterinary Academy for the National Academies of Practice. She operated Coast Pet Clinic/Animal Cancer Center for 25 years, which is now VCA Coast Animal Hospital. She is the author of numerous articles, papers, and including her classic veterinarian textbook, Canine and Feline Geriatric Oncology: Honoring the Human-Animal Bond. She has lectured worldwide on oncology, quality of life, the human-animal bond and end of life care and bioethics. She founded Pawspice, an end of life care program that embraces kinder, gentler palliative cancer medicine and integrative care for pets with cancer and terminal illness (www.Pawspice.com). Dr. Alice is Director of Animal Oncology Consultation Service in Woodland Hill, California and Pawspice at VCA Coast Animal Hospital in Hermosa Beach, California. Dr. Alice was elected 2016 Hermosa Beach Woman of the Year.

Dr. Alice’s role with the Company is to support the commercialization of the Company’s yttrium-90 brachytherapy products for use in companion animals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4, and an annual statement of beneficial ownership on Form 5. Such executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all such forms that they have filed.

Based solely on its review of such forms filed with the SEC and received by the Company and representations from certain reporting persons, the Company believes that each of its executive officers and directors failed to report at least one transaction during the year ended December 31, 201 7 .

Code of Ethics

The Company’s Board of Directors has not adopted a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, because of the Company’s limited number of executive officers and employees that would be covered by such a code and the Company’s limited financial resources. The Company anticipates that it will adopt a code of ethics after it increases the number of executive officers and employees and obtain additional financial resources.

Audit Committee and Audit Committee Financial Expert

As of the date of this prospectus, the Company has not established an audit committee, and therefore, the Company’s Board of Directors performs the functions that customarily would be undertaken by an audit committee. The Company’s board of directors during 201 7 was comprised of three directors, none of whom satisfied the general independence standards of the NASDAQ listing requirements.

The Company’s Board of Directors has determined that none of its current members qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. In the future, the Company intends to establish board committees and to appoint such persons to those committees as are necessary to meet the corporate governance requirements imposed by a national securities exchange, although it is not required to comply with such requirements until the Company elects to seek listing on a national securities exchange.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Company’s Chief Executive Officer and those executive officers that earned in excess of $100,000 during the twelve - month periods ended December 31, 2017 and 2016 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)(3)			Total ($)

Dr. Michael K. Korenko	2017	$164,548		$-		$-		$-		$164,548
CEO, President and Director	2016	$-	(1)	$-		$-		$-		$-

James C. Katzaroff	2017	$-		$-		$-	$			$-
Former CEO and Chairman	2016	$250,000	(2)	$-		$-		$ 408,165	(4)	$658,165

L. Bruce Jolliff	2017	$139,629	(5)	$10 ,000	(6)			$-		$149,629
CFO	2016	$180,000		-		$-		$ 110,389	(7)	$290,389

(1) Mr. Korenko began serving as our Chief Executive Officer and President on December 14, 2016 and, as such, did not receive any compensation during 2016 . Mr. Korenko received an annual salary of $120,000 for the period December 14, 2016 through May 9, 2017, at which time his salary was raised to $180,000. Of the $164,548 salary for 2017, $66,308 has not been paid and is reflected as accrued payroll at December 31, 2017.

(2) Mr. Katzaroff resigned as Chief Executive Officer in December 2016.

(3) The amounts in this column represent the grant date fair value of stock option awards, computed in accordance with FASB ASC Topic 718.

(4) In June 2016, Mr. Katzaroff received 100,000, three-year common stock options at $1.00, and 1,000,000, five - year common stock options at $0.50. Additionally , Mrs. Katzaroff received 100,000, five-year common stock options at $0.50, vested equally over 24 months. These options have a grant date fair value of $34,771 and $363,776, respectively.

(5) Mr. Jolliff received an annual salary of $120,000 for the period January 1, 2017 through May 9, 2017, at which time his salary was raised to $150,000 . Of the $149,629 salary for 2017, $19,480 has not been paid and is reflected as accrued payroll at December 31, 2017.

(6) Mr. Jolliff received a $10,000 bonus for the year ended December 31, 2017.

(7) In June 2016, Mr. Jolliff received 240,000, five - year common stock options at $0.50 and another 240,000, five - year common stock options at $0.50 vesting equally over 24 months.

Narrative Disclosure to Summary Compensation Table

Dr. Michael K. Korenko. On September 12, 2017, Mr. Korenko entered into an employment agreement with the Company, which commenced retroactively with an effective date of December 14, 2016, and which shall terminate on December 31, 2018 (the “Termination Date”). Under the terms of his employment agreement, the Company may terminate Dr. Korenko’s employment either with or without cause prior to the Termination Date, but in the event of a termination without cause, Dr. Korenko shall be entitled to receive monthly payments of his base salary for a period of eighteen months thereafter.

Pursuant to his employment agreement , the Company shall issue to Dr. Korenko 100,000 shares of Series A Preferred Stock in satisfaction of past due compensation. For the period spanning December 14, 2016 to May 8, 2017, the annual base salary shall be $120,000. From May 9, 2017 to the Termination Date, the annual base salary shall increase to $180,000; provided, however, that one third of such increase shall be deferred until such time that the Company’s cash balance exceeds $2.0 million. In addition, the Company shall issue to Dr. Korenko 4.0 million Restricted Stock Units under the Company’s 2015 Omnibus Securities and Incentive Plan (the “Incentive Plan”), which shall serve as an employee bonus, and Dr. Korenko shall be eligible to participate in a discretionary annual Executive Bonus Program .

In 2017, Mr. Korenko received an annual salary of $120,000 for the period December 14, 2016 through May 9, 2017, at which time his salary was raised to $180,000. Of the $164,548 salary for 2017, $66,308 has not been paid and is reflected as accrued payroll at December 31, 2017.

James C. Katzaroff. The Company’s former Chief Executive Officer, James C. Katzaroff, did not have a written employment agreement and, therefore, no contracted amount or schedule of pay. However, his annual compensation was $250,000 and, accordingly, accruals were made for his compensation in 2016 to bring his recorded salary to $250,000. In 2016, Mr. Katzaroff received $43,928 and an additional $206,072 was accrued as of December 31, 2016. Mr. Katzaroff resigned as Chief Executive Officer in December 2016, and therefore did not receive any compensation from the Company in 2017 .

L. Bruce Jolliff. Through the year ended December 31, 2016, Mr. Jolliff had a May 2007 employment agreement with the Company that provides for a salary of $100,000 per year, which amount was increased on January 1, 2012 to $156,000, and again adjusted beginning January 1, 2013 to $180,000. In 2016, Mr. Jolliff received $96,721 and an additional $83,279 was accrued as of December 31, 2016.

On September 12, 2017, the Company entered into a new employment agreement with Mr. Jolliff, which commenced retroactively with an effective date of January 1, 2017, and which shall terminate on December 31, 2018 (the “Termination Date”). Pursuant to his employment agreement, the Company may terminate Mr. Jolliff’s employment either with or without cause prior to the Termination Date, but in the event of a termination without cause, Mr. Jolliff shall be entitled to receive monthly payments of his base salary for a period of eighteen months thereafter.

Mr. Jolliff’s employment agreement also provides that the Company shall issue to Mr. Jolliff 83,279 shares of Series A Preferred Stock in satisfaction of past due compensation. For the period spanning January 1, 2017 to May 8, 2017, the annual base salary shall be $120,000. From May 9, 2017 to the Termination Date, the annual base salary shall increase to $150,000; provided, however, that one fifth of such increase shall be deferred until such time that the Company’s cash balance exceeds $2.0 million. In addition, the Company shall issue to Mr. Jolliff 2.2 million Restricted Stock Units under the Incentive Plan, which shall serve as an employee bonus, and Mr. Jolliff shall be eligible to participate in a discretionary annual Executive Bonus Program.

In 2017, Mr. Jolliff received an annual salary of $120,000 for the period January 1, 2017 through May 9, 2017, at which time his salary was raised to $150,000. Of the $149,629 salary for 2017, $19,480 has not been paid and is reflected as accrued payroll at December 31, 2017.

The Company paid bonuses to certain employees based on their performance, the Company’s need to retain such employees, and funds available. All bonus payments were approved by the Company’s Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 201 7 with respect to the Company’s equity compensation plans previously approved by stockholders and equity compensation plans not previously approved by stockholders.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	-		$-		23,826,100
Equity compensation plans not approved by stockholders	5,135,000		$0.15		-
Total	5,135,000	(1)	$0.15	(1)	-

(1)	In addition to the 2015 Plan (defined below), the Company has individual compensation arrangements under which equity securities are authorized for issuance in exchange for consideration in the form of goods or services of certain individuals.

2015 Omnibus Securities and Incentive Plan

In October 2015, our Board of Directors and stockholders approved the adoption of the 2015 Omnibus Securities and Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes an aggregate number of shares of common stock for issuance to all employees of the Company or any subsidiary of the Company, any non-employee director, consultants and independent contractors of the Company or any subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any subsidiary. The aggregate number of shares that may be issued under the Plan shall not exceed twenty percent (20%) of the issued and outstanding shares of common stock on an as converted primary basis on a rolling basis (the “As Converted Primary Shares”). For calculation purposes, the As Converted Primary Shares shall include all shares of common stock and all shares of common stock issuable upon the conversion of outstanding preferred stock and other convertible securities, but shall not include any shares of common stock issuable upon the exercise of options, warrants and other convertible securities issued pursuant to the 2015 Plan. As of December 31, 201 7 the Converted Primary Shares calculation results in 23,826,100 aggregate shares that may be issued under the 2015 Plan. The 2015 Plan is administered by the Company’s Compensation Committee, who may issue awards in the form of stock options and/or restricted stock awards.

As of December 31, 2017, no awards have been issued pursuant to the 2015 Plan. Subsequent to the December 31, 2017, we issued an aggregate total of 6,820,000 restricted stock units (“RSUs”) under the 2015 Plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth all outstanding equity awards held by the Company’s Named Executive Officers as of the end of last fiscal year.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
L. Bruce Jolliff	480,000	426,452	$0.50	6/21/21

Compensation of Directors

During the year ended December 31, 2017 , the Company’s non-employee directors were not paid any compensation.

The following table sets forth, for each of the Company’s non-employee directors who served during 2017 , the aggregate number of stock awards and the aggregate number of stock option awards that were outstanding as of December 31, 2017 :

	Outstanding	Outstanding
	Stock	Stock
Name	Awards (#)	Options (#)
Carlton M. Cadwell	-	100,000
Thomas J. Clement	-	100,000

During June 2016, the Company granted to Messrs. Cadwell and Clement options to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. The options are fully vested and expire June 21, 2019.

There are no employment contracts or compensatory plans or arrangements with respect to any director that would result in payments by the Company to such person because of his or her resignation as a director or any change in control of the Company.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of the Company’s Common Stock

The following table sets forth, as of January 31, 2018 , the number of shares of common stock beneficially owned by the following persons: (i) all persons the Company knows to be beneficial owners of at least 5% of the Company’s common stock, (ii) the Company’s directors, (iii) the Company’s executive officers, both of whom are named in the Summary Compensation Table above, and (iv) all current directors and executive officers as a group.

As of January 31, 2018 , there were 65,695,213 shares issued and outstanding and up to 1,401,824 shares issuable upon exercise of outstanding options, warrants, conversion of 3,778,623 shares of Series A Preferred into 37,786,230 shares of common stock and 18,155,788 shares of common stock issuable upon conversion of outstanding convertible notes , for a total of 123,039,055 shares.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Cadwell Family Irrevocable Trust (3)	1,698,390	2 .5%

Carlton M. Cadwell (4)	9,233,734	12 .3%

Michael K. Korenko (5)	6,739 ,000	9.9%

L. Bruce Jolliff (6)	4,920,124	7 .2%

All Current Directors and Executive Officers as a group ( 3 individuals)	22,591,248	18.4%

(1)	The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of the Cadwell Family Irrevocable Trust (the “Cadwell Trust “) is 909 North Kellogg Street, Kennewick, WA 99336.

(2)	In determining beneficial ownership of the Company’s common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired upon exercise of options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on January 31, 2018, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on January 31, 2018, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the convertible securities and upon exercise of the options. Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that Dr. Cadwell under the terms of the Cadwell Trust does not have or share voting or investment power over the shares beneficially owned by the Cadwell Trust.

(3)	Includes 1,483,090 shares issuable upon conversion of Series A Preferred.

(4)	Includes 100,000 shares issuable upon exercise of options and 9,089,100 shares issuable upon conversion of Series A Preferred.

(5)	Includes 1,000,000 shares issuable upon conversion of Series A Preferred.

(6)	Includes 480,000 shares issuable upon exercise of options held by Mr. Jolliff and 1,979,790 shares issuable upon conversion of Series A Preferred.

Beneficial Ownership of the Company’s Preferred Stock

The following table sets forth, as of January 31, 2018 , the number of shares of preferred stock beneficially owned by the following persons: (i) all persons the Company known to be beneficial owners of at least 5% of the Company’s preferred stock, (ii) the Company’s directors, (iii) the Company’s executive officers, both of whom are named in the Summary Compensation Table above, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Cadwell Family Irrevocable Trust	148,309	3.9%

Carlton M. Cadwell	908,910	24.1%

Michael K. Korenko	100,000	2.6%

L. Bruce Jolliff	197,979	5 .2%

All Current Directors and Executive Officers as a group (3 individuals)	1, 355,198	35. 9%

Major Shareholder(s):

Andrew Limpert(3)	723,952	19.2%

MEF I, LP	251,800	6.7%

(1)	The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of (i) the Cadwell Family Irrevocable Trust (the “Cadwell Trust “) is 909 North Kellogg Street, Kennewick, WA 99336; (ii) Andrew Limpert is 254 N 860 East, American Fork, UT 84003; and (iii) MEF I, LLP is c/o Magna Management, 40 Wall Street, 58th Floor, New York, NY 10005.

(2)	Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that Dr. Cadwell under the terms of the Cadwell Trust does not have or share voting or investment power over the Series A Preferred beneficially owned by the Cadwell Trust.

(3)	Includes 16,200 shares of Series A Preferred held by Trina Limpert, Mr. Limpert’s spouse.

Changes in Control

The Company does not know of any arrangements, including any pledges of the Company’s securities that may result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On occasion , we may engage in certain related party transactions. All prior related party transactions were approved by a majority of the disinterested directors. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the independent members of our Board of Directors prior to our entering into any related party transactions.

Indebtedness from Related Parties

Beginning in December 2008, the Company has obtained financing from Carlton M. Cadwell, one of our directors and a beneficial owner of more than 10% of the Company’s common stock, in transactions which involved the Company’s issuance of convertible notes and common stock. On September 4, 2015, the Company exchanged $1,414,100 of convertible notes plus $810,538 of accrued interest into 148,311 shares of Series A Preferred and another $2,224,466 of convertible notes plus $889,838 of accrued interest into 207,620 shares of Series A Preferred. Additionally, the Company exchanged the remaining $906,572 of convertible notes plus $148,960 accrued interest into a $1,055,532 demand note, 8% interest rate, due on demand at any time after March 31, 2017. Such note was converted into 73,546 shares of Series A Preferred on May 19, 2016. At December 31, 2016 Dr . Cadwell has an aggregate total of $332,195 in promissory notes.

Independent Directors

The Company’s common stock is traded on the OTC Pink Marketplace, which does not impose any independence requirements on the board of directors or the board committees of the companies whose stock is traded on that market. The Company has decided to adopt the independence standards of the NASDAQ listing rules in determining whether the Company’s directors are independent. Generally, under those rules a director does not qualify as an independent director if the director or a member of the director’s immediate family has had in the past three years certain relationships or affiliations with the Company, the Company’s auditors, or other companies that do business with the Company. The Company’s Board of Directors has determined that Mr. Cadwell is qualified as an independent director under those NASDAQ rules, and accordingly, each would have been qualified under those rules to serve on a compensation committee or a nominating committee, if the Company had established such committees of the Company’s Board of Directors. Dr. Korenko is not an independent director due to his employment by the Company as an executive officer.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 2,020,000,000 shares in two classes designated, respectively, “ common stock ” and “ preferred stock .” The total number of shares of common stock authorized to be issued is 2,000,000,000 shares, par value $0.001 per share. The total number of shares of preferred stock authorized to be issued is 20,000,000 shares, par value $0.001 per share .

As noted in the “Prospectus Summary” section of this prospectus, we anticipate affecting a Reverse Split of our authorized, and issued and outstanding shares of common stock prior to consummation of the offering at a ratio of one-for-fifty, pending review and acceptance of the Reverse Split from FINRA. Unless otherwise specifically indicated, reference to shares of common stock in this section and throughout this prospectus is pre-Reverse Split, and does not reflect the one-for-fifty adjustment that will occur as a result of the Reverse Split.

Common Stock

Our Certificate of Amendment of Certificate of Incorporation authorizes the issuance of authorized capital of 2,000,000,000 shares of common stock, par value $0.001 per share, of which 65,695,213 were outstanding as of January 31, 2018. Upon sale of the shares of common stock offered pursuant to this prospectus and the exercise, in full, of the warrants offered pursuant to this prospectus and the warrants issuable to the underwriters, but excluding any shares of common stock or the exercise of any warrants that may be purchased by the underwriters pursuant to its over-allotment options , we may have outstanding, up to [_______] shares of common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

The Company’s Board of Directors is currently authorized, without further shareholder approval, to issue from time to time up to an aggregate of 20 ,000,000 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock . The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock , including the loss of voting control to others.

We currently have one series of preferred stock authorized, the Series A Preferred. The following is a summary of the rights and preferences of the Series A Preferred, which summary is not meant to be a complete description of those terms. For a complete description of the rights and preferences attributable to the Series A Preferred, please see the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 8, 2015.

Series A Convertible Preferred Stock

In June 2015, the Series A Certificate of Designation was filed with the Delaware Secretary of State to designate 2.5 million shares of our preferred stock as Series A Preferred. Effective March 31, 2016, the Company amended the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred of the Registrant, increasing the maximum number of shares of Series A Preferred from 2,500,000 shares to 5,000,000 shares. The following summarizes the current rights and preferences of the Series A Preferred:

Liquidation Preference. The Series A Preferred has a liquidation preference of $5.00 per share.

Dividends. Shares of Series A Preferred do not have any separate dividend rights.

Conversion. Subject to certain limitations set forth in the Series A Certificate of Designation, each share of Series A Preferred is convertible, at the option of the holder, into that number of shares of common stock (the “Series A Conversion Shares”) equal to the liquidation preference thereof, divided by Conversion Price (as such term is defined in the Series A Certificate of Designation), currently $0.50.

In the event the Company completes an equity or equity-based public offering, registered with the SEC, resulting in gross proceeds to the Company totaling at least $5.0 million, all issued and outstanding shares of Series A Preferred at that time will automatically convert into Series A Conversion Shares.

Redemption. Subject to certain conditions set forth in the Series A Certificate of Designation, in the event of a Change of Control (defined in the Series A Certificate of Designation as the time at which as a third party not affiliated with the Company or any holders of the Series A Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company), the Company, at its option, will have the right to redeem all or a portion of the outstanding Series A Preferred in cash at a price per share of Series A Preferred equal to 100% of the Liquidation Preference.

Voting Rights. Holders of Series A Preferred are entitled to vote on all matters, together with the holders of common stock , and have the equivalent of five (5) votes for every Series A Conversion Share issuable upon conversion of such holder’s outstanding shares of Series A Preferred. However, the Series A Conversion Shares, when issued, will have all of the same voting rights as other issued and outstanding common stock of the Company, and none of the rights of the Series A Preferred.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation preference of the Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company is insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

a) Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (ii) subdivides outstanding shares of common stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the common stock , any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b) Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each share of Series A Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series A Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Options

As of December 31 , 2017, we had options to purchase 1,097,623 shares of our common stock outstanding, with a weighted exercise price of $ 1.14 per share.

Warrants

As of December 31 , 2017, warrants to purchase 304,201 shares of our common stock were outstanding, with a weighted average exercise price of $ 2.63 per share.

Warrants Offered Hereby

We are offering warrants to purchase up to [____] shares of our common stock to purchasers in this offering. Each warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $ [____] per share (of the public offering price of our common stock).

The following is a brief summary of certain terms and conditions of the warrants to be issued in connection with this offering and are subject in all respects to the provisions contained in the warrants.

Form

The warrants will be issued in electronic book-entry form to participants in this offering. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability

The warrants are exercisable at any time after their original issuance, expected to be, [____] 2018 , and at any time up to the date that is years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per whole share of common stock purchasable upon exercise of the warrants is $[___] per share of common stock, which exercise price is equal to 125% of the public offering price per share of common stock offered herein . The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established public trading market for the warrants and we do not intend to apply to list the warrants on any securities exchange or automated quotation system.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

UNDERWRITING

We have entered into an underwriting agreement with ViewTrade Securities, Inc. with respect to the common stock and warrants being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of shares of common stock and warrants set forth opposite its name in the table below.

Underwriter	Number of Shares	Number of Warrants

ViewTrade Securities, Inc.
Total

The underwriters are committed to purchase all the common stock and warrants offered by us. The underwriters are not obligated to purchase the common stock or warrants, or combinations thereof, covered by the underwriters’ over-allotment option described below. The underwriters are offering the common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option to purchase up to additional shares of common stock and/or warrants to purchase up to an aggregate of shares of common stock, in any combinations thereof, from us at the public offering price per security, less the underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of common stock and warrants by the underwriters in excess of the total number set forth in the table above. We will pay the expenses associated with the exercise of the over-allotment option.

Discounts and Commissions

The underwriter proposes to offer to the public the common stock and warrants purchased pursuant to the underwriting agreement at the public offering price per share and warrant on the cover page of this prospectus supplement. The underwriter may offer some of the common stock and warrants to other securities dealers at such price less a concession of $ [_____] per share of common stock and accompanying warrant.

The factors considered in determining the public offering price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, our past and present operations and our prospects for future revenues.

The following table shows the per share and accompanying warrant and total underwriting discounts and commissions we will pay in connection with the sale of the common stock and warrants.

	Per Share and Accompanying Warrant	Total Without Over- Allotment Option	Maximum Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the representative of the underwriter for its expenses in connection with this offering, up to $107,000, and to reimburse the representative for its “blue sky” expenses of $25,000.

We have also agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 1.5% of the gross proceeds of the offering. We agreed to pay $70,000 as an advance payment towards the representative of the underwriters accountable expenses. As of the date of this prospectus, we have paid $35,000 of the advance to the representative of the underwriters. The advance shall be applied towards the representative of the underwriters’ accountable expenses. Any portion of the advance will be returned to us in the event it is not actually incurred.

We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount, will be approximately $ [_____].

Commencing thirteen months after the closing date of this offering, we have agreed to engage the underwriters as warrant solicitation agent and to pay the underwriters a warrant solicitation fee equal to 7% of the gross proceeds received by us from the exercise of the warrants (provided such exercises are solicited by the underwriters).

We have also agreed to issue to the representative of the underwriters a unit purchase option to purchase a number of our securities equal to 10% of the securities and sold in this offering. The underwriters’ unit purchase option will have an exercise price equal to 110% of the public offering price of the shares of common stock set forth on the cover of this prospectus (or $[______] per share ) and may be exercised on a cashless basis. The underwriters’ unit purchase option is not redeemable by us. This prospectus also covers the sale of the underwriters’ unit purchase option and the shares of common stock and warrants (and shares of common stock underlying such warrants) issuable upon the exercise of the underwriters’ unit purchase option. The underwriters’ unit purchase option and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ unit purchase option nor any securities issued upon exercise of the underwriters’ unit purchase option may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ unit purchase option is being issued, except the transfer of any security: (a) by operation of law or by reason of reorganization of our company; (b) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (c) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (d) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (e) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

If we do not complete this offering, we have agreed that if prior to the 12-month period following the effective date of our letter of intent with the representative of the underwriter we effect a private and/or public offering of our securities with another broker-dealer or any other person without the written consent of the representative, we will be liable to the representative for the accountable expenses of the representative and for $100,000.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our executive officers, directors, and 5% stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the representative, for a period of one (1) year after the date of the underwriting agreement.

The lock-up period described in the preceding paragraph will be automatically extended if: (i) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the representative waives this extension in writing.

We have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, for a period of [_______]_ after the date this prospectus becomes effective.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters should not be relied upon by investors.

Other Relationships

From time to time in the ordinary course of business, the underwriter or its affiliates may in the future engage in investment banking, commercial banking and/or other services with us and our affiliates for which they may in the future receive customary fees and expenses.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTC PINK Marketplace under the symbol “RDGL.” The last reported bid price of our common stock on February 8 , 2018 was $0.06 per share. The final public offering price for our common shares and warrants will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. We offer no assurances that the public offering price will correspond to the price at which our securities will trade on the OTC PINK Marketplace subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, and assuming the exercise or conversion of all derivative securities, we may have outstanding an aggregate of up to [_____] issued and outstanding. Of these shares, at least will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

●	no restricted shares will be eligible for immediate sale on the date of this prospectus; and

●	the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING ISSUES AND FINANCIAL DISCLOSURE

On, August 18, 2016, Haynie & Company, Salt Lake City, Utah, resigned as the Company’s independent registered public accounting firm. On September 1, 2016, (the “ Resignation Date ”) the Company engaged Fruci & Associates II, PLLC (“Fruci”), as its new independent registered public accounting firm. The change of the Company’s independent registered public accounting firm from Haynie & Company to Fruci was approved unanimously by our Board of Directors.

The report of Haynie & Company on the Company’s financial statements for the fiscal year ended December 31, 2015 did not contain an adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except the report did contain an explanatory paragraph related to the Company’s ability to continue as a going concern.

During the two most recent fiscal years and through the Resignation Date, there were (i) no disagreements between the Company and Haynie & Company or Fruci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Haynie & Company and Fruci, would have caused Haynie & Company or Fruci to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) with the exception of material weaknesses related to our internal control over financial reporting, no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriter by Schiff Hardin LLP, Washington, DC.

EXPERTS

The consolidated balance sheet of the Company as of December 31, 2015 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, have been audited by Haynie & Company, an independent registered public accounting firm, as stated in their report which is included herein, which report includes an emphasis of matter paragraph about the Company’s ability to continue as a going concern. Such financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of the Company as of December 31, 2016 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as stated in their report which is included herein, which report includes an emphasis of matter paragraph about the Company’s ability to continue as a going concern. Such financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

Vivos Inc

Index to Financial Statements

Pages

Condensed Balance Sheets as of September 30, 2017 (unaudited) and December 31, 2016	F-2

Condensed Statements of Operations for the Three Months and the Nine Months ended September 30, 2017 (unaudited) and the Three Months and the Nine Months ended September 30, 2016 (unaudited)	F-3

Condensed Statements of Cash Flow for the Nine Months ended September 30, 2017 (unaudited) and the Nine Months ended September 30, 2016 (unaudited)	F-4

Notes to Condensed Financial Statements (unaudited)	F-5

Report of Independent Registered Public Accounting Firm for 2016	F-13

Report of Independent Registered Public Accounting Firm for 2015	F-14

Consolidated Balance Sheets as of December 31, 2016 and 2015	F-15

Consolidated Statements of Operations for the years ended December 31, 2016 and 2015	F-16

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2016 and 2015	F-17

Consolidated Statements of Cash Flow for the years ended December 31, 2016 and 2015	F-18

Notes to Consolidated Financial Statements	F-19

F-1

Vivos Inc

Condensed Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS

Current assets:
Cash	$22,110	$27,889
Prepaid expenses	6,767	11,990
Total current assets	28,877	39,879

Fixed assets, net of accumulated depreciation	-	1,473

Other assets:
Deposits	669	644
Total other assets	669	644

Total assets	$29,546	$41,996

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$794,627	$1,137,086
Related party accounts payable	71,297	109,718
Accrued interest payable	319,372	114,755
Payroll liabilities payable	44,441	499,502
Convertible notes payable, net	1,959,276	544,508
Derivative liability	-	324,532
Related party promissory note	383,771	332,195
Total current liabilities	3,572,784	3,062,296

Total liabilities	3,572,784	3,062,296

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 20,000,000 shares authorized; 3,583,860 and 3,773,592 shares issued and outstanding, respectively	3,584	3,774
Paid in capital, preferred stock	12,907,354	14,140,797
Common stock, $.001 par value; 2,000,000,000 shares authorized; 53,468,563 and 31,743,797 shares issued and outstanding, respectively	53,469	31,744
Paid in capital, common stock	45,155,762	40,672,825
Accumulated deficit	(61,663,407)	(57,869,440)
Total stockholders’ equity (deficit)	(3,543,238)	(3,020,300)

Total liabilities and stockholders’ equity (deficit)	$29,546	$41,996

The accompanying notes are an integral part of these condensed financial statements.

F-2

Vivos Inc

Condensed Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$-	$4,054	$4,054	$8,108

Operating expenses
Sales and marketing expenses	52,620	65,995	93,870	213,539
Depreciation and amortization	-	738	1,473	2,212
Professional fees	211,954	265,497	642,101	1,968,084
Reserved stock units granted	169,650	-	169,650	-
Stock options granted	24,283	27,427	79,582	612,343
Payroll expenses	436,319	160,500	722,594	492,077
Loan fees	-	8,664	-	603,861
General and administrative expenses	66,973	137,593	240,469	683,788
Total operating expenses	961,799	666,414	1,949,739	4,575,904

Operating loss	(961,799)	(666,414)	(1,945,685)	(4,567,796)

Non-operating income (expense)
Interest expense	(527,188)	(85,830)	(1,836,279)	(535,563)
Net gain on sale of assets	-	-	2,800	-
Net gain (loss) on settlement of debt	-	(111,328)	-	(1,877,959)
Loss on sale of stock	-	(54,561)	-	(54,561)
Net gain (loss) on debt extinguishment	(369,428)	-	(423,291)	-
Gain (loss) on derivative liability	9	762,151	408,488	(3,108,889)
Non-operating income (expense), net	(896,607)	510,432	(1,848,282)	(5,576,972)

Income (Loss) before Income Taxes	(1,858,406)	(155,982)	(3,793,967)	(10,144,768)

Income Tax Provision	-	-	-	-

Net Income (Loss)	$(1,858,406)	$(155,982)	$(3,793,967)	$(10,144,168)

Basic and Diluted Income (Loss) per Common Share	$(0.04)	$(0.01)	$(0.08)	$(0.51)

Weighted average common shares outstanding	52,471,896	19,999,985	45,777,689	19,987,347

The accompanying notes are an integral part of these condensed financial statements.

F-3

Vivos Inc

Condensed Statements of Cash Flow

(Unaudited)

	Nine months ended September 30,
	2017	2016
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(3,793,967)	$(10,144,768)

Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation of fixed assets	1,473	2,213
Amortization of licenses and intangible assets	-	-
Amortization of convertible debt discount	1,473,205	379,290
Gain on sale of assets	(2,800)	-
Preferred stock issued for loan fees	-	603,861
Common stock issued for services	250,393	-
Common stock issued for wages	365,989	-
Preferred stock for services	-	357,403
Preferred stock for wages	-	64,982
Restricted stock units granted	169,650	-
Stock options for services	79,582	782,226
Warrants issued for services	-	1,069,353
(Gain) loss on derivative liability	(408,488)	3,108,889
(Gain) loss on settlement of debt	423,291	1,877,959
Changes in operating assets and liabilities:
Prepaid expenses	5,198	(4,240)
Accounts payable	22,226	36,964
Related party accounts payable	(4,675)	(11,725)
Payroll liabilities	(67,310)	144,503
Accrued interest	361,951	87,265
Net cash used by operating activities	(1,124,282)	1,645,825)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of fixed assets	2,800	-
Net cash from vesting activities	2,800	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments made for loan fees	(101,631)	-
Proceeds from shareholder advances	137,000	-
Proceeds from exercise of warrants	-	250
Payments on convertible debt	-	(10,000)
Proceeds from convertible debt	1,080,334	1,476,558
Net cash provided by financing activities	1,115,703	1,466,808

Net increase (decrease) in cash	(5,779)	(179,017)
Cash, beginning of period	27,889	179,032

CASH, END OF PERIOD	$22,110	$15

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

F-4

Vivos Inc

Notes to Condensed Financial Statements

(Unaudited)

NOTE 1: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed financial statements of Vivos Inc (formerly Advanced Medical Isotope Corporation) (the “Company”) have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures required by accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the results of operations of the Company for the period presented. The results of operations for the nine months ended September 30, 2017, are not necessarily indicative of the results that may be expected for any future period or the fiscal year ending December 31, 2017 and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 9, 2017.

In April of 2017, the Company filed a Certificate of Merger with the Delaware Division of Corporations in order to merge the Company’s wholly-owned subsidiary, IsoPet Solutions Corporation, with and into the Company. The Company therefore no longer prepares Consolidated Financial Statements.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value of financial instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of September 30, 2017 and December 31, 2016, the balances reported for cash, prepaid expenses, accounts payable, and accrued expenses, approximate the fair value because of their short maturities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) Topic 820, “Fair Value Measurements,” established a three-tier fair value hierarchy to prioritize the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis were calculated using the Black-Scholes pricing model and are as follows at September 30, 2017 and December 31, 2016:

F-5

September 30, 2017	Total		Level 1		Level 2		Level 3
Liabilities:
Derivative Liability	$		$		$		$
Total Liabilities Measured at Fair Value		$-		$-		$-		$-

December 31, 2016	Total	Level 1		Level 2		Level 3
Liabilities:
Derivative Liability	$324,532	$		$		$324,532
Total Liabilities Measured at Fair Value	$324,532		$-		$-	$324,532

Reclassifications

Certain account balances from prior periods have been reclassified in the current period financial statements so as to conform to current period classifications.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company believes are applicable or would have a material impact on the financial statements of the Company.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has suffered recurring losses and has used significant cash in support of its operating activities and the Company’s cash position is not sufficient to support the Company’s operations. Historically, the Company has relied upon outside investor funds to maintain the Company’s operations and develop the Company’s business. The Company anticipates it will continue to require funding from investors for working capital, as well as business expansion during this fiscal year and it can provide no assurance that additional investor funds will be available on acceptable terms. These factors, among others, indicate that there is substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which it operates.

The Company anticipates a requirement of $1.5 million over the next twelve months to maintain current operating activities. The Company may also require up to approximately $4.6 million to retire outstanding debt and past due payables. As of September 30, 2017 the Company had convertible promissory notes in the aggregate principal amount of $3,188,081 outstanding (the “Outstanding Notes”), of which approximately $45,000 are currently due and payable.

Over the next 12 to 24 months, the Company believes it will cost approximately $5 million to $10 million to fund: (1) the Food and Drug Administration (“FDA”) approval process and initial deployment of the brachytherapy products and (2) initiate regulatory approval processes outside of the United States. The continued deployment of the brachytherapy products and a worldwide regulatory approval effort will require additional resources and personnel. The principal variables in the timing and amount of spending for the brachytherapy products in the next 12 to 24 months will be the FDA’s classification of the Company’s brachytherapy products as Class II or Class III devices (or otherwise) and any requirements for additional studies, which may include clinical studies. Thereafter, the principal variables in the amount of the Company’s spending and its financing requirements are timing of any approvals and the nature of the Company’s arrangements with third parties for manufacturing, sales, distribution and licensing of those products and the products’ success in the U.S. and elsewhere. The Company intends to fund its activities through strategic transactions such as licensing and partnership agreements and/or additional capital raises.

F-6

As of September 30, 2017, the Company has $22,110 cash on hand. There are currently commitments to vendors for products and services purchased, accrued compensation expenses and the Company’s current lease commitments that, in the absence of additional capital, would result in a liquidation of the Company. The current level of cash is not sufficient to cover the fixed and variable obligations of the Company.

Assuming the Company is successful in its development efforts, the Company believes that it will be able to raise additional funds through strategic agreements or the sale of the Company’s securities to either current stockholders or new investors. However, there is no guarantee that the Company will be able to raise additional funds or to do so on favorable terms.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company plans to seek additional funding to maintain its operations through debt and equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3: FIXED ASSETS

Fixed assets consist of the following at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Production equipment	$15,182	$1,938,532
Office equipment	-	32,769
	15,182	1,971,301
Less accumulated depreciation	(15,182)	(1,969,828)
	$-	$1,473

Depreciation expense for the above fixed assets for the three months ended September 30, 2017 and 2016, respectively was $0 and $738 and for the nine months ended September 30, 2017 and 2016, respectively, was $1,473 and $2,212.

NOTE 4: INTANGIBLE ASSETS

Intangible assets consist of the following at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
License Fee	$-	$112,500
Less accumulated amortization	-	(112,500)

Patents and intellectual property	-	-
Intangible assets net of accumulated amortization	$-	$-

The Company did not incur any amortization expense during the three and nine months ended September 30, 2017 and 2016.

F-7

NOTE 5: RELATED PARTY TRANSACTIONS

Related Party Convertible Notes Payable

In March 2017, the Company combined Outstanding Notes owed to a director and major stockholder, along with $51,576 of accrued interest payable, into one promissory note (the “Related Party Note”). The Related Party Note accrues interest at a rate of 10% and will become due and payable on December 31, 2017. As of September 30, 2017 and December 31, 2016 the balance of the Related Party Note was $383,771 and $332,195, respectively.

Rent Expenses

The Company was renting office space from a significant shareholder and director of the Company on a month-to-month basis with a monthly payment of $1,500. This rental agreement was terminated as of April 1, 2017.

Rental expense was $0 and $4,500 for each of the three months ended September 30, 2017 and 2016 and is recorded in general and administrative expense. Rental expense was $4,500 and $13,500 for the nine months ending September 30, 2017 and 2016, respectively, and is recorded in general and administrative expense.

NOTE 6: CONVERTIBLE NOTES PAYABLE

As of September 30, 2017 and December 31, 2016, the Company had the following convertible notes outstanding:

	September 30, 2017		December 31, 2016
	Principal (net)	Accrued Interest	Principal (net)	Accrued Interest
July and August 2012 $1,060,000 Notes convertible into common stock at $4.60 per share, 12% interest, due December 2013 and January 2014, respectively	$45,000	$27,861	$95,000	50,365
May through October 2015 $605,000 Notes convertible into preferred stock at $1 per share, 8-10% interest, due September 30, 2015	-	17,341	-	17,341
October through December 2015 $613,000 Notes convertible into preferred stock at $1 per share, 8% interest, due June 30, 2016, net of debt discount of $0 and $560,913, respectively	-	5,953	-	5,953
January through March 2016 $345,000 Notes convertible into preferred stock at $1 per share, 8% interest, due June 30, 2016	-	696	-	696
November 2016 $979,162 Notes convertible into common stock at a variable conversion price, 10% interest, due May 2017, net of debt discounts of $0 and $540,720, respectively	-	-	438,442	12,397
January and March 2017 $335,838 Notes convertible into common stock at a variable conversion price, 10% interest, due May 2017, net of debt discounts of $0 and $0, respectively	-	-	-	-
May 2017 $2,378,155 Notes convertible into common stock after December 15, 2017 at a $0.20 conversion price (subject to adjustment), 7.5% interest, due May 2018, net of debt discounts of $933,417 and $0, respectively	1,444,738	178,304	-	-
May 2017 $648,039 Notes convertible into common stock after December 15, 2017 at a $0.12 conversion price (subject to adjustment), 7.5% interest, due May 2018, net of debt discounts of $252,412 and $0, respectively	395,627	52,831	-	-
May 2017 $110,312 Notes convertible after December 31, 2017 into common stock at a $0.13 conversion price (subject to adjustment), 7.5% interest, due May 2018, net of debt discounts of $42,976 and $0, respectively	67,336	15,773	-	-
Penalties on notes in default	6,575	-	11,066	-
Total Convertible Notes Payable, Net	$1,959,276	$298,759	$544,508	$86,752

F-8

During the nine months ending September 30, 2017, the Company received proceeds from the issuance of 10% Convertible Notes (“Convertible Notes”) and 7.5% Original Issue Discount Senior Secured Convertible Debentures (“Debentures”) of $1,080,334 and obtained advances from shareholders of $137,000 that were reclassified into Convertible Notes. The Company also assigned or exchanged $1,358,750 worth of Convertible Notes and Notes that were outstanding as of December 31, 2016 into Debentures, while also reclassifying $69,279 worth of accrued interest to convertible note principal. Each of the Company’s Convertible Notes had a conversion rate that was variable or had adjustment provisions. As a result of recording derivative liabilities at note inception, the Company increased the debt discount recorded on Convertible Notes by $99,661 during the nine months ending September 30, 2017.The Company also recorded original issue discounts and loan fees on Convertible Notes and Debentures of $757,696 and $386,758, respectively, which also increased the debt discounts recorded on the Convertible Notes and Debentures.

The Company recorded $322,381 of conversions on certain outstanding notes, $272,381 of which was voluntarily allowed by the Company despite the conversion feature of the notes not yet being in effect, and a total gain on settlement of $135,432 representing the write-off of outstanding note principal and debt discount. The Company also recorded amortization of $1,473,208 on outstanding note debt discounts. Lastly, the Company paid $101,631 in cash for loan fees and issued 743,699 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred”) as loan fees in connection with the issuance of the Convertible Notes and Debentures. The Company therefore increased its debt discount by $1,116,110, which represented the portion of the proceeds from the Convertible Notes and Debentures that were allocated to preferred stock.

NOTE 7: COMMON STOCK OPTIONS, WARRANTS, AND RESTRICTED STOCK UNITS

The Company recognizes in the financial statements compensation related to all stock-based awards, including stock options, warrants, and restricted stock units (“RSUs”) based on their estimated grant-date fair value. The Company has estimated expected forfeitures and is recognizing compensation expense only for those awards expected to vest. All compensation is recognized by the time the award vests.

Common Stock Options

The following schedule summarizes the changes in the Company’s stock options:

			Weighted		Weighted
	Options Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2016	2,402,500	$0.50-15	4.05 years	$-	$0.81

Options granted	-	$-	-		$-
Options exercised	-	$-	-		$-
Options expired	(1,180,000)	$0.50-1.00	-		$0.53

Balance at September 30, 2017	1,222,500	$0.50-15	3.16 years	$-	$1.08

Exercisable at September 30, 2017	1,030,829	$0.50-15	3.06 years	$-	$1.18

During the nine months ended September 30, 2017 the Company recognized $79,582 worth of expense related to the vesting of its previously issued stock options. As of September 30, 2017, the Company had $69,681 worth of expense yet to be recognized for options not yet vested.

F-9

Common Stock Warrants

The following schedule summarizes the changes in the Company’s stock warrants:

			Weighted		Weighted
	Warrants Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2016	3,579,505	$0.10-10	0.52 years	$749	$4.45

Warrants granted	-	$-	-		$-
Warrants exercised	-	$-	-		$-
Warrants expired/cancelled	(3,274,055)	$0.10-4.60	-		$4.62

Balance at September 30, 2017	305,450	$0.40-10	1.44 years	$-	$2.64

Exercisable at September 30, 2017	305,450	$0.40-10	1.44 years	$-	$2.64

Restricted Stock Units

The following schedule summarizes the changes in the Company’s restricted stock units:

Weighted
	Number	Average
	Of	Grant Date
	Shares	Fair Value

Balance at December 31, 2016	-	$-

RSU’s granted	12,560,000	$0.07
RSU’s vested	-	$-
RSU’s forfeited	-	$-

Balance at September 30, 2017	12,560,000	$0.07

During the nine months ended September 30, 2017 the Company recognized $169,650 worth of expense related to the vesting of its RSU’s. As of September 30, 2017, the Company had $759,790 worth of expense yet to be recognized for RSU’s not yet vested.

NOTE 8: STOCKHOLDERS’ EQUITY

Common Stock

The Company has 2,000,000,000 shares of common stock authorized, with a par value of $0.001, and as of September 30, 2017, the Company has 53,468,563 shares issued and outstanding.

During the nine months ending September 30, 2017, the Company issued 3,040,239 shares of its common stock valued at $334,048 for the settlement of debt, 2,220,944 shares of its common stock valued at $250,392 for services, and 13,367,100 shares of its common stock valued at $3,361,540 for conversions of 1,276,710 shares of Series A Preferred. Additionally, during the nine months ending September 30, 2017 the Company issued 3,096,483 shares of common stock valued at $309,450 and 343,279 shares of Series A Preferred valued at $1,011,797 for the reduction of $272,976 of accounts payable, the reduction of $387,751 of accrued payroll, while recording $294,530 as a gain on extinguishment of debt and $365,990 worth of services.

F-10

Preferred Stock

As of September 31, 2017 the Company has 20,000,000 shares of Series A Preferred authorized with a par value of $0.001. The Company’s Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series, and to determine the designations, preferences and rights through a resolution of the Board of Directors.

Effective June of 2015, the Board of Directors designated the Series A Preferred as a new series of preferred stock. As of September 30, 2017, the Company has 5,000,000 shares of Series A Preferred authorized, with a par value of $0.001, and has 3,583,860 shares issued and outstanding.

Each Series A Preferred share is convertible into shares of the Company’s common stock, at the option of the holder. In addition, in the event that to Company completes a registered equity or equity based public offering resulting in gross proceeds to the Company totaling at least $5 million, all issued and outstanding shares of Series A Preferred shall automatically convert into the designated number of shares of Company common stock. In addition, each holder may voluntarily elect to convert his or her shares of Series A Preferred at any time prior to any redemption by the Company.

Each holder of Series A Preferred is entitled to the equivalent of five votes for every conversion share, where the conversion shares are the number of common stock the Series A Preferred would be convertible into. The Series A Preferred ranks prior to our common stock for purposes of liquidation preference, and the holders of the Series A Preferred have a liquidation preference equal to $5.00 per share (the “Liquidation Preference”).

In the event of a change of control of the Company, as defined in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred, the Company, at its option, has the right to redeem all or a portion of the outstanding Series A Preferred in cash at a price per share of Series A Preferred equal to 100% of the Liquidation Preference amount. In addition, any time after the six-month period following the issuance of Series A Preferred shares, the Company has the right to redeem all or a portion of the outstanding Series A Preferred shares upon thirty days written notice for the same price set forth above.

During the nine months ending September 30, 2017 the Company issued 743,699 shares of Series A Preferred valued at $1,116,110 as loan fees in connection with the issuance of the Debentures, and 343,279 shares of Series A Preferred valued at $1,011,797 for accrued payroll and accounts payable.

NOTE 9: SUPPLEMENTAL CASH FLOW INFORMATION

During the nine months ending September 30, 2017, the Company had the following non-cash investing and financing activities:

●	Increased convertible notes payable by $69,279, increased related party notes payable by $51,576, and decreased accrued interest by $120,855 for the reclassification of accrued interest to principal.

●	Increased derivative liabilities for $99,661 to record a debt discount on convertible notes payable.

●	Increased convertible notes payable and decreased loan from shareholder by $137,000 to roll proceeds from shareholder advances to a formal convertible note payable.

●	Issued 743,699 shares of Series A Preferred for loan fees that increased the convertible note debt discount by $1,116,110.

●	Issued 13,367,100 shares of common stock in exchange for 1,276,710 shares of Series A Preferred decreasing preferred stock by $3,361,540, increasing common stock by $13,367, and increasing paid in capital by $3,348,173.

●	Issued 3,096,483 shares of common stock valued at $309,450 and 343,279 shares of Series A Preferred valued at $1,011,797 for the reduction of $272,976 of accounts payable, the reduction of $387,751 of accrued payroll, while recording $294,530 as a gain on extinguishment of debt and $365,990 worth of services.

●	Issued 3,040,239 shares of common stock valued at $334,048 for the reduction of $322,381 of convertible notes payable and $36,479 of accrued interest, reducing debt discount by $159,299, and recording $134,487 as a gain on extinguishment of debt.

F-11

NOTE 10: COMMITMENTS AND CONTINGENCIES

Effective June 21, 2017, the Company entered into a separation agreement with an individual previously associated with the Company, at times as a consultant and as an employee at other times. Pursuant to the agreement, the Company agreed to pay regular bi-weekly checks beginning July 7, 2017 and ending September 15, 2017, for a total of six checks in the aggregate amount of $28,846. This obligation was fully paid as of September 30, 2017.

NOTE 11: SUBSEQUENT EVENTS

In October 2017 the Company exchanged 300,000 common stock shares for 30,000 Series A Preferred shares.

In November 2017 the Company received $150,000 in exchange for a 10% convertible promissory note due April 15, 2018. The Company issued 100,000 Series A Preferred shares as an origination fee on this note.

The Company has evaluated subsequent events pursuant to ASC Topic 855 and has determined that there are no additional subsequent events to disclose.

F-12

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Advanced Medical Isotope Corporation

We have audited the accompanying consolidated balance sheet of Advanced Medical Isotope Corporation as of December 31, 2016, and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2016. Advanced Medical Isotope Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Medical Isotope Corporation as of December 31, 2016, and the results of its operations and its cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a history of recurring losses, has limited cash, resources, and, based upon current operating levels, its viability is dependent upon its ability to meet future financing requirements or restructuring to sustain its operations. These issues raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fruci & Associates II, PLLC
Fruci & Associates II, PLLC
Spokane, WA
March 8, 2017

F-13

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of VIVOS Inc (formerly Advanced Medical Isotope Corporation)

We have audited the accompanying balance sheet of VIVOS Inc (formerly Advanced Medical Isotope Corporation) as of December 31, 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIVOS Inc (formerly Advanced Medical Isotope Corporation) as of December 31, 2015 , and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, used significant cash in support of its operating activities, and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operations for the foreseeable future. These issues raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters re also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Haynie & Company

Salt Lake City, Utah

May 25, 2016

F-14

Vivos Inc

Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS

Current assets:
Cash	$27,889	$179,032
Prepaid expenses	11,990	26,211
Inventory	-	8,475
Total current assets	39,879	213,718

Fixed assets, net of accumulated depreciation	1,473	4,420

Other assets:
Patents and intellectual property	-	35,482
Deposits	644	644
Total other assets	644	36,126

Total assets	$41,996	$254,264

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$1,137,086	$1,182,112
Related party accounts payable	109,718	102,647
Accrued interest payable	114,755	229,246
Payroll liabilities payable	499,502	298,900
Convertible notes payable, net	544,508	1,788,384
Derivative liability	324,532	4,235,016
Related party promissory note	332,195	1,280,450
Liability for lack of authorized shares	-	852,091
Total current liabilities	3,062,296	9,968,846

Total liabilities	3,062,296	9,968,846

Commitments and contingencies

MEZZANINE EQUITY
Preferred stock, $.001 par value, 20,000,000 shares of authorized preferred stock, $.001 par value, 5,000,000 Series A shares authorized; 3,773,592 and 1,627,000 - shares issued and outstanding, respectively	14,144,571	4,617,052
Total mezzanine equity	14,144,571	4,617,052
Stockholders’ equity (deficit):
Common stock, $.001 par value; 2,000,000,000 shares authorized; 31,743,797 and 19,969,341 shares issued and outstanding, respectively	31,744	19,969
Paid in capital	40,672,825	33,662,942
Accumulated deficit	(57,869,440)	(48,014,545)
Total stockholders’ equity (deficit)	(17,164,871)	(14,331,634)

Total liabilities and stockholders’ equity (deficit)	$41,996	$254,264

The accompanying notes are an integral part of these consolidated financial statements.

F-15

Vivos Inc

Consolidated Statements of Operations

	Year ended
	December 31,
	2016	2015
Consulting revenues	$8,108	$24,108

Operating expenses
Cost of materials	-	474
Sales and marketing expenses	284,138	-
Depreciation and amortization expense	2,947	5,672
Professional fees	2,068,796	741,375
Stock based compensation	675,324	80,635
Payroll expenses	652,877	679,259
Research and development	328,026	149,650
General and administrative expenses	432,470	408,306
Total operating expenses	4,444,578	2,065,371

Operating loss	(4,436,470)	(2,041,263)

Non-operating income (expense):
Interest expense	(6,259,467)	(3,196,153)
Gain on settlement of debt	3,108,342	3,562,067
Grant income	21,010	21,010
Gain (loss) on derivative liability	(2,244,353)	7,887,025
Loss on impaired assets	(43,957)	-

Non-operating income (expense), net	(5,418,425)	8,273,949

Income (loss) before income taxes	(9,854,895)	6,232,686

Income tax provision	-	-

Net income (loss)	$(9,854,895)	$6,232,686

Earnings (loss) per common share	$(0.46)	$0.34

Weighted average number of common shares outstanding	21,497,069	18,505,467

The accompanying notes are an integral part of these consolidated financial statements.

F-16

Vivos Inc

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances at December 31, 2014	17,053,825	17,054	34,068,009	(54,247,231)	(20,162,168)

Common stock issued for:
Exercise of options and warrants	1,995,000	1,995	(1,995)	-	-
Loan fees on convertible debt	43,326	43	6,344	-	6,387
Conversion of debt	920,516	920	108,892	-	109,812
Classified to liability due to lack of authorized shares	(43,326)	(43)	(598,943)	-	(598,986)
Options issued for services	-	-	80,635	-	80,635
Net income	-	-	-	6,232,686	6,232,686

Balances at December 31, 2015	19,969,341	$19,969	$33,662,942	$(48,014,545)	$(14,331,634)

Common stock issued for:
Exercise of options and warrants	30,644	31	(31)	-	-
Settlement of debt	563,523	564	70,299	-	70,863
Conversion of preferred stock	11,180,289	11,180	4817024	-	4,828,204
Classified to liability due to lack of authorized shares	-	-	852,092	-	852,092
Options and warrants issued for services	-	-	1,270,499	-	1,270,499
Net loss	-	-	-	(9,854,895)	(9,854,895)

Balances at December 31, 2016	31,743,797	31,744	40,672,825	(57,869,440)	(17,164,871)

The accompanying notes are an integral part of these consolidated financial statements.

F-17

Vivos Inc

Consolidated Statements of Cash Flows

	Year ended December 31,
	2016	2015
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,854,895)	$6,232,686
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation of fixed assets	2,947	4,333
Amortization of licenses and intangible assets	-	1,339
Amortization of convertible debt discount	604,042	1,080,771
Amortization of prepaid expenses paid with stock	(2,500)	-
Amortization of debt issuance costs	-	13,917
(Gain) loss on derivative liability	2,244,353	(7,887,025)
(Gain) on settlement of debt	(3,108,342)	(3,562,067)
Loss on impaired assets	43,957	-
Preferred stock issued for services	1,003,814	334,880
Preferred stock issued for loan fees	162,456	527,325
Stock options and warrants issued for services	1,270,499	80,635
New derivatives recorded as loan fees	4,935,638	-
Penalties on notes payable	-	1,148,997
Changes in operating assets and liabilities:
Prepaid expenses	16,721	(4,501)
Accounts payable	102,954	151,607
Payroll liabilities	200,602	252,240
Accrued interest	451,041	431,758

Net cash used by operating activities	(1,926,713)	(1,193,105)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	-	(39,481)
Proceeds from convertible note	1,273,534	1,666,415
Proceeds from related party notes	723,308	-
Proceeds from shareholder advances	132,533	-
Proceeds from warrant exercised for preferred stock	250	-
Proceeds from sale of preferred stock	70,000	-
Payments on convertible debt	(419,055)	-
Payments on shareholder advances	(5,000)	-
Payments on short term debt	-	(255,000)

Net cash provided by financing activities	1,775,570	1,371,934

Net increase in cash	(151,143)	178,829
Cash, beginning of period	179,032	203

CASH, END OF PERIOD	$27,889	$179,032

Supplemental disclosures of cash flow information:
Cash paid for interest	$105,758	$9,920
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-18

Vivos Inc

Notes to Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

NOTE 1: ORGANIZATION & BASIS OF PRESENTATION

Business Overview

In September of 2006, the Company began operating as Advanced Medical Isotope Corporation , and effective December 28, 2017 the Company changed its name to Vivos Inc (the “Company”). The Company’s predecessor was incorporated under the laws of the state of Delaware in 1994. The Company has authorized capital of 2,000,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.

Our principal place of business is 719 Jadwin Avenue, Richland , Washington, 99352 . Our telephone number is (509) 736-4000. Our corporate website address is http://www.isotopeworld.com. Our common stock is currently listed for quotation on the OTC Pink Marketplace under the symbol “ RDGL .”

The Company is a radiation oncology medical device company engaged in the development of its yttrium-90 based brachytherapy device RadioGel™ for the treatment of non-resectable tumors. A prominent team of radiochemists, scientists and engineers, collaborating with strategic partners, including national laboratories, universities and private corporations, lead the Company’s development efforts. The Company’s overall vision is to globally empower physicians, medical researchers and patients by providing them with new isotope technologies that offer safe and effective treatments for cancer.

The Company’s current focus is on the development of its RadioGel™ device. RadioGel™ is an injectable particle-gel, for brachytherapy radiation treatment of cancerous tumors in people and animals. RadioGel™ is comprised of a hydrogel, or a substance that is liquid at room temperature and then gels when reaching body temperature after injection into a tumor. In the gel are small, one micron, yttrium-90 phosphate particles (“Y-90”). Once injected, these inert particles are locked in place inside the tumor by the gel, delivering a very high local radiation dose. The radiation is beta, consisting of high-speed electrons. These electrons only travel a short distance so the device can deliver high radiation to the tumor with minimal dose to the surrounding tissue. Optimally, patients can go home immediately following treatment without the risk of radiation exposure to family members. Since Y-90 has a half-life of 2.7 days, the radioactively drops to 5% of its original value after ten days.

The Company’s lead brachytherapy products, including RadioGel™, incorporate patented technology developed for Battelle Memorial Institute (“Battelle”) at Pacific Northwest National Laboratory, a leading research institute for government and commercial customers. Battelle has granted the Company an exclusive license to patents covering the manufacturing, processing and applications of RadioGel™ (the “Battelle License”). Other intellectual property protection includes proprietary production processes and trademark protection in 17 countries. The Company plans to continue efforts to develop new refinements on the production process, and the product and application hardware, as a basis for future patents.

The Company is currently focusing on obtaining approval from the FDA to market and sell RadioGel™ as a Class II medical device. The Company first requested FDA approval of RadioGel™ in June 2013, at which time the FDA classified RadioGel™ as a medical device. The Company t hen followed with a 510(k) submission which the FDA responded, in turn, with a request for a physician letter of substantial equivalence and a reformatted 510(k) summary, which the Company provided in January 2014. In February 2014, the FDA ruled the device as not substantially equivalent due to a lack of a predicate device and it was therefore classified as a Class III device. Class III devices are generally the highest risk devices and are therefore subject to the highest level of regulatory review, control and oversight. Class III devices must typically be approved by the FDA before they are marketed. Class II devices represent lower risk devices than Class III and require fewer regulatory controls to provide reasonable assurance of the device’s safety and effectiveness. In contrast, Class I devices are deemed to be lower risk than Class II or III, and are therefore subject to the least regulatory controls.

F-19

The Company is currently developing test plans to address issues raised by the FDA in connection with the Company’s previous submissions regarding RadioGel™, including developing specific test plans and specific indication of use. The Company intends to request that the FDA grant approval to re-apply for de novo classification of RadioGel™, which would reclassify the device from a Class III device to a Class II device, further simplifying the path to FDA approval. In the event the FDA denies the Company’s application and subsequently determines during the de novo review that RadioGel™ cannot be classified as a Class I or Class I1 device, the Company will then need to submit a pre-market approval application to obtain the necessary regulatory approval as a Class III device. See also Business – Regulatory History for a discussion regarding the Company’s application for FDA approval of RadioGel™.

IsoPet Solutions

The Company’s, IsoPet Solutions division was established in May 2016 to focus on the veterinary oncology market, namely engagement of university veterinarian hospital to develop the detailed therapy procedures to treat animal tumors and ultimately use of the technology in private clinics. The Company has engaged four different university veterinarian hospitals to begin using RadioGel™ for treatment of four different cancer types in dogs and cats. Washington State University Veterinary Hospital has tested one cat to demonstrate the procedures and the absence of any significant toxicity effect. The other three centers are expected to begin therapy during the second quarter of 2017 after their internal administrative review process is completed.

These animal therapies will focus on creating labels that describe the procedures in detail as a guide to future veterinarians. The labels will be voluntarily submitted to the FDA for review. They will then be used as data for future FDA applications in the medical sector and as key intellectual property for licensing to private veterinary clinics.

The Company anticipates that future profit will be derived from direct sales of RadioGel™ and related services, and from licensing to private medical and veterinary clinics in the U.S. and internationally.

Regulatory History

RadioGel™ has a long regulatory history with the Food and Drug Administration (“FDA”). Initially, the Company submitted a presubmission (Q130140) to obtain FDA feedback about the proposed product. The FDA requested that the Company file a request for designation with the Office of Combination Products (RFD130051), which led to the determination that RadioGel™ is a device to be reviewed and regulated by the Center for Devices and Radiological Health (“CDRH”). The Company then submitted a 510(k) notice for RadioGel™ (K133368), which was found Not Substantially Equivalent due to the lack of a suitable predicate, and RadioGel™ was assigned to the Class III product code NAW (microspheres). Class III products or devices are generally the highest risk devices and are therefore subject to the highest level of regulatory review, control and oversight. Class III products or devices must typically be approved by FDA before they are marketed. Class II devices represent lower risk products or devices than Class III and require fewer regulatory controls to provide reasonable assurance of the product’s or device’s safety and effectiveness. In contrast, Class I products and devices are deemed to be lower risk than Class I or II, and are therefore subject to the least regulatory controls.

A presubmission meeting (Q140496) was held with the FDA on June 17, 2014, during which the FDA maintained that RadioGel™ should be considered a Class III device and therefore subject to pre-market approval. On December 29, 2014, the Company submitted a de novo petition for RadioGel™ (DEN140043). The de novo petition was denied by the FDA on June 1, 2015, with the FDA providing numerous comments and questions. On September 29, 2015, the Company submitted a follow-up pre-submission informational meeting request with the FDA (Q151569). At such meeting on November 9, 2015, the FDA indicated acceptance of the Company’s applied dosimetry methods and clarified the FDA’s outstanding questions regarding RadioGel™. The Company intends to prepare a new pre-submission to obtain FDA feedback on the proposed testing to address the concerns raised by the FDA staff, as well as the suitability of RadioGel™ for de novo.

F-20

In the event the FDA denies the Company’s application for de novo review, and therefore determines that RadioGel™ cannot be classified as a Class I or Class I1 device, the Company will then need to submit a pre-market approval application to obtain the necessary regulatory approval as a Class III device.

In previous FDA submittals, the Company proposed applying RadioGel™ for a very broad range of cancer therapies, referred to as Indication for Use. The FDA has requested that the Company reduce its Indications for Use. To comply with that request, the Company has expanded its Medical Advisory Board (“MAB”) and engaged doctors from respected hospitals who have evaluated the candidate cancer therapies based on three criteria: (1) potential for FDA approval and successful therapy; (2) notable advantage over current therapies; and (3) probability of wide spread acceptance by the medical community.

The MAB selected eighteen applications for RadioGel™, each of which meet the criteria described above. This large number confirms the wide applicability of the device and defines the path for future business growth. The Company intends to apply to the FDA for a single Indication for Use, followed by subsequent applications for additional Indications for Use. We anticipate that this initial application will facilitate each subsequent application for additional Indications for Use, and the testing for many of the subsequent applications could be conducted in parallel, depending on available resources.

The MAB selected the treatment of basal cell and squamous cell skin cancers for the first Indication for Use to be submitted to the FDA. According to the American Cancer Society, one out of every three new cancers diagnosed in the U.S. is a cancerous skin lesion of this type, representing 5.5 million tumors diagnosed annually. The MAB believes RadioGel™ has the potential to be the preferred treatment in a reasonable number of cases in a very large market.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has suffered recurring losses and used significant cash in support of its operating activities and the Company’s cash position is not sufficient to support the Company’s operations. Research and development of the Company’s brachytherapy product line has been funded with proceeds from the sale of equity and debt securities as well as a series of grants. The Company requires funding of approximately $1.5 million annually to maintain current operating activities. Over the next 12 to 24 months, the Company believes it will cost approximately $5.0 million to $10.0 million to fund: (1) the FDA approval process and initial deployment of the brachytherapy products, and (2) initiate regulatory approval processes outside of the United States. The continued deployment of the brachytherapy products and a worldwide regulatory approval effort will require additional resources and personnel. The principal variables in the timing and amount of spending for the brachytherapy products in the next 12 to 24 months will be the FDA’s classification of the Company’s brachytherapy products as Class II or Class III devices (or otherwise) and any requirements for additional studies which may possibly include clinical studies. Thereafter, the principal variables in the amount of the Company’s spending and its financing requirements would be the timing of any approvals and the nature of the Company’s arrangements with third parties for manufacturing, sales, distribution and licensing of those products and the products’ success in the U.S. and elsewhere. The Company intends to fund its activities through strategic transactions such as licensing and partnership agreements or additional capital raises.

Following receipt of required regulatory approvals and financing, in the U.S., the Company intends to outsource material aspects of manufacturing, distribution, sales and marketing. Outside of the U.S., the Company intends to pursue licensing arrangements and/or partnerships to facilitate its global commercialization strategy.

In the longer-term, subject to the Company receiving adequate funding, regulatory approval for RadioGel™ and other brachytherapy products, and thereafter being able to successfully commercialize its brachytherapy products, the Company intends to consider resuming research efforts with respect to other products and technologies intended to help improve the diagnosis and treatment of cancer and other illnesses.

F-21

Based on the Company’s financial history since inception, its auditor has expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company has limited revenue, nominal cash, and has accumulated deficits since inception. If the Company cannot obtain sufficient additional capital, the Company will be required to delay the implementation of its business strategy and may not be able to continue operations.

As of December 31, 2016, the Company has $27,889 cash on hand. There are currently commitments to vendors for products and services purchased, plus, the employment agreements of the CFO and other employees of the Company and the Company’s current lease commitments that will necessitate liquidation of the Company if it is unable to raise additional capital. The current level of cash is not enough to cover the fixed and variable obligations of the Company.

Assuming the Company is successful in the Company’s sales/development effort, it believes that it will be able to raise additional funds through strategic agreements or the sale of the Company’s stock to either current or new stockholders. There is no guarantee that the Company will be able to raise additional funds or to do so at an advantageous price.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company plans to seek additional funding to maintain its operations through debt and equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Advanced Medical Isotope Corporation and its wholly-owned subsidiary IsoPet Solutions Corporation (“ IsoPet ”). All significant inter-company balances and transactions have been eliminated in consolidation.

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these audited consolidated financial statements so as to conform to current period classifications.

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory is reported at the lower of cost or market, determined using the first-in, first-out basis, or net realizable value. All inventories consist of finished goods. The Company had no raw materials or work in process. The Company had been carrying inventory consisting of two bottles of O-18 water for a value of $8,475. The Company determined this water was no longer usable and wrote off the $8,475 value as of December 31, 2016.

F-22

Fair Value of Financial Instruments

Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2016 , and December 31, 2015, the balances reported for cash, prepaid expenses, accounts receivable, accounts payable, and accrued expenses, approximate the fair value because of their short maturities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis were calculated using the Black-Scholes pricing model and are as follows at December 31, 2016:

	Total	Level 1	Level 2	Level 3
Assets:
Total Assets Measured at Fair Value	$-	$-	$-	$-

Liabilities:
Derivative Liability	324,532	-	-	324,532
Total Liabilities Measured at Fair Value	$324,532	$-	$-	$324,532

Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2015:

	Total	Level 1	Level 2	Level 3
Assets
Total Assets Measured at Fair Value	$-	$-	$-	$-

Liabilities
Liability for lack of authorized shares	852,091	-	-	852,091
Derivative Liability	4,235,016	-	-	4,235,016
Total Liabilities Measured at Fair Value	$5,087,107	$-	$-	$5,087,107

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Production equipment with a cost of $2,500 or greater and other fixed assets with a cost of $1,500 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

F-23

Depreciation is computed using the straight-line method over the following estimated useful lives:

Production equipment:	3 to 7 years
Office equipment:	2 to 5 years
Furniture and fixtures:	2 to 5 years

Leasehold improvements and capital lease assets are amortized over the shorter of the life of the lease or the estimated life of the asset.

Management of the Company reviews the net carrying value of all of its equipment on an asset by asset basis whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. These reviews consider the net realizable value of each asset, as measured in accordance with the preceding paragraph, to determine whether impairment in value has occurred, and the need for any asset impairment write-down.

License Fees

License fees are stated at cost, less accumulated amortization. Amortization of license fees is computed using the straight-line method over the estimated economic useful life of the assets.

The Company made a $10,000 investment in 2010 for an exclusive license with Battelle Memorial Institute regarding its technology for the production of a Brachytherapy seed. In August 2010, the Company entered into a License Agreement for the Patent Rights in the area of a Brachytherapy seed with a Fast-dissolving Matrix for Optimized Delivery of Radionuclides. This Agreement calls for a $10,000 nonrefundable fee upon execution, a royalty agreement on sales and on funds received from any sublicenses. The $10,000 nonrefundable fee paid upon execution was capitalized as License Fees and is amortized on the straight-line basis over a three-year life. Additionally, the Agreement calls for a minimum annual fee.

The Company agreed for a mutual termination of this license effective December 31, 2016 and that the $25,000 minimum annual fee for 2016 due January 2017 would not be owed. The Company was carrying $35,482 in patent costs relating to this license, which was written off as impaired assets during the twelve months ended December 31, 2016. The Company still has a $7,026 balance owed for patent expense accrued during 2016.

Calendar Year	Minimum Royalties per Calendar Year
2010	$-
2011	$-
2012	$2,500
2013	$5,000	(1)
2014	$7,500	(2)
2015	$10,000	(3)
2016 and each calendar year thereafter	$25,000	(4)

(1) Paid February 2014

(2) Paid February 2015

(3) Paid February 2016

(4) No longer owed due to termination of license agreement effective December 31, 2016

The Company made a $5,000 investment in February 2011 for a one-year option agreement to negotiate an exclusive license agreement with Battelle Memorial Institute regarding its patents for the production of RadioGel™. This option agreement calls for a $5,000 upfront fee for the option, which expired February 2012 and was fully expensed in the twelve months ended December 31, 2011. Effective March 2012, the Company entered into an exclusive license agreement with Battelle Memorial Institute regarding the use of its patented RadioGel™ technology. This license agreement calls for a $17,500 nonrefundable license fee and a royalty based on a percent of gross sales for licensed products sold; the license agreement also contains a minimum royalty amount to be paid each year starting with 2013.

F-24

Calendar Year	Minimum Royalties per Calendar Year
2012	$-
2013	$5,000	(1)
2014	$7,500	(2)
2015	$10,000	(3)
2016	$10,000	(4)
2017 and each calendar year thereafter	$25,000

(1) Paid February 2014

(2) Paid February 2015

(3) Paid February 2016

(4) $5,399 was paid January 2017 and the remaining $4,601 was paid February 2017.

The Company periodically reviews the carrying values of capitalized license fees and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Amortization is computed using the straight-line method over the estimated useful live of three years. Amortization of license fees was $0, and $1,339 for the years ended December 31, 2016, and 2015, respectively.

Patents and Intellectual Property

The Company had a total $35,482 of capitalized patents and intellectual property costs at December 31, 2015 for the patent rights in the area of a Brachytherapy seed with a Fast-dissolving Matrix for Optimized Delivery of Radionuclides. Effective December 31, 2016 the Company agreed to terminate this non-utilized patent license for which the $35,482 of capitalized patent and intellectual costs applied and therefore the Company wrote off $35,482 of capitalized costs in the twelve months ending December 31, 2016.

Revenue Recognition

The Company recognized revenue related to product sales when (i) persuasive evidence of the arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue for the fiscal year ended December 31, 2016 and December 31, 2015 consisted of consulting revenue. The Company recognizes revenue once an order has been received and shipped to the customer or services have been performed. Prepayments, if any, received from customers prior to the time products are shipped are recorded as deferred revenue. In these cases, when the related products are shipped, the amount recorded as deferred revenue is recognized as revenue. The Company does not accrue for sales returns and other allowances as it has not experienced any returns or other allowances.

Income from Grants and Deferred Income

Government grants are recognized when all conditions of such grants are fulfilled or there is reasonable assurance that they will be fulfilled. The Company has chosen to recognize income from grants as it incurs costs associated with those grants, and until such time as it recognizes the grant as income those funds received will be classified as deferred income on the balance sheet.

On September 1, 2015, the Company received notification it had been awarded from Washington State University, $42,019 grant funds from the sub-award project entitled “Optimized Injectable Radiogels for High-dose Therapy of Non-Resectable Solid Tumors”. The Company received $21,010 and $21,009 of the grand award in the twelve months ended December 31, 2016 and 2015, respectively.

F-25

Earnings (Loss) Per Share

The Company accounts for its earnings (loss) per common share by replacing primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period, and does not include the impact of any potentially dilutive common stock equivalents since the impact would be anti-dilutive. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. However, since the Company does not have sufficient authorized shares of common stock, we did not include these in our calculation.

Securities, all of which represent common stock equivalents, that could be dilutive in the future as of December 31, 2016 and 2015, are as follows:

	December 31, 2016	December 31, 2015
Convertible debt	6,441,644	7,848,421
Preferred stock	37,735,920	16,270,000
Common stock options	2,402,500	51,350
Common stock warrants	3,579,505	6,791,003
Total potential dilutive securities	50,159,569	30,960,774

Research and Development Costs

Research and developments costs, including salaries, research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year computed.

The Company incurred $328,026 and $149,650 research and development costs for the years ended December 31, 2016, and 2015, respectively, all of which were recorded in the Company’s operating expenses noted on the income statements for the years then ended.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred except for the cost of tradeshows which are deferred until the tradeshow occurs. Tradeshow expenses incurred and not expensed as of the years ended December 31, 2016, and 2015 were $0 and $14,800, respectively. During the twelve months ended December 31, 2016 and 2015, the Company incurred $284,138 and $0, respectively, in advertising and marketing costs.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and included in cost of materials.

Legal Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, patent rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. The Company discloses contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimated probable losses require analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any probable legal proceedings or claims will have a material impact on its financial position or results of operations. However, if actual or estimated probable future losses exceed the Company’s recorded liability for such claims, it would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

There had been an ongoing dispute with the landlord, Rob and Maribeth Myers, regarding the production center rent. During 2016, the Company reached a Settlement Agreement with regards to this dispute resulting in a payment of $438,830 for rent, interest, and costs.

F-26

There is an ongoing dispute with BancLeasing and Washington Trust Bank regarding application of lease payments to the principal loan amount for the linear accelerator, and the Company believed it overpaid by approximately $300,000. In 2016 the Company was awarded in the Superior Court of the State of Washington a total sum of $527,876 against BancLeasing. The Company is pursuing its options for collection of the awarded amount, however there can be no assurance as to any eventual collection.

Income Taxes

To address accounting for uncertainty in tax positions, the Company clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

The Company files income tax returns in the U.S. federal jurisdiction, and Delaware. The Company did not have any tax expense for the years ended December 31, 2016 and 2015. The Company did not have any deferred tax liability or asset on its balance sheet on December 31, 2016 and 2015.

Interest costs and penalties related to income taxes, if any, will be classified as interest expense and general and administrative costs, respectively, in the Company’s financial statements. For the years ended December 31, 2016 and 2015, the Company did not recognize any interest or penalty expense related to income taxes. The Company believes that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months.

Stock-Based Compensation

The Company recognizes in the financial statements compensation related to all stock-based awards, including stock options, based on their estimated grant-date fair value. The Company has estimated expected forfeitures and is recognizing compensation expense only for those awards expected to vest. All compensation is recognized by the time the award vests.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from non-employees. Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete. The Company recognizes the fair value of the equity instruments issued that result in an asset or expense being recorded by the Company, in the same period(s) and in the same manner, as if the Company has paid cash for the goods or services.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company believes are applicable or would have a material impact on the financial statements of the Company.

Reclassifications

Certain prior-year amounts have been reclassified to conform with current year’s presentation.

NOTE 3: FIXED ASSETS

Fixed assets consist of the following at December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Production equipment	$15,182	$1,938,532
Building	-	446,772
Leasehold improvements	-	3,235
Office equipment	14,594	32,769
	29,776	2,421,308
Less accumulated depreciation	(28,303)	(2,416,888)
	$1,473	$4,420

F-27

Depreciation expense for the above fixed assets for the years ended December 31, 2016 and 2015, respectively, was $2,947 and $4,332.

During the year ended December 31, 2016, the Company abandoned production equipment, building, leasehold improvements, and office equipment with an original cost totaling $1,016,532 that had been located in the production center. Additionally, the Company removed the linear accelerator form the production center and has placed the equipment into storage. The $1,375,000 original cost of the linear accelerator was also written off during the year ended December 31, 2016. All of the equipment written off during the year ended December 31, 2016 had been fully depreciated.

NOTE 4: INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015
License Fee	$112,500	$112,500
Less accumulated amortization	(112,500)	(112,500)
	-	-
Patents and intellectual property	-	35,482
	$-	$35,482

Amortization expense for the above intangible assets for the years ended December 31, 2016 and 2015, respectively, was $0 and $1,339.

NOTE 5: DEBT ISSUANCE COSTS

During the years ending December 31, 2016 and 2015, the Company paid $0 and $5,000, respectively, in cash for debt arrangements.

The Company amortizes debt issuance costs on a straight-line basis over the life of the debt arrangements and recognized $0, and $18,917, during the years ending December 31, 2016, and 2015, respectively.

During the twelve months ending December 31, 2016 and 2015 the Company had the following activity in their debt issuance cost account:

Debt issuance costs at December 31, 2014	$13,917
Cash paid as fees for debt arrangements	5,000
Amortization of debt issuance costs	(18,917)
Debt issuance costs at December 31, 2015	-
Cash paid as fees for debt arrangements	-
Amortization of debt issuance costs	-
Debt issuance costs at December 31, 2016	$-

F-28

NOTE 6: RELATED PARTY TRANSACTIONS

Related Party Promissory Notes

As of December 31, 2016, and 2015, the Company had the following related party promissory notes outstanding:

	December 31, 2016		December 31, 2015
	Principal (net)	Accrued Interest	Principal (net)	Accrued Interest
September 2015 $1,055,535 Note, 8% interest, due on demand after March 2017	$-	$-	$1,055,535	27,299
September 2015 $142,415 Note, 10% interest, due May 2016	-	-	142,415	4,669
October 2015 $82,500 Note, 10% interest due October 2016	82,500	10,239	82,500	1,966
February 2016 $50,000 Note, 10% interest, due February 2017	50,000	4,192	-	-
May 2016 $109,695 Note, 10% interest, due July 2017	109,695	7,093	-	-
May 2016 $90,000 Note, 10% interest, due May 2017	90,000	5,425	-	-
Total Convertible Notes Payable, Net	$332,195	$26,949	$1,280,450	$33,934

During the year ending December 31, 2016, the Company received proceeds from new related party promissory notes of $249,695 and recorded conversions of $1,197,950 for related party note principal.

During the year ending December 31, 2015 the Company received proceeds from new related party promissory notes of $224,915. Additionally, in September of 2015 multiple convertible notes were rolled in together for a total new non-convertible promissory note of $1,055,532.

Related Party Convertible Notes Payable

During the year ending December 31, 2016, the Company received proceeds from new related party convertible notes of $473,613 and, at inception, issued 37,906 shares of Series A Convertible Preferred Stock (“Series A Preferred”) as loan fees valued at $29,156. Each of the Company’s related party convertible notes have a conversion rate that is variable, therefore the Company has accounted for such conversion features as derivative instruments (see Note 9). As a result of recording the preferred stock and the derivative liabilities at note inception, the Company increased the debt discount recorded on their convertible notes by $473,613 and recorded $1,912,587 in additional interest expense. During the year ending December 31, 2016, the Company recorded amortization of $25,000 on their related party convertible note debt discounts, recorded conversions of $473,613 for related party note principal, and recorded $448,613 of debt discount write-offs for early debt conversion. As a result of all related party convertible notes being converted during the year ending December 31, 2016, the related party convertible notes payable balance was $0 as of December 31, 2016.

During the year ending December 31, 2015, the Company received proceeds from new related party convertible notes of $156,500. Of that $156,500, $113,500 was convertible at a fixed rate and $43,000 was convertible at a variable rate.

The new related party convertible notes of $113,500 were convertible into the Company’s common stock at $0.001 per share. The convertible notes were issued with 43,326 shares of common stock (see Note 11), therefore the Company recorded debt discounts at inception of $4,896 to allocate the convertible note proceeds to the common stock. In September of 2015, the $113,500 of new convertible notes were rolled in together with multiple other notes for a total new promissory note of $1,055,532 which was not convertible. The $4,896 of debt discounts were fully amortized prior to the convertible notes being rolled into the promissory note.

The new related party convertible notes of $43,000 were issued with 3,440 shares of Series A preferred stock as loan fees valued at $17,401 (see Note 11). Each of these related party convertible notes have a conversion rate that is variable, therefore the Company has accounted for such conversion features as derivative instruments (see Note 9). As a result of recording the preferred stock and the derivative liabilities at note inception, the Company increased the debt discount recorded on these convertible notes by $43,000 and recorded $17,401 in additional interest expense. During the year ending December 31, 2016 the Company recorded amortization of $43,000 on these related party convertible note debt discounts and recorded conversions of $43,000 for related party note principal.

F-29

During the year ending December 31, 2015, the Company recorded additional conversions of $3,638,566 of note principal and amortization of $6,328 of debt discounts for related party convertible notes that had been outstanding as of December 31, 2014.

As a result of all related party convertible notes being rolled into a non-convertible promissory note or converted during the year ending December 31, 2015 the related party convertible notes payable balance was $0 as of December 31, 2015.

Preferred Shares Issued to Officers

During 2016, the Company issued 10,000 shares of its Series A Preferred to its CFO, representing $54,152, for services (see Note 11).

During 2015, the Company issued the CEO and CFO a combined total of 175,000 shares of Series A Preferred in exchange for a combined total of $262,500 of accrued and unpaid wages (see Note 11).

Rent Expenses

On July 17, 2007, the Company entered into a five-year lease for its production center from a less than 5% shareholder. Subsequent to July 31, 2012, the Company was renting this space on a month-to-month basis at $11,904 per month. Effective January 1, 2015, the Company’s lease was terminated. There has been an ongoing dispute with the landlord, Rob and Maribeth Myers, regarding the production center rent. During 2016, the Company reached a Settlement Agreement with regards to this dispute resulting in a payment of $438,830 for rent, interest, and costs.

The Company rents office space from a significant shareholder and director of the Company on a month-to-month basis with a monthly payment of $1,500.

Rental expense for the years ended December 31, 2016 and 2015 consisted of the following:

	Year ended December 31, 2016	Year ended December 31, 2015
Office and warehouse space	$40,000	$155,306
Corporate office	18,000	18,000
Total Rental Expense	$58,000	$173,306

NOTE 7: CAPITAL LEASE OBLIGATIONS

During September 2007, the Company obtained two master lease agreements for $1,875,000 and $631,000, with interest on both leases accruing at 8.6% annually, secured by equipment and personal guarantee of two of the major stockholders. These long-term agreements shall be deemed capital lease obligations for purposes of financial statement reporting. The purpose of the lease is to acquire a Pulsar 10.5 PET Isotope Production System plus ancillary equipment.

This capital lease and its resulting obligation is recorded at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding any portion of the payments representing taxes to be paid by the Company. This amount does not exceed the fair value of the leased property at the lease inception, so the recorded amount is the fair value.

The lease requires the Company to maintain a minimum debt service coverage ratio of 1:1 measured at fiscal year-end. Non-compliance with this provision shall constitute a default and guarantors must contribute capital sufficient to fund any deficit in the debt service coverage ratio.

The Company fully paid this capital lease obligations during the twelve months ending December 31, 2015; however, there is an ongoing dispute with the lessor as the Company believes it has overpaid its lease obligations.

F-30

NOTE 8: CONVERTIBLE NOTES PAYABLE

As of December 31, 2016, and 2015, the Company had the following convertible notes outstanding:

	December 31, 2016		December 31, 2015
	Principal (net)	Accrued Interest	Principal (net)	Accrued Interest
July and August 2012 $1,060,000 Notes convertible into common stock at $4.60 per share, 12% interest, due December 2013 and January 2014	$95,000	$50,365	$165,000	69,712
January 2014 $50,000 Note convertible into common stock at a variable conversion price, 8% interest, due January 2015	-	-	50,000	7,682
January 2014 $55,500 Note convertible into common stock at a variable conversion price, 10% interest, due October 2014	-	-	10,990	5,457
February 2014 $46,080 Note convertible into common stock at a variable conversion price, 10% interest, due February 2015	-	-	-	2,358
February 2014 $27,800 Note convertible into common stock at a variable conversion price, 10% one-time interest, due February 2015	-	-	20,000	-
March 2014 $50,000 Note convertible into common stock at a variable conversion price, 10% interest, due March 2015	-	-	36,961	6,572
March 2014 $165,000 Note convertible into common stock at a variable conversion price, 10% interest, due April 2015	-	-	61,301	24,109
April 2014 $32,000 Note convertible into common stock at a variable conversion price, 10% interest, due April 2015	-	-	22,042	3,034
April 2014 $46,080 Note convertible into common stock at a variable conversion price, 10% interest due April 2015	-	-	5,419	4,608
May 2014 $55,000 Note convertible into common stock at a variable conversion price, 12% interest, due May 2015	-	-	25,000	1,836
June 2014 $28,800 Note convertible into common stock at a variable conversion price, 10% interest due June 2015	-	-	28,800	2,880
June 2014 $40,000 Note convertible into common stock at a variable conversion price, 10% interest, due June 2015	-	-	40,000	6,049
June 2014 $40,000 Note convertible into common stock at a variable conversion price, 10% interest, due June 2015	-	-	38,689	5,851
June 2014 $56,092 Note convertible into common stock at a variable conversion price, 16% interest, due July 2015	-	-	56,092	13,462
July 2014 $37,500 Note convertible into common stock at a variable conversion price, 12% interest, due July 2015	-	-	37,015	6,377
August 2014 $36,750 Note convertible into common stock at a variable conversion price, 10% interest, due April 2015	-	-	36,750	5,538
August 2014 $33,500 Note convertible into common stock at a variable conversion price, 4% interest, due February 2015	-	-	33,500	-
September 2014 $37,500 Note convertible into common stock at a variable conversion price, 12% interest, due September 2015	-	-	36,263	5,576
May through October 2015 $605,000 Notes convertible into preferred stock at $1 per share, 8-10% interest, due September 30, 2015	-	17,341	-	18,264
October through December 2015 $613,000 Notes convertible into preferred stock at $1 per share, 8% interest, due June 30, 2016, net of debt discount of $0 and $560,913, respectively	-	5,953	52,087	2,519
January through March 2016 $345,000 Notes convertible into preferred stock at $1 per share, 8% interest, due June 30, 2016	-	696	-	-
November 2016 $979,162 Notes convertible into common stock at a variable conversion price, 10% interest, due May 2017, net of debt discounts of $540,720 and $0, respectively	438,442	12,397	-	-
Penalties on notes in default	11,066	-	1,032,475	-
Total Convertible Notes Payable, Net	$544,508	$86,752	$1,788,384	$191,884

F-31

During the year ending December 31, 2016, the Company received proceeds from new convertible notes of $1,273,534, obtained advances from shareholders of $127,533 that were reclassified into convertible notes payable, and reclassified $455,150 of accrued interest into convertible notes payable. The Company recorded original issue discounts and loan fees on new convertible notes of $193,831 and $6,000, respectively, which also increased the debt discounts recorded on the convertible notes. The Company recorded $419,055 of payments on their convertible notes, conversions of $1,444,950 of convertible note principal, a total gain on settlement of $1,456,113 representing the write-off of convertible note principal, and $814,625 of debt discount write-offs for early debt conversion or extinguishment. Each of the Company’s convertible notes have a conversion rate that is variable. The Company therefore has accounted for such conversion features as derivative instruments (see Note 9). As a result of recording derivative liabilities at note inception, the Company increased the debt discount recorded on their convertible notes by $809,835 during the year ending December 31, 2016. The Company also recorded amortization of $579,042 on their convertible note debt discounts. Lastly, the Company issued 347,400 shares of Series A Preferred as loan fees with their new convertible notes. The Company therefore increased their convertible note debt discount by $363,807, which represented the portion of the convertible note proceeds that were allocated to preferred stock.

During the year ending December 31, 2015, the Company received proceeds from new convertible notes of $1,285,000, recorded default penalties on new convertible notes of $116,521, and recorded original issue discounts of $5,000, which also increased the debt discounts recorded on the convertible notes. The Company recorded $255,000 of payments on their convertible notes conversions of $584,700 of convertible note principal, a total loss on settlement of $967,038 representing the write-off of convertible note principal, and $3,035 of debt discount write-offs for early debt conversion or extinguishment. Each of the Company’s convertible notes have a conversion rate that is variable. The Company therefore has accounted for such conversion features as derivative instruments (see Note 9). As a result of recording derivative liabilities at note inception, the Company has increased the debt discount recorded on their convertible notes by $1,285,000 during the year ending December 31, 2015. The Company also recorded amortization of $1,031,443 on their convertible note debt discounts.

NOTE 9: DERIVATIVE LIABILITY

During the years ending December 31, 2016 and 2015, the Company had the following activity in their derivative liability account:

	Warrants	Conversion Feature	Total
Derivative Liability at December 31, 2014	1,263,929	10,238,451	11,502,380
Derivative Liability Recorded on New Instruments	-	698,705	698,705
Elimination of Liability on Conversion	-	(79,044)	(79,044)
Change in Fair Value	(549,528)	(7,337,497)	(7,887,025)
Derivative Liability at December 31, 2015	714,401	3,520,615	4,235,016
Derivative Liability Recorded on New Instruments	-	6,150,026	6,150,026
Elimination of Liability on Conversion	(1,266,795)	(10,381,138)	(11,647,933)
(Gain) on Settlement of Debt	-	(656,930)	(656,930)
Change in Fair Value	552,452	1,691,901	(2,244,353)
Derivative Liability at December 31, 2016	58	324,474	324,532

F-32

The Company uses the Black-Scholes pricing model to estimate fair value for those instruments convertible into common stock at inception, at conversion date, and at each reporting date. During the year ending December 31, 2016, and 2015, the Company used the following assumptions in their Black-Scholes model:

	December 31, 2016		December 31, 2015
	Warrants	Conversion Feature	Warrants	Conversion Feature
Risk-free interest rate	0.46% - 1.38%	0.12% - 0.85%	0.65% - 1.31%	0.02% - 0.25%
Expected life in years	0.53 - 4.08	0.01 - 1.00	0.70 - 4.00	0.07 - 0.94
Dividend yield	0%	0%	0%	0%
Expected volatility	156.29% - 273.70%	115.46% - 239.93%	197.83% - 263.33%	279.01% - 555.60%

NOTE 10: INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Deferred tax assets:
Net operating loss carryover	$8,854,900	$8,007,900
Depreciation	-	247,900
Related party accrual	179,400	113,400
Capital Loss Carryover	5,500	5,500
Deferred tax liabilities
Depreciation	(197,200)	-
Valuation allowance	(8,842,600)	(8,374,700)
Net deferred tax asset	$-	$-
Net deferred tax asset$	-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income from continuing operations for the years ended December 31, 2016 and 2015 due to the following:

	December 31, 2016	December 31, 2015
Book income (loss)	$(3,350,700)	$2,119,100
Grant income	(7,100)	(7,100)
Depreciation	(25,300)	(41,500)
Intangible asset impairment	12,100	-
Related party accrual	65,900	(516,100)
Meals and entertainment	1,600	1,600
Stock for services	341,300	113,900
Options expense	229,600	9,700
Non-cash interest expense	1,976,300	581,500
Other non-deductible expenses	(90,600)	(3,112,100)
Valuation allowance	846,900	851,000
Income tax expense	$-	$-

F-33

At December 31, 2016, the Company had net operating loss carryforwards of approximately $26,043,700 that may be offset against future taxable income from the year 2017 through 2036.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. At the adoption date of January 1, 2007, the Company had no unrecognized tax benefit, which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2016, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction. The Company is located in the state of Washington and Washington state does not require the filing of income taxes. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2013.

NOTE 11: STOCKHOLDERS’ EQUITY

Common Stock

The Company has 2,000,000,000 shares of common stock authorized, with a par value of $0.001, and as of December 31, 2016 and 2015, the Company has 31,743,797 and 19,969,341 shares issued and outstanding, respectively. The Company’s Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

As of December 31, 2015, there was an insufficient amount of the Company’s authorized common stock to satisfy the potential number of shares that would be required to satisfy the outstanding options, warrants and convertible debt into common stock. As a result, the Company recorded a liability in the amount of $852,091, offset by $852,091 of equity for the year ending December 31, 2015. Effective October 2016, the Company filed a Certificate of Amendment to perform a 1:100 reverse stock split which eliminated the shortage of sufficient authorized common shares. Additionally, the Company removed the $852,091 liability for lack of authorized shares and increased paid in capital. The Company’s financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split.

F-34

Preferred Stock

As of December 31, 2016 and 2015, the Company has 20,000,000 shares of Series A Preferred authorized with a par value of $0.001. The Company’s Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series, and to determine the designations, preferences and rights through a resolution of the Board of Directors.

We currently have one series of preferred stock authorized, the Series A Preferred. The following is a summary of the rights and preferences of the Series A Preferred, which summary is not meant to be a complete description of those terms. For a complete description of the rights and preferences attributable to the Series A Preferred, please see the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 8, 2015.

Series A Convertible Preferred Stock

In June 2015, the Series A Certificate of Designation was filed with the Delaware Secretary of State to designate 2.5 million shares of our preferred stock as Series A Preferred. Effective March 31, 2016, the Company amended the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred of the Registrant, increasing the maximum number of shares of Series A Preferred from 2,500,000 shares to 5,000,000 shares. The following summarizes the current rights and preferences of the Series A Preferred:

Liquidation Preference. The Series A Preferred has a liquidation preference of $5.00 per share.

Dividends. Shares of Series A Preferred do not have any separate dividend rights.

Conversion. Subject to certain limitations set forth in the Series A Certificate of Designation, each share of Series A Preferred is convertible, at the option of the holder, into that number of shares of common stock (the “Series A Conversion Shares”) equal to the liquidation preference thereof, divided by Conversion Price (as such term is defined in the Series A Certificate of Designation), currently $0.50.

In the event the Company completes an equity or equity-based public offering, registered with the SEC, resulting in gross proceeds to the Company totaling at least $5.0 million, all issued and outstanding shares of Series A Preferred at that time will automatically convert into Series A Conversion Shares.

Redemption. Subject to certain conditions set forth in the Series A Certificate of Designation, in the event of a Change of Control (defined in the Series A Certificate of Designation as the time at which as a third party not affiliated with the Company or any holders of the Series A Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company), the Company, at its option, will have the right to redeem all or a portion of the outstanding Series A Preferred in cash at a price per share of Series A Preferred equal to 100% of the Liquidation Preference.

Voting Rights. Holders of Series A Preferred are entitled to vote on all matters, together with the holders of common stock, and have the equivalent of five (5) votes for every Series A Conversion Share issuable upon conversion of such holder’s outstanding shares of Series A Preferred. However, the Series A Conversion Shares, when issued, will have all of the same voting rights as other issued and outstanding common stock of the Company, and none of the rights of the Series A Preferred.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation ”), the holders of Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation preference of the Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company is insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

F-35

Certain Price and Share Adjustments.

a) Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (ii) subdivides outstanding shares of common stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b) Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each share of Series A Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series A Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Common Stock Issued for the Exercise of Options and Warrants

During 2015, the Company issued 1,995,000 shares of common stock for cashless warrants exercise.

During 2016, the Company issued 30,644 shares of common stock for cashless warrants exercise.

Common Stock Issued for Loan Fees on Convertible Debt

During the year ending December 31, 2016, the Company did not issue any common stock for loan fees.

During the year ending December 31, 2015, the Company issued 43,326 shares of common stock for loan fees when entering into related party convertible notes. The shares were valued at $6,387, of which $4,896 was allocated to a debt discount (see Note 6) and $1,491 was recorded as interest expense.

Common Stock Issued for Settlement and Conversion of Debt

During 2016, the Company issued 563,523 shares of common stock in conjunction with the settlement of convertible debt that was paid in cash. The shares were valued at $70,863 and were recognized as a loss on the settlement of debt.

During 2015, the Company issued 920,516 shares of common stock valued at $109,812 in exchange for convertible debt raised in 2014 resulting in a reduction in debt of $31,721, a reduction in derivative liability of $79,044, with an offset of $3,035 to debt discount and a $2,083 gain on extinguishment of debt.

Common Stock Issued for Conversion of Preferred Stock

During 2016, the Company issued 11,180,289 shares of common stock valued at $1,590,801 in exchange for 1,118,024 shares of Series A Preferred valued at $4,828,204, resulting in an increase in retained earnings of $3,237,403.

F-36

Common Stock Options

The following schedule summarizes the changes in the Company’s stock options:

			Weighted		Weighted
	Options Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2014	87,850	$9.00-15.00	3.42 years	$-	$14.00

Options granted	-	$-	-		$-
Options exercised	-	$-	-		$-
Options expired	(36,500)	$9.00-21.00	-		$12.00

Balance at December 31, 2015	51,350	$12.00-15.00	7.12 years	$-	$15.00

Options granted	2,370,000	$0.50-1.00	-		$0.62
Options exercised	-	$-	-		$-
Options expired	(18,850)	$0.12-0.15	-		$14.84

Balance at December 31, 2016	2,402,500	$0.50-15	4.05 years	$-	$0.81

Exercisable at December 31, 2016	1,939,062	$0.50-15	3.95 years	$-	$0.88

During the year ending December 31, 2016 and 2015, the Company recognized $675,324 and $80,635, respectively, worth of stock based compensation related to the vesting of it stock options.

Common Stock Warrants

The following schedule summarizes the changes in the Company’s common stock warrants:

			Weighted	Weighted
	Warrants Outstanding		Average	Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price Per
	Shares	Per Share	Life	Value	Share

Balance at December 31, 2014	23,107,701	$0.01-25	2.86 years	$-	$1

Warrants granted	312,500	$0.10-0.15	2.94 years		$0.13
Warrants exercised	(2,856,041)	$0.30	-		$0.30
Warrants adjusted (1)	(13,601,951)	$0.10-0.15	-		0.01
Warrants expired/cancelled	(158,706)	$6.00-25.00	-		$8.76

Balance at December 31, 2015	6,803,503	$0.1-10	1.90 years	$2,052,699	$0.81

Warrants granted	233,334	$0.40	1.71 years		$0.34
Warrants exercised	(202,500)	$0.10	-		$0.10
Warrants expired/cancelled	(3,254,832)	$0.01-6.00	-		$0.13

Balance at December 31, 2016	3,579,505	$0.01-10	0.52 years	$749	$4.45

Exercisable at December 31, 2016	3,579,505	$0.01-10	0.52 years	$749	$4.45

(1)	Based upon Delaware law and on the terms and conditions set forth in the applicable warrant agreement, any adjustments to the warrants were limited to a floor price of $0.001. Pursuant to the defective warrant exercise notice using an exercise price below $0.001, the Company issued at total of 1,473,777 shares of common stock to the warrant holders, which the Company believes are voidable, and also recorded 16,009,450 warrants outstanding to the holder on the Company’s financial statements for the year ended December 31, 2014, and for the periods ending March 31 and June 30, 2015. Management believes that the warrants were recorded in error during the periods presented, and has recorded the revised number of warrants outstanding at September 30, 2015 at 2,407,500, which reflects the number of shares of common stock purchase warrants outstanding and exercisable under the terms of the warrants at an exercise price of $0.001 per share. This net adjustment of 13,601,951 warrants has been reflected in the schedule for the twelve months ending December 31, 2015. The Company reached a Settlement Agreement in 2016 with this warrant holder to cancel all the remaining 2,407,500 warrants in exchange for 50,000 shares of Series A Preferred.

F-37

During the year ending December 31, 2016 and 2015, the Company recognized $595,175 and $0, respectively, worth of expense related to warrants granted for services.

Preferred Stock Issued for Cash

During 2016, the Company issued 46,666 shares of Series A Preferred for $70,000 cash.

Preferred Stock Issued for Exercise of Warrants

During 2016, the Company issued 250,000 shares of Series A Preferred for $250 for the exercise of warrants.

Preferred Stock Issued for Warrants Surrendered

During 2016, the Company issued 62,854 shares of Series A Preferred, representing $407,973, in exchange for the surrender of 2,407,500 warrants. This resulted in the Company writing off $1,179,710 worth of derivative liabilities and recognizing a gain on debt extinguishment of $771,737.

Preferred Stock Issued for Services

During 2016, the Company issued 218,000 shares of its Series A Preferred, representing $942,644, for services valued at $949,661, therefore recognizing $7,018 of a gain on settlement of debt. During 2016, the Company issued 10,000 shares of its Series A Preferred to its CFO, representing $54,152, for services (see Note 6).

During 2015, the Company issued 100,000 shares of its Series A Preferred, representing $334,880, for services.

Preferred Stock Issued for Loan Fees

During 2016, the Company issued 30,000 shares of its Series A Preferred, valued at $162,456, as a finder’s fee and issued 37,906 shares of its Series A Preferred, valued at $29,156 (see Note 6), as loan fees on related party convertible notes. The Company also issued 347,400 shares of its Series A Preferred, valued at $363,807, as loan fees on convertible notes recorded as debt discount (see Note 8), and issued 47,840 shares of its Series A Preferred, valued at $39,904, as loan fees on convertible notes recorded as derivative liabilities.

During 2015, the Company issued 133,833 shares of its Series A Preferred, valued at $527,325, as loan fees on convertible notes and issued 3,440 shares of its Series A Preferred, valued at $17,401 (see Note 6), as loan fees on related party convertible notes.

Preferred Stock Issued for Debt Extinguishment

During 2016, the Company issued 215,961 shares of Series A Preferred, valued at $1,401,760, in exchange for $1,197,950 of related party debt, and $59,671 of accrued interest (see Note 6). This resulted in the Company recognizing $144,139 as a loss on debt extinguishment.

During 2016, the Company issued 473,830 shares of Series A Preferred, valued at $2,330,876, in exchange for $473,613 of related party convertible debt, and $0 of accrued interest (see Note 6). This resulted in the Company writing off $2,330,154 in derivative liabilities, $448,613 in debt discounts, and recognizing $24,278 as a gain on debt extinguishment.

During 2016, the Company issued 1,460,600 shares of Series A Preferred, valued at $8,552,746 in exchange for $1,444,950 of convertible debt, and $50,711 of accrued interest (see Note 8). This resulted in the Company writing off $8,138,070 in derivative liabilities, $814,625 in debt discounts, and recognizing $266,358 as a gain on debt extinguishment.

F-38

In September 2015, the Company issued 148,310 shares of Series A Preferred in exchange for $1,414,100 of related party debt plus $810,538 of accrued interest and 207,620 shares of Series A preferred stock in exchange for $2,224,466 of related party debt plus $889,838 of accrued interest, to the major shareholder and director of the Company (see Note 6).

In September 2015, the Company issued 43,000 shares of Series A Preferred in exchange for $43,000 of related party convertible debt raised during 2015 (see Note 6).

In November and December 2015, the Company issued 99,000 shares of Series A Preferred in exchange for $22,700 of convertible debt, $9,812 of accrued interest, and extension of a due date for a payment on a debt settled. In September 2015, the Company issued 552,000 shares of Series A Preferred in exchange for $552,000 of convertible debt raised during 2015. In October 2015, the Company issued 10,000 shares of Series A Preferred in exchange for $10,000 of convertible debt raised during 2015 (see Note 8).

Preferred Stock Issued for Accounts Payable and Accrued Liabilities

In December 2015, the Company issued 100,000 and 75,000 shares of Series A Preferred to the CEO and CFO, in exchange for $150,000 and $112,500, respectively, of accrued payroll (see Note 6). In December 2015, the Company issued 246,797 shares of Series A Preferred in exchange for $370,197 of accounts payable.

NOTE 12: CONCENTRATIONS OF CREDIT AND OTHER RISKS

Accounts Receivable

The Company had one customer that represented 100% of the Company’s total revenues for each of the years ended December 31, 2016 and 2015. The customer that represented 100% of the Company’s total revenue for the years ended December 31, 2016 and 2015, and accounted for 100% of the consulting revenue for that year. The Company had no net accounts receivable balance at December 31, 2016 and 2015.

The loss of a significant customer representing the percentage of total revenue as represented for the years ended December 31, 2016 and 2015 would have a temporary adverse effect on the Company’s revenue, which would continue until the Company located new customers to replace them.

The Company routinely assesses the financial strength of its customers and provides an allowance for doubtful accounts as necessary. As of December 31, 2016, and 2015, the Company had no allowance or bad debt expense recorded.

NOTE 13: SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2016, the Company had the following non-cash investing and financing activities:

-	Issued 30,644 shares of common stock valued at $0 for the issuance of cashless warrants.

-	Decreased related party notes by $1,197,950, decrease related party convertible notes by $473,613, offset by a decrease $448,613 in debt discount decreased convertible notes payable by $1,444,950, offset by a decrease $814,624 in debt discount, decreased accrued interest by $110,382, decreased derivative liabilities by $10,468,224, and increased Series A Preferred by $12,431,882 due to 2,150,391 shares issued in conjunction with the settlement of convertible notes.

-	Increased convertible notes payable and decreased accrued interest by $455,150 for the reclassification of accrued interest to principal.

F-39

-	Issued 62,854 shares of Series A Preferred, valued at $407,973, which decreased derivative liabilities by $1,179,710 and for which a gain on debt extinguishment was recorded for $771,737.

-	Increased derivative liabilities for $1,283,448 to record a debt discount on related party convertible notes of $473,613 and a debt discount on convertible notes of $809,835.

-	Increased paid in capital and decreased liability for lack of authorized shares for $852,092.

-	Increased convertible notes payable and decreased loan from shareholder by $127,533 to roll proceeds from shareholder advances to a formal convertible note payable.

-	Issued 433,146 shares of Series A Preferred, valued at $432,866, for loan fees that increased the convertible note debt discount by $363,807 and increased derivative liabilities by $69,059.

-	Issued 11,180,289 shares of common stock valued at $1,590,801 in exchange for 1,118,024 shares of Series A Preferred valued at $4,828,204, resulting in an increase in retained earnings of $3,237,403.

During the year ended December 31, 2015, the Company had the following non-cash investing and financing activities:

-	Issued 1,995,000 shares of common stock valued at $0 for the issuance of cashless warrants.

-	Issued 43,326 shares of common stock as loan fees on convertible debt.

-	Issued 108,833 shares of preferred stock as loan fees on convertible debt.

-	Issued 920,516 shares of common stock for an extinguishment of $31,721 worth of principal on convertible notes payable $0 worth of accrued interest, $79,044 worth of derivative liabilities and $3,035 worth of debt discount.

-	Issued 74,000 shares of preferred stock for an extinguishment of $22,700 worth of principal on convertible notes payable $0 worth of accrued interest, $0 worth of derivative liabilities and $0 worth of debt discount.

-	Issued 960,929 shares of preferred stock valued at $2,201,963 in exchange for $4,243,566 of notes.

-	Issued 421,797 shares of preferred stock valued at $1,358,726 in exchange for $370,197 of accounts payable and $262,500 of accrued payroll.

-	Issued 25,000 shares of preferred stock as loan extension fees.

NOTE 14: SUBSEQUENT EVENTS

In January, February and through March 6, 2017, the Company issued 5,517,900 shares of common stock for 531,790 shares of Series A Preferred.

In February 2017, the Company issued 280,000 shares of common stock shares in exchange for $140,000 of accounts payable.

In March 2017, the Company received $25,000 as a shareholder loan.

The Company has evaluated subsequent events pursuant to ASC Topic 855 and has determined that there are no additional subsequent events to disclose.

F-40

PROSPECTUS

VIVOS INC

$ 10,000,000

Common Stock

Warrants

VIEWTRADE SECURITIES, INC.

[________________], 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than commissions payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee and the FINRA registration fee.

SEC registration fee	$1,159
FINRA filing fee
National securities exchange initial listing fee
Accounting fees and expenses	$10,000
Legal fees and expenses	$100,000
Blue Sky filing fees	$10,000
Miscellaneous fees and expenses	$10,000
Total	$131,159

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation, as amended, and By-Laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 15. Recent Sales of Unregistered Securities

We have issued the following securities since January 1, 201 5 that were not registered under the Securities Act:

II-1

Common Stock Issued for the Exercise of Options and Warrants

During 2015, the Company issued 1,995,000 shares of common stock in connection with the cashless exercise of certain warrants.

During 2016, the Company issued 30,644 shares of common stock in connection with the cashless exercise of certain warrants.

Common Stock Issued for Loan Fees on Convertible Debt

During the nine months ending September 30, 2017 the Company issued 743,699 shares of its Series A Preferred as loan fees on Debentures totaling $3,019,256 of Debentures.

During the nine months ending September 30, 2017 the Company issued 3,040,239 common shares in satisfaction of $358,860 of convertible note payable including $36,479 of accrued interest, resulting in a $134,487 net loss on debt extinguishment.

During the year ending December 31, 2015, the Company issued 43,326 shares of common stock for loan fees when entering into related party convertible notes. The shares were valued at $6,387, of which $4,896 was allocated to a debt discount (see Note 6) and $1,491 was recorded as interest expense.

Common Stock Issued for Services and Prepaid Services

During the month December 2017, the Company issued 81,250 shares of common stock as payment to the Medical Advisory Board for services.

During the nine months ending September 30, 2017 the Company issued 1,918,750 common shares for services valued at $226,160.

Common Stock Issued for Settlement and Conversion of Debt

During the nine months ending September 30, 2017 the Company issued 1,298,677 common shares in satisfaction of $232,481 of accounts payable.

During the nine months ending September 30, 2017 the Company issued 2,100,000 common shares and 160,000 Series A Preferred shares in satisfaction of $272,164 of accrued payroll.

During 2016, the Company issued 563,523 shares of common stock in connection with the settlement of convertible debt that was paid in cash. The shares were valued at $70,863 and were recognized as a loss on the settlement of debt.

II-2

During 2015, the Company issued 920,516 shares of common stock valued at $109,812 in exchange for convertible debt issued in 2014, resulting in a reduction in debt of $31,721, a reduction in derivative liability of $79,044, with an offset of $3,035 to debt discount and a $2,083 gain on extinguishment of debt.

Common Stock Issued for Conversion of Preferred Stock

During the months of October, November and December 2017, the Company issued 5,325,400 shares of common stock in exchange for 532,540 shares of Series A Preferred.

During 2017, the Company issued 17,070,580 shares of common stock in exchange for 1,647,058 shares of Series A Preferred decreasing preferred stock by $4,032,450, increasing common stock by $17,071, and increasing paid in capital by $4,015,379.

During 2016, the Company issued 11,180,289 shares of common stock valued at $1,590,801 in exchange for 1,118,024 shares of Series A Preferred valued at $4,828,204, resulting in an increase in retained earnings of $3,237,403.

During the year ending December 31, 2016 and 2015, the Company recognized $595,175 and $0, respectively, worth of expense related to warrants granted in consideration for services rendered.

Preferred Stock Issued for Cash

During 2016, the Company issued 46,666 shares of Series A Preferred for $70,000 cash.

Preferred Stock Issued for Exercise of Warrants

During 2016, the Company issued 250,000 shares of Series A Preferred for $250 for the exercise of warrants.

Preferred Stock Issued for Warrants Surrendered

During 2016, the Company issued 62,854 shares of Series A Preferred, representing $407,973, in exchange for the surrender of 2,407,500 warrants. This resulted in the Company writing off $1,179,710 worth of derivative liabilities and recognizing a gain on debt extinguishment of $771,737.

Preferred Stock Issued for Services and Commitment Fees

During the months of October, November and December 2017, the Company issued 627,302 shares of Series A Preferred as loan fees for loan amendments.

II-3

During the month November 2017, the Company issued 100,000 shares of Series A Preferred as a commitment fee for a loan.

During the nine months ending September 30, 2017 the Company issued 1,312,500 shares of common stock for services valued at $171,089.

During 2016, the Company issued 218,000 shares of its Series A Preferred, representing $942,644, for services rendered valued at $949,661, therefore recognizing $7,018 of a gain on settlement of debt. During 2016, the Company issued 10,000 shares of its Series A Preferred to its CFO, representing $54,152, for services (see Note 6).

During 2015, the Company issued 100,000 shares of its Series A Preferred, representing $334,880, in consideration for services rendered.

Preferred Stock Issued for Loan Fees

During 2016, the Company issued 30,000 shares of its Series A Preferred, valued at $162,456, as a finder’s fee and issued 37,906 shares of its Series A Preferred, valued at $29,156 (see Note 6), as loan fees on related party convertible notes. The Company also issued 347,400 shares of its Series A Preferred, valued at $363,807, as loan fees on convertible notes recorded as debt discount (see Note 8), and issued 47,840 shares of its Series A Preferred, valued at $39,904, as loan fees on convertible notes recorded as derivative liabilities.

During 2015, the Company issued 133,833 shares of its Series A Preferred, valued at $527,325, as loan fees on convertible notes and issued 3,440 shares of its Series A Preferred, valued at $17,401 (see Note 6), as loan fees on related party convertible notes.

Preferred Stock Issued for Debt Extinguishment

During 2016, the Company issued 215,961 shares of Series A Preferred, valued at $1,401,760, in exchange for $1,197,950 of related party debt, and $59,671 of accrued interest (see Note 6). This resulted in the Company recognizing $144,139 as a loss on debt extinguishment.

During 2016, the Company issued 473,830 shares of Series A Preferred, valued at $2,330,876, in exchange for $473,613 of related party convertible debt, and $0 of accrued interest (see Note 6). This resulted in the Company writing off $2,330,154 in derivative liabilities, $448,613 in debt discounts, and recognizing $24,278 as a gain on debt extinguishment.

During 2016, the Company issued 1,460,600 shares of Series A Preferred, valued at $8,552,746 in exchange for $1,444,950 of convertible debt, and $50,711 of accrued interest (see Note 8). This resulted in the Company writing off $8,138,070 in derivative liabilities, $814,625 in debt discounts, and recognizing $266,358 as a gain on debt extinguishment.

In September 2015, the Company issued 148,310 shares of Series A Preferred in exchange for $1,414,100 of related party debt plus $810,538 of accrued interest and 207,620 shares of Series A preferred stock in exchange for $2,224,466 of related party debt plus $889,838 of accrued interest, to the major shareholder and director of the Company (see Note 6).

In September 2015, the Company issued 43,000 shares of Series A Preferred in exchange for $43,000 of related party convertible debt raised during 2015 (see Note 6).

In November and December 2015, the Company issued 99,000 shares of Series A Preferred in exchange for $22,700 of convertible debt, $9,812 of accrued interest, and extension of a due date for a payment on a debt settled. In September 2015, the Company issued 552,000 shares of Series A Preferred in exchange for $552,000 of convertible debt issued during 2015. In October 2015, the Company issued 10,000 shares of Series A Preferred in exchange for $10,000 of convertible debt issued during 2015 (see Note 8).

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Preferred Stock Issued for Accounts Payable and Accrued Liabilities

During the nine months ending September 30, 2017 the Company issued 183,279 Series A Preferred shares in satisfaction of $115,587 of accrued payroll and $67,692 of accounts payable owed to officers of the Company.

In December 2015, the Company issued 100,000 and 75,000 shares of Series A Preferred to the Company’s CEO and CFO, in exchange for $150,000 and $112,500, respectively, of accrued payroll (see Note 6). In December 2015, the Company issued 246,797 shares of Series A Preferred in exchange for $370,197 of accounts payable.

Preferred Stock Warrants

During October 2015, 250,000 warrants to purchase the Company’s Series A Preferred with an exercise price of $0.001 were issued as part of a consulting services agreement.

Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder and/or Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an “accredited investor” as defined in Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on February 8 , 2018.

VIVOS INC

Date: February 8 , 2018	By:	/s/ Dr. Michael K. Korenko
	Name:	Dr. Michael K. Korenko
	Title:	Chief Executive Officer and President

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 8 , 2018	By:	/s/ Dr. Michael K. Korenko
	Name:	Dr. Michael K. Korenko
	Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

Date: February 8 , 2018	By:	/ s/ *
	Name:	L. Bruce Jolliff
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 8 , 2018	By:	/s/ *
	Name:	Carlton M. Cadwell
	Title:	Chairman of the Board of Directors and Secretary

* By: /s/ Dr. Michael K. Korenko
Attorney-in-fact

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EXHIBIT INDEX

Exhibit
Number	Description
1.1+	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Savage Mountain Sports Corporation, dated January 11, 2000 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
3.3	Articles and Certificate of Merger of HHH Entertainment Inc. and Savage Mountain Sports Corporation, dated April 3, 2000 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
3.4	Articles and Certificate of Merger of Earth Sports Products Inc. and Savage Mountain Sports Corporation, dated May 11, 2000 (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497) ,filed on November 12, 2008).
3.5	Certificate of Amendment of Certificate of Incorporation changing the name of the Company to Advanced Medical Isotope Corporation, dated May 23, 2006 (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
3.6	Certificate of Amendment of Certificate of Incorporation increasing authorized capital dated September 26, 2006 (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
3.7	Certificate of Amendment to the Certificate of Incorporation increasing authorized common stock and authorizing preferred stock, dated May 18, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 18, 2011).
3.8	Certificate of Amendment to the Certificate of Incorporation authorizing a series of Preferred Stock to be named “Series A Convertible Preferred Stock”, consisting of 2,500,000 shares, which series shall have specific designations, powers, preferences and relative and other special rights, qualifications, limitations and restrictions as outlined in the Certificate of Designations, filed June 30, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed July 8, 2015).
3.9	Certificate of Amendment to the Certificate of Incorporation increasing the authorized series of “Series A Convertible Preferred Stock” to 5,000,000 shares, filed June 31, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed April 7, 2016).
3.10	Certificate of Amendment to the Certificate of Incorporation of Advanced Medical Isotope Corporation, effective October 7, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 17, 2016).
4.1+	Form of Warrant Agent Agreement
4.2+	Form of Warrant Certificate
4.3+	Form of Underwriter Purchase Option
5.1+	Opinion of Disclosure Law Group, a professional corporation.
10.1	Agreement and Plan of Reorganization, dated as of December 15, 1998, by and among HHH Entertainment, Inc. and Earth Sports Products, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
10.2	Agreement and Plan of Merger of HHH Entertainment, Inc. and Savage Mountain Sports Corporation, dated as of January 6, 2000 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
10.3	Agreement and Plan of Acquisition by and between Neu-Hope Technologies, Inc., UTEK Corporation and Advanced Medical Isotope Corporation, dated September 22, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
10.4	Employment Agreement dated May 16, 2007 with Leonard Bruce Jolliff (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).

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10.5	Agreement and Plan of Acquisition by and between Isonics Corporation and Advanced Medical Isotope Corporation dated June 13, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
10.6	Employment Agreement dated January 15, 2008 with Dr. Fu-Min Su (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10-12G (File No. 000-53497), filed on November 12, 2008).
10.7	Master Lease Agreement dated September 20, 2007 between BancLeasing, Inc. and Advanced Medical Isotope Corporation, and related documents (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K/A, filed on December 2, 2011).
10.8	Lease Agreement dated July 17, 2007 between Robert L. and Maribeth F. Myers and Advanced Medical Isotope Corporation (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K/A filed, on December 2, 2011).
10.9	Form of Non-Statutory Stock Option Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 15, 2012).
10.10	Promissory Note dated December 16, 2008 between Advanced Medical Isotope Corporation and Carlton M. Cadwell (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K, filed on March 3, 2012).
10.11	Memorandum of Agreement for Strategic Relationship dated August 19, 2011 between Advanced Medical Isotope Corporation and Spivak Management Inc. (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K, filed on March 3, 2012).
10.12	2015 Omnibus Securities and Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K, filed May 25, 2016).
10.13	Form of Securities Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.14	Form of $0.20 Debenture (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.15	Form of $0.13 Debenture (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.16	Form of $0.12 Debenture (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.17	Form of Security Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.18	Form of Security Purchase Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.19	Form of Securities Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.20	Form of $0.20 Debenture (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.21	Form of $0.13 Debenture (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.22	Form of $0.12 Debenture (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.23	Form of Securities Exchange Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.24	Form of Security Purchase Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2017).
10.25	Form of Employment Agreement dated September 1, 2017 with Dr. Michael K. Korenko (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 15, 2017).
10.26	Form of Employment Agreement dated September 1, 2017 with Leonard B. Jolliff (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 15, 2017).

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10.27	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed November 21, 2016).
10.28	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed November 21, 2016).
10.29	Amended and Restated License Agreement, dated March 14, 2017, by and among Battelle Memorial Institute and Advanced Medical Isotope Corporation (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K/A filed, on January 24, 2018).
23.1*	Consent of Fruci & Associates II, PLLC, independent registered public accounting firm
23.2*	Consent of Haynie & Company, independent registered public accounting firm
24.1	Power of Attorney (included on the signature page of the Registration Statement filed on March 10, 2017 ).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

+ To be filed by amendment

* Filed herewith.

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